Execution Copy

$115,000,000

REVOLVING CREDIT AGREEMENT

among

TEXAS PETROCHEMICALS LP,

and

THE OTHER BORROWERS NAMED HEREIN,

as Borrowers,

TEXAS PETROCHEMICALS LP,

as Funds Administrator,

VARIOUS LENDING INSTITUTIONS,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent,

and

LASALLE BANK NATIONAL ASSOCIATION,

as Collateral Agent,

__________________________________________________________________________

with

 LASALLE BANK NATIONAL ASSOCIATION,

as Syndication Agent,

and

WACHOVIA BANK, NATIONAL ASSOCIATION

and

WELLS FARGO FOOTHILL, LLC,

and

ALLIED IRISH BANK, PLC

as Co-Documentation Agents

Dated as of June 27, 2006

Arranged by

DEUTSCHE BANK SECURITIES INC. ,
and
LASALLE BANK NATIONAL ASSOCIATION
as Joint Lead Arrangers and Joint Book Runners

CHI:1715677.10

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.1	Definitions	1
1.2	Accounting Terms; Pro Forma Calculations; Financial Statements.	46
ARTICLE II LOANS		47
2.1	Commitments; Delivery of Notes	47
2.2	Borrowing Mechanics; Interim Advances.	47
2.3	Settlements Among the Administrative Agent and the Lenders.	50
2.4	Mandatory Payment; Mandatory Reduction of Commitments.	51
2.5	Payments and Computations.	53
2.6	Maintenance of Account	54
2.7	Statement of Account	55
2.8	Net Payments.	55
2.9	Sharing of Payments	56
2.10	Increase in Commitments	57
ARTICLE III LETTERS OF CREDIT		59
3.1	Issuance of Letters of Credit	59
3.2	Procedure for Issuance	60
3.3	Terms of Letters of Credit	60
3.4	Lenders’ Participation	61
3.5	Maturity of Drawings; Interest Thereon	62
3.6	Payment of Amounts Drawn Under Letters of Credit; Funding of L/C Participations	62
3.7	Nature of Issuing Bank’s Duties	63
3.8	Obligations Absolute	64
3.9	Outstanding Letter of Credit	65
ARTICLE IV INTEREST, FEES AND EXPENSES		65
4.1	Interest on Eurocurrency Loans	65
4.2	Interest on Base Rate Loans	65
4.3	Notice of Continuation and Notice of Conversion.	66
4.4	Computation of Interest and Fees	68
4.5	Interest Periods	68
4.6	Interest After Event of Default	68
4.7	Unused Line Fees	69
4.8	Letter of Credit Fees	69
4.9	Intentionally Omitted.	69
4.10	Authorization to Charge Borrowers’ Accounts	69
4.11	Compensation for Funding Losses	70
4.12	Increased Costs, Illegality, Etc.	71
4.13	Mitigation Obligations; Replacement of Affected Lenders.	72
ARTICLE V CONDITIONS OF CREDIT		73

i

(continued)
Page

5.1	Conditions Precedent to the Initial Borrowing	73
5.2	Conditions to Each Credit Event	81
ARTICLE VI REPRESENTATIONS AND WARRANTIES		81
6.1	Corporate Status	81
6.2	Corporate Power and Authority	82
6.3	No Violation	82
6.4	Governmental Approvals	82
6.5	Financial Statements; Financial Condition; Undisclosed Liabilities Projections; etc.	83
6.6	Litigation and Judgments	84
6.7	True and Complete Disclosure	84
6.8	Use of Proceeds; Margin Regulations.	84
6.9	Taxes.	85
6.10	Compliance With ERISA; Foreign Pension Plans	85
6.11	Security Documents.	86
6.12	The Transaction	87
6.13	Ownership of Property	88
6.14	Capitalization of Company	89
6.15	Subsidiaries.	89
6.16	Compliance With Law, Etc	90
6.17	Investment Company Act	90
6.18	Certain Fees	90
6.19	Environmental Matters	90
6.20	Labor Relations	91
6.21	Intellectual Property, Licenses, Franchises and Formulas	91
6.22	Anti-Terrorism Laws	92
6.23	Locations of Offices, Records and Inventory	93
6.24	Deposit Accounts and Investment Accounts	93
6.25	Status of Accounts	93
ARTICLE VII AFFIRMATIVE COVENANTS		93
7.1	Financial Statements	94
7.2	Certificates; Other Information	94
7.3	Notices	96
7.4	Conduct of Business and Maintenance of Existence; Compliance with Laws	98
7.5	Payment of Obligations	98
7.6	Inspection of Property, Books and Records.	98
7.7	ERISA; Foreign Pension Plan	99
7.8	Maintenance of Property, Insurance	101
7.9	Environmental Laws	102
7.10	Use of Proceeds	102
7.11	Additional Security; Further Assurances.	102
7.12	Annual Meetings with Lenders	104

(continued)
Page

7.13	Interest Rate Protection	105
7.14	Certain Collateral.	105
ARTICLE VIII NEGATIVE COVENANTS		106
8.1	Liens	106
8.2	Indebtedness and Disqualified Stock	107
8.3	Fundamental Changes	108
8.4	Asset Sales	109
8.5	Restricted Payments	110
8.6	Issuance of Subsidiary Stock	111
8.7	Loans, Investment and Acquisitions	112
8.8	Transactions with Affiliates	113
8.9	Intentionally Omitted.	114
8.10	Lines of Business	114
8.11	Fiscal Year	114
8.12	Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Certain Derivative Transactions; etc	114
8.13	Limitation on Certain Restrictions	115
8.14	New Accounts	116
8.15	No Excess Cash	116
8.16	New Collateral Locations	116
8.17	Receivables Financing Programs	116
ARTICLE IX FINANCIAL COVENANTS		116
9.1	Minimum Consolidated Fixed Charge Coverage Ratio	116
ARTICLE X EVENTS OF DEFAULT		117
10.1	Events of Default	117
10.2	Rights Not Exclusive	120
ARTICLE XI THE ADMINISTRATIVE AGENT		121
11.1	Appointment	121
11.2	Nature of Duties	121
11.3	Exculpation, Rights Etc	121
11.4	Reliance	122
11.5	Indemnification	122
11.6	Administrative Agent In Its Individual Capacity	122
11.7	Notice of Default	123
11.8	Holders of Obligations	123
11.9	Resignation by Administrative Agent	123
11.10	The Joint Lead Arrangers, Joint Book Runners and Collateral Agent	123

(continued)
Page

ARTICLE XII MISCELLANEOUS		124
12.1	No Waiver; Modifications in Writing.	124
12.2	Further Assurances	125
12.3	Notices, Etc	125
12.4	Costs and Expenses; Indemnification.	126
12.5	Confirmations	129
12.6	Adjustment; Setoff.	129
12.7	Execution in Counterparts; Electronic Execution; Effectiveness.	130
12.8	Binding Effect; Assignment; Addition and Substitution of Lenders.	131
12.9	Defaulting Lender.	133
12.10	CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL.	134
12.11	Severability of Provisions	135
12.12	Transfers of Notes	135
12.13	Registry	136
12.14	Headings	136
12.15	Termination of Agreement	136
12.16	Treatment of Certain Information; Confidentiality	137
12.17	Concerning the Collateral and the Loan Documents.	137
12.18	Joint and Several Liability of Borrowers.	139
12.19	USA Patriot Act	141

INDEX OF SCHEDULES AND EXHIBITS

Annexes

Annex I	Lenders; Commitments; Lending Offices

Exhibits

Exhibit 2.1(b)	Form of Note
Exhibit 2.2(a)(i)	Form of Notice of Borrowing
Exhibit 2.8(d)(i)	Form of Section 2.8(d)(i) Certificate

Exhibit 3.2(a)	Form of Letter of Credit Request
Exhibit 4.3(a)	Form of Notice of Continuation
Exhibit 4.3(b)	Form of Notice of Conversion
Exhibit 5.1(a)(ii)	Form of Subsidiary Guaranty
Exhibit 5.1(a)(iii)	Form of Security Agreement
Exhibit 5.12(b)(i)	Form of Perfection Certificate
Exhibit 5.1(f)(iv)	Form of Intercreditor Agreement
Exhibit 7.1(d)	Form of Leverage Certificate
Exhibit 7.2(a)	Form of Compliance Certificate
Exhibit 7.2(g)	Form of Borrowing Base Certificate
Exhibit 12.8(c)	Form of Assignment and Assumption Agreement

Schedules

Schedule 1.1(a)	Business and Collateral Locations
Schedule 1.1(b)	Consolidated EBITDA
Schedule 1.1(c)	Permitted Subordinated Debt Provisions
Schedule 3.9	Letter of Credit Outstanding on the Closing Date
Schedule 6.5(a)	Pro Forma Balance Sheet
Schedule 6.5(d)	Projections
Schedule 6.10	ERISA; Foreign Pension Plans
Schedule 6.11(c)	Owned and Leased Real Property
Schedule 6.14	Capitalization of Company
Schedule 6.15	Subsidiaries
Schedule 6.24	Accounts
Schedule 7.8	Insurance
Schedule 8.1(c)	Existing Liens
Schedule 8.2(j)	Indebtedness to Remain Outstanding
Schedule 8.7	Existing Investments and Acquisitions
Schedule 12.3	Notice Addresses.

v

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT is dated as of June 27, 2006 and is made by and among Texas Petrochemicals LP, a Texas limited partnership (“Company”), Texas Butylene Chemical Corporation, a Texas corporation (“Texas Butylene” and together with the Company, the “Borrowers” with the Company acting in its capacity as Funds Administrator for the Borrowers), the undersigned financial institutions, including Deutsche Bank Trust Company Americas, in their capacities as lenders hereunder (collectively, the “Lenders,” and each individually, a “Lender”), Deutsche Bank Trust Company Americas, as administrative agent (“Administrative Agent”) for the Lenders, and LaSalle Bank National Association, as Collateral Agent (as defined herein).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders make revolving loans to and issue letters of credit for the account of the Borrowers in the aggregate principal amount of up to $115.0 million maturing on June 27, 2011;

WHEREAS, the proceeds of the revolving loans and letters of credit described above will be used by Company to finance in part the acquisition by Company of the Butadiene/MTBE business (the “Acquired Business”) of Huntsman Petrochemical Corporation and Huntsman Fuels, LP (the “Huntsman Acquisition”), to pay related fees and expenses in connection therewith (collectively, together with the incurrence of the Term Loan Credit Facility (as defined herein), the “Transaction”) and for ongoing working capital and general corporate purposes;

WHEREAS, the Lenders are willing to extend commitments to make the revolving credit loans to and issue letters of credit for the account of the Borrowers for the purposes specified above and only on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and, among other things, (i) the assignment of and the grant of a security interest in the Collateral by the Borrowers and their Material Domestic Subsidiaries in favor of Administrative Agent for the benefit of the Lenders pursuant to the Security Agreement and (ii) the granting of mortgages by the Borrowers and their Material Domestic Subsidiaries in the Mortgaged Property pursuant to the Mortgages, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1           Definitions.  As used herein, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Accounts” shall mean, with respect to any Person, all of such Person’s accounts, whether existing now or in the future, including, without limitation, (a) all accounts receivable, (b) all unpaid seller’s rights of such Person (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom, (c) all rights of such Person to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable or account debtors and (e) all Guarantees or collateral for any of the foregoing.

“Acquisition” means any transaction or series of transactions by which a Person acquires (a) all or substantially all of a business or business unit conducted by another Person whether through purchase of assets, merger, consolidation or otherwise, or (b) greater than 50% of the Voting Stock of another Person.

“Additional Collateral” shall have the meaning ascribed to that term in Section 7.11(c).

“Additional Commitment Lender” shall have the meaning ascribed to that term in Section 2.10(a).

“Additional Security Documents” means all mortgages, pledge agreements, security agreements and other security documents entered into pursuant to Section 7.11 with respect to Additional Collateral, in each case, as amended, supplemented or otherwise modified from time to time.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and any successor Administrative Agent in such capacity.

“Affiliate” means, with respect to any Person, any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls (including but not limited to all directors, officers and partners of such Person) or is controlled by or is under common control with such Person provided that neither DB nor any Affiliate of DB shall be deemed to be an Affiliate of any Credit Party.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of Voting Stock or by contract or otherwise.  A Person shall be deemed to control another Person if such first Person has knowledge that it possesses, directly or indirectly, the power to vote 10% or more of the Voting Stock of such other Person.

“Agreement” means this Revolving Credit Agreement, as the same may at any time be amended, supplemented or otherwise modified in accordance with the terms hereof and in effect.

 “Applicable Lending Office” shall mean, with respect to each Lender, such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Loan, and such Lender’s Domestic Lending Office in the case of a Base Rate Loan.

“Applicable Margin” shall mean, at any time with respect to any Eurocurrency Loan, 1.50% per annum, and at any time with respect to any Base Rate Loan, 0.50% per annum, provided that during any Applicable Margin Period, the Applicable Margin with respect to Eurocurrency Loans and Base Rate Loans, respectively, shall be a percentage per annum equal to the applicable percentage per annum set forth below opposite the Leverage Ratio as of the last day of the most recently completed Test Period prior to such Applicable Margin Period:

	Leverage Ratio	Applicable Margin
		Base Rate Loan	Eurocurrency Loans
Level I	Greater than 3.00 to 1.00	0.75%	1.75%
Level II	Equal to or less than 3.00 to 1.00 but greater than 2.00 to 1.00	0.50%	1.50%
Level III	Equal to or less than 2.00 to 1.00	0.25%	1.25%

provided, that, notwithstanding the foregoing, if the Borrowers shall fail to deliver the financial statements and Compliance Certificate that are required to be delivered pursuant to Sections 7.1(b) and 7.2(a) or the Leverage Certificate that is required to be delivered pursuant to Section 7.2(a), from the date which is three Business Days after the date on which such financial statements, Compliance Certificate or Leverage Certificate were so required to be delivered until the date of actual delivery thereof, the Applicable Margin shall be a percentage per annum equal to the applicable percentage amount set forth above with respect to Level I.  If an Unmatured Event of Default or an Event of Default shall exist at the time any reduction in the Applicable Margin is to be implemented, that reduction shall be deferred until the date on which such Unmatured Event of Default or Event of Default is cured or waived.

“Applicable Margin Period” shall mean each period which shall commence on the first Business Day (each such day, a "Start Date") following delivery of the financial statements and Compliance Certificate pursuant to Sections 7.1(b) and 7.2(a) relating to the most recently ended Fiscal Quarter (or the Leverage Certificate pursuant to Section 7.1(d), as applicable).  The Applicable Margin Period shall end, in each case, on the earlier of (i) the day immediately preceding the Start Date of the next Applicable Margin Period or (ii) the Expiration Date; provided that the first Applicable Margin Period shall commence on the first Business Day following the delivery of the financial statements and compliance certificate in respect of the Fiscal Quarter ending on December 31, 2006.

“Approved Secured Derivative Transaction Liabilities” shall mean, with respect to any Lender, Liabilities of the Borrowers to such Lender or any Affiliate of such Lender in respect of one or more Derivative Transactions permitted pursuant to Sections 8.2(g) or 8.2(h) which are secured by the Collateral, provided, that, prior to entering into any such Derivative Transaction, (a) Company shall have delivered written notice thereof to the Administrative Agent stating, subject to the following proviso, (i) the maximum amount of the Borrowers' Liabilities in respect thereof which are to be secured by the Collateral and (ii) the aggregate value of cash or short-term investments subject to Liens which secure any of the obligations described in clause (xii) of the definition of "Customary Permitted Liens" and (b) such Lender shall have received written notice from the Administrative Agent confirming such amounts;

provided, further, that, in no event shall the sum of (a) the aggregate Liabilities of the Borrowers in respect of Derivative Transactions with Lenders or any Affiliates of such Lenders which constitute "Secured Obligations" (as such term is defined in the Security Agreement) and (b) the aggregate value of short-term investments and cash subject to Liens which secure obligations described in clause (xii) of the definition of Customary Permitted Liens be greater than $20.0 million.  Unless otherwise expressly provided to the contrary, the amount of the obligations of any Credit Party in respect of a Derivative Transaction shall be calculated by reference to the mark to market termination value of the relevant Derivative Transaction as of the last day of the preceding month or as of the day most recently requested by the Administrative Agent.

“Asset Disposition” means (a) the sale, lease, sublease, conveyance or other disposition of any assets of any Borrower or any of its Subsidiaries; and (b) the issuance of Capital Stock by any of the Borrowers’ Subsidiaries.  Notwithstanding the preceding, none of the following items will be deemed to be an Asset Disposition:

(1)           any single transaction or series of related transactions that involves assets with a Fair Market Value equal to or less than $5,000,000;

(2)           a transfer of assets between or among the Borrowers and their Subsidiaries;

(3)           an issuance of Capital Stock by a Subsidiary to a Borrower or to a Subsidiary of any Borrower;

(4)           in the ordinary course of business the sale, lease or other disposition of products, services, Inventory or Accounts Receivable other than pursuant to a securitization or financing program;

(5)           sale, lease or other disposition of any assets which, in the reasonable judgment of such Person, are obsolete, worn out or otherwise no longer useful in the conduct of such Person’s business;

(6)           the sale or other disposition of cash or Cash Equivalents;

(7)           a Restricted Payment that is permitted by the provisions of Section 8.5 or an Investment that is permitted by the provisions of Section 8.7;

(8)           a disposition resulting from any condemnation or other taking, or temporary or permanent requisition of, any property, any interest therein or right appurtenant thereto, or any change of grade affecting any property, in each case, as the result of the exercise of any right of condemnation or eminent domain, including any sale or other transfer to a Governmental Authority in lieu of, or in anticipation of, any of the foregoing events; provided that, if such disposition involves assets with Fair Market Value in excess of $5,000,000, any Net Sale Proceeds received in connection therewith shall be treated as Net Sale Proceeds of an Asset Disposition for purposes of Section 2.4;

(9)           disposition of assets in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action by the Borrowers or their Subsidiaries; and

(10)           Sale and Leaseback Transactions resulting in Attributable Debt permitted pursuant to Section 8.2(f).

“Assignee” has the meaning assigned to that term in Section 12.8(c).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit 12.8(c) annexed hereto and made a part hereof made by any applicable Lender, as assignor, and such Lender’s assignee in accordance with Section 12.8.

“Attorney Costs” means all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services, including all reasonable disbursements of internal counsel.

“Attributable Debt” means as of the date of determination thereof, without duplication, (i) the net present value (discounted in accordance with GAAP at the cost of debt implied in the lease) of the obligations of the lessee for net rental payments during the then remaining term of any lease related to a Sale and Leaseback Transaction that does not result in a Capitalized Lease Obligation, and (ii)  the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Availability” means the result of  (a) the lesser of (i) the Borrowing Base and (ii) the Line of Credit minus (b) Total Exposure.

“Bailee Letter” means a letter in favor of Administrative Agent and the Lenders which is executed by each bailee, warehouseman or consignee which may now or in the future hold any Collateral in its possession, in form and substance reasonably satisfactory to Administrative Agent.

“Bankruptcy Code” means Title I of the Bankruptcy Reform Act of 1978, as amended, as set forth in Title 11 of the United States Code, as hereafter amended.

“Bankruptcy Default” shall mean an Unmatured Event of Default which is such by virtue of Section 10.1(f).

“Base Rate” means the greater of (i) the rate most recently announced by DB at its principal office as its “prime rate”, which is not necessarily the lowest rate made available by DB or (ii) the Federal Funds Rate plus 1/2 of  1% per annum.  The “prime rate” announced by DB is evidenced by the recording thereof after its announcement in such internal publication or publications as DB may designate.  Any change in the interest rate resulting from a change in such “prime rate” announced by DB shall become effective without prior notice to Company as of 12:01 a.m. (New York City time) on the Business Day on which each change in such “prime rate” is announced by DB.  DB may make commercial or other loans to others at rates of interest at, above or below its “prime rate”.

“Base Rate Loan” means any Loan which bears interest at a rate determined with reference to the Base Rate.

“Benefited Lender” has the meaning assigned to that term in Section 12.6(a).

“Board” means the Board of Governors of the Federal Reserve System.

“Board of Directors” means:

(1)           with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)           with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)           with respect to a limited liability company, the managing member or members or any controlling committee of managing members or board of directors thereof; and

(4)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” and “Borrowers” shall have the meanings ascribed to such terms in the preamble to this Agreement.

“Borrower’s Account” and “Borrowers’ Accounts” shall have the meanings ascribed to such terms in Section 2.6.

“Borrowing” means a group of Loans of a single Type made by the Lenders, as appropriate on a single date (or resulting from a conversion on such date) and in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, provided that Base Rate Loans or Eurocurrency Loans incurred pursuant to Section 4.13 shall be considered part of any related Borrowing of Eurocurrency Loans.

“Borrowing Base” shall mean:

(a)           Subject to clause (b) below, at any time, the amount equal at such time to:

(i) eighty-five percent (85%) of the Value of Eligible Accounts Receivable of each Borrower, plus

(ii) the lesser of seventy percent (65%) of the Value of Eligible Inventory of each Borrower and eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Inventory of each Borrower; minus

(iii) the net amount of all Approved Secured Derivative Transaction Liabilities (if greater than zero); minus

(iv) the amount of any reserves established by the Administrative Agent pursuant to clause (b) below.

(b)           The Administrative Agent at any time in the exercise of its Permitted Discretion shall be entitled to (i) establish and increase or decrease reserves against Eligible Accounts Receivable and Eligible Inventory, (ii)  impose additional restrictions (or eliminate any such additional restrictions) to the standards of eligibility set forth in the respective definitions of “Eligible Accounts Receivable” and “Eligible Inventory” and (iii) establish and increase or decrease a reserve in the amount of interest payable by the Borrowers hereunder, including interest on Loans and drawings under Letters of Credit, provided, that such reserve shall not at any time exceed the aggregate of accrued but unpaid interest at such time.  Promptly after determining that any action under this clause (b) is necessary or desirable, the Administrative Agent shall use its reasonable best efforts to consult with the Funds Administrator as to the need to take such action, it being understood that Administrative Agent’s failure to consult shall not in any way restrict the Administrative Agent from taking such action or impose any liability on the Administrative Agent as a consequence of such failure.

“Borrowing Base Certificate” shall have the meaning ascribed to that term in Section 7.2(g).

“Business Day” means as it relates to any payment, determination, funding or notice to be made or given to or from Administrative Agent, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, without duplication, with respect to any Person, any amounts expended during or in respect of a period for any purchase or other acquisition for value of any asset that should be classified on a consolidated balance sheet of such Person prepared in accordance with GAAP as a fixed or capital asset, including, without limitation, the direct or indirect acquisition of such assets or improvements by way of increased product or service charges, offset items or otherwise, and shall include Capitalized Leases, but shall exclude any Capital Expenditures arising as part of a Permitted Acquisition.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance or proceeds of any condemnation shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price, less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance or proceeds of any condemnation, as the case may be.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Capitalized Lease” means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash” means money, currency or the available credit balance in Dollars, Canadian Dollars, Euros or another currency that is at such time freely transferable and freely convertible into Dollars.

“Cash Equivalents” means (i) any evidence of indebtedness, maturing not more than one year after the date of issue, issued by the United States of America or any instrumentality or agency thereof, the principal, interest and premium, if any, of which is guaranteed fully by, or backed by the full faith and credit of, the United States of America, (ii) Dollar, Canadian Dollar or Euro denominated (or other foreign currency fully hedged) time deposits, certificates of deposit and bankers acceptances maturing not more than one year after the date of purchase, issued by (x) any Lender or (y) a commercial banking institution having, or which is the principal banking subsidiary of a bank holding company having, combined capital and surplus and undivided profits of not less than $200,000,000 and a commercial paper rating of “P-1” (or higher) according to Moody’s “A-1” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency in the United States (any such bank, an “Approved Bank”), or (z) a non-United States commercial banking institution which is either currently ranked among the 100 largest banks in the world (by assets, according to the American Banker), has combined capital and surplus and undivided profits of not less than $500,000,000 or whose commercial paper (or the commercial paper of such bank’s holding company) has a rating of “P-1” (or higher) according to Moody’s, “A-1” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency, (iii) commercial paper, maturing not more than one year after the date of purchase, issued or guaranteed by a corporation (other than Company or any Subsidiary of Company or any of their respective Affiliates) organized and existing under the laws of any state within the United States of America with a rating, at the time as of which any determination thereof is to be made, of “P-1” (or higher) according to Moody’s, or “A-1” (or higher) according to S&P, (iv) demand deposits with any bank or trust company maintained in the ordinary course of business, (v) repurchase or reverse repurchase agreements covering obligations of the type specified in clause (i) with a term of not more than seven days with any Approved Bank and (vi) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s, including, without limitation, any money market mutual fund managed or advised by any Lender or Administrative Agent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means (i) the sale, lease or transfer of all or substantially all of Company’s or Holdings GP’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the liquidation or dissolution of Holdings GP, (iii) any person or group of persons (within the meaning of the Exchange Act), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of more than 50% of the issued and outstanding Voting Stock of Holdings GP, (iv) Company shall cease to be a Wholly-Owned Subsidiary of Holdings GP, (v) during any period of twenty-four consecutive calendar months, individuals who at the beginning of such period constituted Holdings GP’s Board of Directors (together with any new directors whose election by Holdings GP’s Board of Directors or whose nomination for election by Holdings GP’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason other than death or disability to constitute a majority of the directors then in office, (vi) any “Change of Control” (as such term is defined in any Permitted Junior Debt Document or the Term Loan Credit Facility) or (vii) any “Change of Control” as defined in any Indebtedness incurred pursuant to Section 8.2(l)  to the extent such event causes the holder to demand payment or causes any Credit Party to be obligated to make any payment with respect thereto.  For purposes of this definition, no combination of members of the Control Group shall be deemed a “group of persons” so long as no single member of such Control Group has beneficial ownership, together with its Affiliates, of more than 50% of the issued and outstanding Voting Stock of Holdings GP.

“Closing Date” means June 27, 2006.

“Code” means the Internal Revenue Code of 1986, as from time to time amended, including the regulations proposed or promulgated thereunder, or any successor statute and the regulations proposed or promulgated thereunder.

“Collateral” means all “Collateral” as defined in each of the Security Documents and all other assets of each Credit Party pledged pursuant to any Security Document.

“Collateral Agent” means LaSalle and any successor Collateral Agent in such capacity.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the account of a Borrower pursuant to this Agreement for the purpose of supporting trade obligations of a Borrower or any of its Subsidiaries in the ordinary course of business.

“Commitment” of any Lender shall mean the amount set forth opposite such Lender’s name on Annex I, under the heading “Commitment,” as such amount may be reduced from time to time or terminated pursuant to the terms of this Agreement.

“Commitment Increase” shall have the meaning ascribed to that term in Section 2.10(a).

“Commitment Increase Date” shall have the meaning ascribed to that term in Section 2.10(c).

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Compliance Certificate” has the meaning assigned to that term in Section 7.2(a).

“Concentration Account Bank” shall have the meaning ascribed to that term in Section 2.5(b)(ii).

“Consolidated Assets” means, for any Person, the total assets of such Person and its Subsidiaries, as determined from a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP.

“Consolidated Capital Expenditures” means, for any Person, for any period, the aggregate of all Capital Expenditures by such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP during that period.

“Consolidated Cash Interest Expense” means, for any Person, for any period, Consolidated Interest Expense of such Person and its Subsidiaries in accordance with GAAP, but excluding, however, interest expense not payable in cash, amortization of discount and deferred financing costs.

“Consolidated Debt” means, for any Person, as at the time any determination thereof is to be made and without duplication, (i) all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis to the extent classified on a balance sheet of such Person and its Subsidiaries as liabilities in accordance with GAAP (and in any event, but without duplication, including Disqualified Stock but excluding (a) Indebtedness related to Permitted Preferred Stock and Ordinary Equity Interests to the extent such amount is characterized as debt due to SFAS 150 and (b) the mark-to-market exposure in respect of Interest Rate Agreements and Other Hedging Agreements) plus (ii) all Attributable Debt of such Person and its Subsidiaries determined on a consolidated basis.

“Consolidated EBITDA” means, for any Person, for any period, the sum of the amounts for such period, without duplication, of:

(i)           Consolidated Net Income,

plus           (ii)           to the extent deducted in computing Consolidated Net Income the sum of:

(a)	Consolidated Interest Expense,

plus	(b)	charges against income for foreign, federal, state and local taxes in each case based on income and for franchise taxes,

plus	(c)	depreciation expense,

plus	(d)
amortization expense, including, without limitation, amortization of good will and other intangible assets, fees, costs and expenses in connection with the execution, delivery and performance of any of the Transaction Documents and other fees, costs and expenses in connection with Acquisitions,

plus	(e)	write-off of deferred financing costs originally incurred in connection with Indebtedness being repaid on the Closing Date,

plus	(f)	non-cash charges resulting from any write-down of assets,

plus	(g)	non-cash, non-recurring charges, including non-cash impairment, abandonment and restructuring charges,

plus	(h)	non-cash expenses for Capital Stock-based compensation related to Capital Stock-based compensation plans that do not represent a cash item in any future period,

minus	(iii)	to the extent added in computing Consolidated Net Income the sum of

(a)	non-cash nonrecurring after-tax gains (or minus non-cash nonrecurring after-tax losses)

plus	(b)	any gain resulting from any write-up of assets (other than with respect to any company owned life insurance program);

in each case calculated on a consolidated basis for the applicable period in accordance with GAAP; provided, however, if any non-cash charge or loss added back in determining Consolidated EBITDA required a reserve or accrual for a potential future cash expenditure, Consolidated EBITDA shall be decreased by the amount of any such cash expenditure in the period such expenditure is made; and provided further that notwithstanding the foregoing, for purposes of calculating the Leverage Ratio and any other financial tests hereunder from time to time, Consolidated EBITDA for the Fiscal Quarters ended September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006 shall be deemed to equal the amounts set forth on Schedule 1.1(b).

“Consolidated Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA of the Company and its Subsidiaries for such Test Period, to (b) the sum of the following, in each case of the Company and its Subsidiaries, as determined without duplication in accordance with GAAP for such period, (i) net cash payments with respect to income taxes and Restricted Payments paid pursuant to Section 8.5(e), (ii) Consolidated Interest Expense, (iii) Capital Expenditures (except for Capital Expenditures financed with the proceeds of Indebtedness other than the Loans), (iv) scheduled payments of principal on Indebtedness (other than repayments in the ordinary course of the Loans which do not permanently reduce the Total Commitments) and (v) Restricted Payments paid in cash during such Test Period except to the extent such payments reduce Consolidated EBITDA for such period.

“Consolidated Interest Expense” means, for any Person, for any period, the sum of total interest expense (including that attributable to Capitalized Leases in accordance with GAAP) of such Person and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, but excluding any amortization of deferred financing costs, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP, in each case after taking into account the positive or negative effect of any Interest Rate Agreements, plus the interest component of any lease payments under Attributable Debt transactions of such Person and its Subsidiaries, in each case on a consolidated basis.

“Consolidated Net Income” means, for any Person, for any period, the aggregate of the net income (loss) of such Person for such period, determined in accordance with GAAP on a consolidated basis, provided that (i) there shall be excluded the income of any unconsolidated Subsidiary and any Person in which any other Person (other than Company or any of its Subsidiaries or any director holding qualifying shares in compliance with applicable law or any other third party holding a de minimus number of shares in order to comply with other similar requirements) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Wholly-Owned Subsidiaries by such Person during such period and (ii) the net income (loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.  There shall be excluded in computing Consolidated Net Income (i) any gain which must be treated as an extraordinary item under GAAP or any gain realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any Capital Stock of the Person or a Subsidiary of the Person and (ii) any loss which must be treated as an extraordinary item under GAAP or any loss realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any Capital Stock of the Person or a Subsidiary of the Person.

“Contaminant” means any material with respect to which any Environmental Law imposes a duty, obligation or standard of conduct, including without limitation any pollutant, contaminant (as those terms are defined in 42 U.S.C. § 9601(33)), toxic pollutant (as that term is defined in 33 U.S.C. § 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. §9601(14)), hazardous chemical (as that term is defined by 29 CFR § 1910.1200(c)), hazardous waste (as that term is defined in 42 U.S.C. § 6903(5)), or any state, local or other equivalent of such laws and regulations, including, without limitation, radioactive material, special waste, polychlorinated biphenyls, asbestos, petroleum, including crude oil or any petroleum-derived substance, (or any fraction thereof), waste, or breakdown or decomposition product thereof, mold, bacteria or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.

“Continuation” shall have the meaning ascribed to that term in Section 4.3(a).

“Contractual Obligation” means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it may be subject.

“Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Administrative Agent, by and among Administrative Agent, the applicable Credit Party and any financial institution, securities intermediary, commodity intermediary or other Person who has custody, control or possession of any receipts on Accounts, deposits or investment property of such Credit Party, pursuant to which such financial institution, securities intermediary, commodity intermediary or such other Person acknowledges that such financial institution, securities intermediary, commodity intermediary or other Person has custody, control or possession of such receipts, deposits or investment property on behalf of Administrative Agent, that it will comply with entitlement orders originated by Administrative Agent with respect to such receipts, deposits or investment property, or other instructions of Administrative Agent, or (as the case may be) apply any amounts distributed on account of such assets as directed by Administrative Agent, in each case, without the further consent of such Credit Party and including such other terms and conditions as Administrative Agent may reasonably require not inconsistent with the terms of this Agreement.

“Control Group” means Mellon HBV Alternative Strategies, Ramius Capital Group, LLC and Castlerigg Master Investors, LTD.

 “Convert,” “Conversion” and “Converted” each shall refer to a conversion of Loans of one Type into Loans of another Type pursuant to Section 4.3.

“Credit Event” means the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” means the Borrowers, each Subsidiary Guarantor and any other guarantor which may hereafter enter into a guarantee agreement with respect to the Obligations.

“Customary Permitted Liens” means, for any Person:

(i)           Liens for taxes, duties, levies, imposts, deductions, assessments, charges, or withholding not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided, that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 60 days of the commencement thereof and (B) provision for the payment of all such taxes, duties, levies, imposts, deductions, assessments, charges, or withholdings known to such Person has been made on the books of such Person to the extent required by GAAP;

(ii)           mechanics’, processor’s, materialmen’s, carriers’, landlord’s warehousemen’s and similar Liens arising by operation of law and arising in the ordinary course of business, provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 90 days of the commencement thereof and (B)

 provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;

(iii)           Liens arising in connection with worker’s compensation, unemployment insurance, pensions and social security benefits, provided, that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 60 days of the commencement thereof and (B) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;

(iv)           (A) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and customary deposits granted in the ordinary course of business under Operating Leases and (B) Liens securing surety, indemnity, performance, appeal and release bonds, provided that full provision for the payment of all such obligations has been made on the books of such Person to the extent required by GAAP;

(v)           Permitted Real Property Encumbrances;

(vi)           attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings involving individually and in the aggregate liability which does not constitute an Event of Default under Section 10.1(i);

(vii)           leases or subleases granted to others not interfering in any material respect with the business of such Person or any of its Subsidiaries and any interest or title of a lessor or sublessor under any lease or sublease permitted by this Agreement and the Security Documents;

(viii)                      Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase shipment or storage of such inventory or other goods;

(ix)           Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property  relating to such letters of credit and products and proceeds thereof;

(x)           customary rights of set off, revocation, refund or chargeback under deposit agreements or under the UCC (or comparable foreign law) of banks or other financial institutions where the Borrowers or their Subsidiaries maintain deposits permitted by this Agreement in the ordinary course of business;

(xi)           Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into in the ordinary course of business to the extent such leases do not create Attributable Debt and are permitted under this Agreement;

(xii)           Liens on cash and short-term investments (a) deposited by the Company or any of its Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (b) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds by the Company or any of its Subsidiaries, in the case of clause (a) or (b), to secure obligations with respect to (i) contracts for commercial and trading activities in the ordinary course of business and contracts (including without limitation, physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, distribution, sale, lease or hedge of any energy-related commodity, feed stock, or service or (ii) interest rate, commodity price, or currency rate management contracts or derivatives; provided that, the value of the short-term investments and cash subject to such Liens shall not, when aggregated with the outstanding amount of Approved Secured Derivative Transaction Liabilities, exceed $20.0 million;

(xiii)                      Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights, contractual rights of setoff or netting arrangements entered into in the ordinary course of business and similar rights with respect to deposit accounts, commodity accounts and/or securities accounts;

(xiv)                      inchoate Liens arising under ERISA, provided that the existence of the liability associated with the event or the action or inaction that gave rise to any such Lien does not constitute an Event of Default under Section 10.1(j); and

(xv)           Liens granted by a Person in favor of a commercial trading counterparty pursuant to a netting agreement, which Liens encumber rights under agreements that are subject to such netting agreement and which Liens secure such Person’s obligations to such counterparty under such netting agreement; provided, that any such agreements and netting agreements are entered into in the ordinary course of business; and provided, further, that the Liens are incurred in the ordinary course of business and when granted, do not secure obligations which are past due.

“DB” means Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors.

“DB Loan Account” shall have the meaning ascribed to that term in Section 2.5(c).

“Debt Agreements” has the meaning assigned to that term in Section 5.1(e).

“Default Rate” means a variable rate per annum which shall be two percent (2%) per annum plus either (i) the then applicable interest rate hereunder in respect of the amount on which the Default Rate is being assessed or (ii) if there is no such applicable interest rate, the Base Rate plus the Applicable Base Rate Margin, but in no event in excess of that permitted by applicable law.

“Defaulting Lender” shall have the meaning ascribed to that term in Section 12.9(b).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union, trust company or like organization, other than an account evidenced by a negotiable certificate of deposit or other instrument.

“Derivative Transaction” shall mean a transaction entered into by Company or any of its Subsidiaries evidenced by (a) an  Interest Rate Agreement or (b) an Other Hedging Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is one year after the then latest maturity of any Term Loan.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the provisions of Section 8.5 hereof.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement shall be equal to the maximum amount that Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

“Dividend” means any dividend or distribution paid or made by a Person to the direct or indirect holders of its Capital Stock on or in respect of such Capital Stock.

“Documents” means the Loan Documents and the Transaction Documents.

“Dollar” and “$” means lawful money of the United States of America.

“Domestic Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Annex I, as such annex may be amended from time to time, or in the relevant Assignment and Assumption Agreement.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Eligible Assignee” means any Lender and any commercial bank, financial institution, financial company, Fund or insurance company, in each case, together with its Affiliates or Related Funds, which extends credit or buys loans in the ordinary course of its business or any other Person approved by the Administrative Agent and the Company, both such parties’ approval not to be unreasonably withheld.

“Eligible Accounts Receivable” shall mean an Account owing to any Borrower which is acceptable to Administrative Agent in its Permitted Discretion, and shall exclude any such Account that Administrative Agent determined in its Permitted Discretion to be ineligible pursuant to the definition of “Borrowing Base”.  Without limiting Administrative Agent’s discretion,

Administrative Agent shall, in general, consider an Account to be an Eligible Accounts Receivable if it meets, and so long as it continues to meet, the following requirements (and unless otherwise approved in writing by Administrative Agent, any Account that fails to meet such requirements shall not be an Eligible Account Receivable):

(i)           it is genuine and in all respects what it purports to be;

(ii)           it is owned by a Borrower, such Borrower has the right to subject it to a security interest in favor of Administrative Agent or assign it to Administrative Agent and it is subject to a first priority perfected security interest in favor of Administrative Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(iii)           it arises from (A) the performance of services by a Borrower in the ordinary course of such Borrower’s business, and such services have been fully performed and acknowledged and accepted by the account debtor thereunder; or (B) the sale or lease of goods by a Borrower in the ordinary course of such Borrower’s business, and (x) such goods have been completed in accordance with the account debtor’s specifications (if any) and delivered or shipped to the account debtor, (y) such account debtor has not refused to accept, returned or offered to return, any of the goods which are the subject of such Account, and (z) if applicable, such Borrower has possession of, or such Borrower has delivered to Administrative Agent (at Administrative Agent’s request) shipping and delivery receipts evidencing delivery of such goods;

(iv)           it is evidenced by an invoice rendered to the account debtor thereunder (or the goods have been shipped and title passed prior to invoice, with an invoice to be rendered within 30 days thereafter and, in any event, no later than the 15th of the month following the month such goods have been shipped), that is due and payable within sixty (60) days after the date of the invoice and does not remain unpaid sixty (60) days past the due date thereof (forty-five (45) days past the date of the invoice in the case of an Account eligible pursuant to clause (x)(2) below); provided, however, that if more than fifty percent (50%) of the aggregate dollar amount of invoices owing by a particular account debtor remain unpaid sixty (60) days after the respective due dates thereof, then all Accounts owing by that account debtor shall be deemed ineligible;

(v)           it is a valid, legally enforceable and unconditional obligation of the account debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such account debtor, or to any claim by such account debtor denying liability thereunder in whole or in part;

(vi)           it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(vii)           the account debtor thereunder is not an Affiliate of a Credit Party;

(viii)                      it is not an Account with respect to which the account debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless such Borrower assigns its right to paymentof such Account to Administrative Agent pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(ix)           it is not an Account with respect to which the account debtor is located in a state which requires such Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) such Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Borrower at its election; or (z) such Borrower has proven, to Administrative Agent’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(x)           the Account is payable in U.S. Dollars and the account debtor is located either (A) within the United States of America or Canada or (B) within a foreign country other than Canada and either (1) the Account is supported or secured by an irrevocable letter of credit which is in form and substance satisfactory to Administrative Agent and issued by a financial institution acceptable to Administrative Agent and the Administrative Agent has a first priority perfected security interest in such letter of credit and the related Letter-of-credit rights and Supporting obligations (each as defined in the UCC) or (2) the amount of such Account when aggregated with all other Accounts the account debtors of which are located within a foreign country other than Canada and which do not meet the requirements of clause (1) above does not exceed $5,000,000;

(xi)           it is not an Account with respect to which the account debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(xii)           it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of the Borrowers contained in this Agreement;

(xiii)                      it is not an Account which, when aggregated with all other Accounts of such account debtor (and any Affiliate thereof), exceeds 20 percent (20%), in face value of all Accounts of the Borrowers combined then outstanding, to the extent of such excess; provided that Accounts insured in a manner satisfactory to the Administrative Agent, guaranteed by a guarantor reasonably acceptable to the Administrative Agent or supported or secured by an irrevocable letter of credit in form and substance satisfactory to the Administrative Agent and issued by a financial institution satisfactory to the Administrative Agent and the Administrative Agent has a first priority perfected security interest in such letter of credit and related Letter-of-Credit Rights and Supporting Obligations (each as defined in the UCC), shall be excluded for the purposes of such calculation to the extent of the face amount of such letter of credit or, in the case of insurance or guarantees, as determined by the Administrative Agent in its sole discretion;

(xiv)                      it is not an account the account debtor of which has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the Administrative Agent in its Permitted Discretion determined that such a filing may occur or if the account debtor has filed a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up, or shall authorize or commence any action or proceeding for dissolution, winding-up or liquidation, or if the account debtor has failed, suspended business, declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs (any such act or event an “Act of Bankruptcy”), unless the payment of Accounts from such account debtor is secured by assets of, or guaranteed by, in either case in a manner satisfactory to the Administrative Agent, a Person with respect to which an Act of Bankruptcy has not occurred and that is acceptable to the Administrative Agent or, if the Account from such account debtor arises subsequent to a decree or order for relief with respect to such account debtor under the federal bankruptcy laws, as now or hereafter in effect, the Administrative Agent shall have determined that the timely payment and collection of such Account will not be impaired; and

(xv)           the goods giving rise to such Account are not Eligible Inventory of a Borrower included in the same Borrowing Base calculation.

“Eligible Inventory” shall mean Inventory of a Borrower which is acceptable to Administrative Agent in its Permitted Discretion and shall exclude any Inventory that Administrative Agent determines in its Permitted Discretion to be ineligible pursuant to the definition of “Borrowing Base”.  Without limiting Administrative Agent’s discretion, Administrative Agent shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements (and unless otherwise approved in writing by Administrative Agent any Inventory that fails to meet such requirements shall not be Eligible Inventory):

(i)           it is owned by a Borrower, such Borrower has the right to subject it to a security interest in favor of Administrative Agent and it is subject to a first priority perfected security interest in favor of Administrative Agent and to no other claim, lien, security interest or encumbrance whatsoever, in each case other than Permitted Liens;

(ii)           it is located on one of the premises listed on Schedule 1.1(a) to this Agreement (or other locations of which Administrative Agent has been advised in writing) and is not in transit (except for Inventory in transit from one of such locations listed on Schedule 1.1(a) to this Agreement (or of which Administrative Agent has been notified) to another location in the United States);

(iii)           if held for sale or lease or furnishing under contracts of service, it is (except as Administrative Agent may otherwise consent in writing) new and unused and free from defects which would, in Administrative Agent’s Permitted Discretion, adversely affect its market value;

(iv)           it is not stored with a bailee, consignee, warehouseman, processor or similar party unless such Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Administrative Agent, in form and substance reasonably acceptable to Administrative Agent, such Uniform Commercial Code financing statements, warehouse receipts, Bailee Waivers, Landlord Consents and other documents as Administrative Agent shall require or a 3 month reserve of rent or charges is maintained with respect thereto;

(v)           Administrative Agent has determined, in accordance with Administrative Agent’s customary business practices, that it is not unacceptable due to age, type, category or quantity; and

(vi)           it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of the Borrowers contained in this Agreement.

“Environmental Claim” means any notice of violation, claim, suit, demand, abatement order or other order or direction (conditional or otherwise) by any Governmental Authority or any Person for any damage, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, cost recovery, or any other common law claims, indemnity, indirect or consequential damages, damage to the environment, nuisance, cost recovery, or any other common law claims, pollution, contamination or other adverse effects on the environment, human health, or natural resources, or for fines, penalties, restrictions or injunctive relief, resulting from or based upon (a) the occurrence or existence of a Release or substantial threat of a material Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Contaminants in, into or onto the environment at, in, by, from or related to the Premises, (b) the use, handling, generation, transportation, storage, treatment or disposal of Contaminants in connection with the operation of any Premises, or (c) the violation, or alleged violation, of any Environmental Laws relating to environmental matters connected with the operations of Company or any of its Subsidiaries or any Premises.

“Environmental Laws” means any and all applicable foreign, federal, state or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, judgments, directives, or Environmental Permits and cleanup or action standards, levels or objectives imposing liability or standards of conduct for or relating to the protection of health, safety or the environment, including, but not limited to, the following statutes as now written and hereafter amended:  the Water Pollution Control Act, as codified in 33 U.S.C. § 1251 et seq., the Clean Air Act, as codified in 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, as codified in 15 U.S.C. § 2601 et seq., the Solid Waste Disposal Act, as codified in 42 U.S.C. § 6901 et seq., the

Comprehensive Environmental Response, Compensation and Liability Act, as codified in 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, as codified in 42 U.S.C. § 11001 et seq., and the Safe Drinking Water Act, as codified in 42 U.S.C. § 300f et seq., and any related regulations, as well as all state and local equivalents.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or licenses, authorizations, or directions of any Government Authority or court, or (ii) damages relating to, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Permits” means any and all permits, licenses, certificates, authorizations or approvals of any Governmental Authority required by Environmental Laws and necessary or reasonably required for the current operation of the business of Company or any of its Subsidiaries.

“Environmental Studies” means those certain environmental assessments, and documents upon which such assessments are based, of certain of the Mortgaged Fee Properties, prepared by an environmental consulting firm reasonably acceptable to Administrative Agent with regard to the existing and potential liability of any Credit Party under any Environmental Laws, including a review of compliance with Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code, is a member of a “controlled group”, as defined in Section 414(b) of the Code, which includes such Person, or is treated as a single employer with such Person under Sections 414(m) or (o) of the Code.  Unless otherwise qualified, all references to an “ERISA Affiliate” in this Agreement shall refer to an ERISA Affiliate of a Credit Party or any of its Subsidiaries.

“Eurocurrency Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Annex I or in the relevant Assignment and Acceptance Agreement (or, if no such office is specified, its Domestic Lending Office), or such other office or Affiliate of such Lender as such Lender may from time to time specify to the Funds Administrator and the Administrative Agent.

“Eurocurrency Loan” means any Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means the arithmetic average (rounded upwards, if necessary, to the nearest 1/16th of 1%) of the rate per annum obtained by dividing (i) the offered quotation, if any, to first-class banks in the London interbank eurocurrency market by DB for Dollar deposits of amounts in immediately available funds comparable to the principal amount of the Eurocurrency Rate Loan to be made by DB with maturities comparable to the Interest Period for which the Eurocurrency Rate is being determined, as of approximately 10:00 a.m. (New York City time) on the Interest Rate Determination Date, by (ii) a percentage equal to 100% minus the stated maximum rate (expressed as a percentage) as prescribed by the Board of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and all reserves required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (or any successor regulation)) applicable on the first day of such Interest Period to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities.  The determination of the Eurocurrency Rate by Administrative Agent shall be conclusive and binding on Company absent manifest error.

“Event of Default” has the meaning assigned to that term in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. 78a et seq., and as hereafter amended.

“Excluded Taxes” means:

(i)           taxes based upon, or measured by, the Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a Governmental Authority (A) in a jurisdiction in which such Lender or Administrative Agent is organized, (B) in a jurisdiction which the Lender’s or Administrative Agent’s principal office is located, or (C) in a jurisdiction in which such Lender’s or Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located;

(ii) in the case of any Lender (other than a Lender that is an Assignee) or Administrative Agent that is a Non-U.S. Participant, taxes imposed by the means of withholding at the source except to the extent such withholding (A) results from a Change in Law by any Governmental Authority charged with the administration thereof subsequent to the Closing Date or (B) is imposed on payments with respect to a Lender’s interest in the Loan Documents acquired under Section 3.7 or Section 12.6;

(iii) in the case of any Assignee that is a Non-U.S. Participant, taxes imposed by means of withholding at the source except to the extent such withholding (A) results from a Change in Law by any Governmental Authority charged with the administration thereof subsequent to the date of the Assignee becoming a party to this Agreement or any Loan Document with respect to the portion thereof affected by such change; (B) is imposed on payments with respect to an Assignee’s interest in the Loan Documents acquired under Section 4.13 or Section 12.6; or (C) would have been imposed on payments to the Lender that sold or otherwise transferred the interest to the Assignee at the time of such sale or transfer and such withholding taxes would not have been Excluded Taxes with respect to such Lender; and

(iv) taxes imposed on a Lender or Administrative Agent by means of withholding at the source to the extent such taxes would have not been imposed under applicable law if such Lender or Administrative Agent had complied with Section 2.8(d).

“Existing Credit Agreement” means that certain Loan and Security Agreement dated as of May 6, 2004 by and among Company, LaSalle Business Credit, LLC, as agent, Congress Financial Corporation (Southwest), as administrative agent, and the lenders party thereto, as amended, restated or otherwise modified.

“Expenses” shall mean all present and future reasonable expenses incurred by or on behalf of the Administrative Agent, in its capacity as Administrative Agent, in connection with this Agreement or any other Loan Document, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, the reasonable fees and expenses of attorneys (including the allocated cost of internal counsel) and paralegals, all reasonable costs and expenses incurred by the Administrative Agent in opening bank accounts and lockboxes, depositing checks, receiving and transferring funds, and any reasonable charges imposed on the Administrative Agent due to insufficient funds of deposited checks and the Administrative Agent’s standard fee relating thereto, collateral examination fees and expenses, reasonable fees and expenses of accountants, appraisers, field examiners or other consultants, experts or advisors employed or retained by the Administrative Agent, reasonable fees and expenses incurred by the Administrative Agent in connection with the initial assignments of the Loans, fees and taxes relative to the filing of financing statements, costs of preparing and recording any other Security Documents, all expenses and costs referred to in Article IV of this Agreement, all other reasonable fees and expenses required to be paid pursuant to the Fee Letter and all reasonable fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Loan Documents.

“Expiration Date” shall mean the earlier of (a) June 27, 2011 and (b) the date of the termination or reduction to zero (0) of the Commitments.

“Exposure” shall have the meaning ascribed to that term in the definition of “Majority Lenders”.

“Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer of Company or Board of Directors of Company or the selling entity (unless otherwise provided in this Agreement).

“Federal Funds Rate” means on any one day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rate on overnight federal funds transactions with members of the Federal Reserve System only arranged by federal funds brokers, as published as of such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such Transaction received by DB from three federal funds brokers of recognized standing selected by DB.

“Fee Letter” means that certain letter agreement dated April 5, 2006 among DB, Deutsche Bank Securities Inc., LaSalle Bank National Association and Company and providing for the payment of certain fees in connection with this Agreement.

“Fees” shall mean the Unused Line Fee, the Letter of Credit Fees and the Issuing Bank Fees, and, without duplication, all fees payable by the Borrowers under the Fee Letter.

“Fiscal Quarter” means a quarterly accounting period ending on each of March 31st, June 30th, September 30th  and December 31st of each Fiscal Year.

“Fiscal Year” means an accounting period that begins July 1st and ends June 30th.

“Foreign Investment” means any (a) Investment by a Credit Party in a Foreign Subsidiary, (b) purchase by a Credit Party of assets located outside of the United States (including the purchase of Capital Stock of a Person not domiciled in the United States), (c) issuance of a Letter of Credit under this Agreement for the benefit of a Foreign Subsidiary or (d) incurrence of a Guarantee Obligation by a Credit Party for the direct or indirect benefit of any Foreign Subsidiary.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any super-annuation fund) or other similar program established or maintained outside of the United States of America by a Credit Party or one or more of its Subsidiaries or its Affiliates primarily for the benefit of employees of the Credit Party or such Subsidiaries or its Affiliates residing outside the United States of America, which plan, fund, or similar program provides or results in, retirement income in a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

“Foreign Requirements of Law” means any Requirement of Law of a Governmental Authority in a foreign jurisdiction (including any exchange control, financial assistance, minimum capitalization, fraudulent conveyance, mandatory labor advice or similar rules or regulations).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Former Premises” means, at any time, all real property formerly owned, leased or operated by Company or any of its Subsidiaries.

“Fronting Fees” shall have the meaning ascribed to that term in Section 4.8(b).

“Fund” means a Person that is a fund that invests in senior loans.

“Funds Administrator” shall mean Company in its capacity as borrowing agent and funds administrator for the Borrowers hereunder and under each of the other Loan Documents.

“GAAP” means generally accepted accounting principles in the U.S. as in effect from time to time.

“Governmental Authority” means any nation or government, any intergovernmental or supranational body, any state or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligations” means, as to any Person, without duplication, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Operating Lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:  (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligations shall not include (x) any endorsements of instruments for deposit or collection in the ordinary course of business, (y) any such obligations with respect to leases, supply contracts and other contracts or warranties and indemnities, in each case, not constituting Indebtedness of such Person, which have been or are undertaken or made in the ordinary course of business by such Person or any of its Subsidiaries (including, without limitation, guarantees of leases and supply contracts entered into in the ordinary course of business) or (z) any such obligations with respect to surety, appeal and performance bonds obtained by such Person or any of its Subsidiaries in the ordinary course of business, to the extent not constituting Indebtedness and for which the liability with respect to such obligation is not required to be reflected on a balance sheet prepared in accordance with GAAP.  The amount of any Guarantee Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (a) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantors” means, collectively, each Subsidiary Guarantor, and each Person (other than Administrative Agent) party to any Subsidiary Guaranty.

“Holdings GP” means Texas Petrochemicals Inc., a Delaware corporation.

“Holdings LP” means Texas Petrochemicals LLC, a Delaware limited liability company.

“Huntsman Acquisition” means the acquisition of the Acquired Business pursuant to the terms of the Huntsman Acquisition Agreement.

“Huntsman Acquisition Agreement” means the Asset Purchase Agreement by and among Texas Petrochemicals LP, as purchaser, and Sellers, dated as of April 5, 2006, as amended by that certain First Amendment to Asset Purchase Agreement, dated as of April 27,

2006, and that certain Second Amendment to Asset Purchase Agreement, dated as of June 14, 2006.

“Huntsman Acquisition Documents” means, collectively, the Huntsman Acquisition Agreement and all agreements, instruments and documents executed in connection with the Huntsman Acquisition.

“Huntsman Parties” means Huntsman Petrochemical Corporation, Huntsman Fuels, L.P. and Huntsman International LLC.

“Indebtedness” means, as applied to any Person (without duplication):

(i)                      all indebtedness of such Person for borrowed money;

(ii)                      the deferred and unpaid balance of the purchase price of assets or services purchased by such Person which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or a similar written instrument;

(iii)                      all Capitalized Lease Obligations of such Person;

(iv)                      all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person;

(v)                      notes payable and drafts accepted representing extensions of credit to such Person whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services which does not constitute Indebtedness pursuant to clause (ii) above);

(vi)                      indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments;

(vii)                      the face amount of all letters of credit (other than trade letters of credit) and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements  under workers compensation or similar laws;

(viii)                      all obligations of such Person under Interest Rate Agreements or Other Hedging Agreements;

(ix)                      all Disqualified Stock of such Person;

(x)                      Attributable Debt of such Person; and

(xi)                      Guarantee Obligations of such Person in respect of obligations described in clauses (i) - (x) above.

“Indebtedness to Remain Outstanding” shall have the meaning assigned to that term in Section 8.2(j).

“Indemnified Person” has the meaning assigned to that term in Section 12.4(b).

“Independent Financial Advisor” means an accounting, appraisal, investment banking or consulting firm of nationally recognized standing that is, in the reasonable and good faith judgment of the board of directors of Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to Company and its Affiliates.

“Initial Borrowing” means the first Credit Event under this Agreement.

“Initial Borrowing Date” means the date of the Initial Borrowing.

“Intellectual Property” has the meaning assigned to that term in Section 6.21.

“Intercompany Indebtedness” means Indebtedness of Company or any of their respective Subsidiaries which is owing to any member of such group.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of June 27, 2006 among Term Agent, Term Collateral Agent, Administrative Agent, Revolver Collateral Agent, DB, as mortgagee, Company and the Guarantors identified therein and delivered pursuant to Section 5.6(d), as amended, restated or otherwise modified in accordance with the terms hereof.

“Interest Payment Date” means (a) as to any Base Rate Loan, each Quarterly Payment Date to occur while such Loan is outstanding, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of the Interest Period applicable thereto and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day which is three months, each three (3) month anniversary of the first day of the Interest Period applicable thereto and the last day of the Interest Period applicable thereto.

“Interest Period” has the meaning assigned to that term in Section 4.5.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement to which Company or any Subsidiary is a party.

“Interest Rate Determination Date” means the date for calculating the Eurocurrency Rate for an Interest Period, which date shall be the second Business Day prior to first day of the related Interest Period for such Loan.

“Interim Advance” shall mean a Loan made by the Administrative Agent to the Borrowers pursuant to Section 2.2(b)(i).

“Interim Advance Period” shall have the meaning ascribed to that term in Section 2.2(b)(i).

“Inventory” means, inclusively, all inventory as defined in the UCC from time to time and all goods, merchandise and other personal property wherever located, now owned or hereafter acquired by Borrowers or any of their Subsidiaries of every kind or description which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work-in-process or materials used or consumed or to be used or consumed in Borrowers' or any of their Subsidiaries’ business.

“Investment” means, as applied to any Person, (i) any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person, (ii) any direct or indirect loan or advance (including Guarantee Obligations) to any other Person (other than prepaid expenses, extensions of trade credit, or Accounts Receivable, in each case, created or acquired in the ordinary course of business), including all Indebtedness to such Person arising from a sale of property by such person other than in the ordinary course of its business (iii) any Acquisition by that Person, (iv) any purchase by that Person of a futures contract or such person otherwise becoming liable for the purchase or sale of currency or other commodity at a future date in the nature of a futures contract or (v) any other direct or indirect purchase or acquisition of assets that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  The amount of any Investment by any Person on any date of determination shall be the sum of the value of the gross assets transferred to or acquired by such Person (including the amount of any liability assumed in connection with such transfer or acquisition by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus the cost of all additions, thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than Company or another Subsidiary of Company) in connection with the sale of such Investment.  Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.

“IRS” means the United States Internal Revenue Service, or any successor or analogous organization.

“Issuing Bank” shall mean DB, LaSalle or (a) any Lender or (b) any Affiliate of a Lender that, in either case, is acceptable to the Administrative Agent and has agreed to issue a Letter of Credit for the account of the Borrowers under this Agreement.

“Issuing Bank Fees” shall have the meaning ascribed to that term in Section 4.8(b).

“L/C Interest Rate” shall have the meaning ascribed to that term in Section 3.5(b).

“L/C Notice of Drawing” shall mean the date on which the Issuing Bank provides Administrative Agent with notice that a drawing has been made under a Letter of Credit.

“L/C Participation” shall have the meaning ascribed to that term in Section 3.4(a).

“L/C Participation Funding Amount” shall have the meaning ascribed to that term in Section 3.6(b)(i)(A).

“L/C Participation Funding Date” shall have the meaning ascribed to that term in Section 3.6(b)(ii).

“L/C Participation Funding Notice” shall have the meaning ascribed to that term in Section 3.6(b)(i)(A).

“Landlord Consent” means a letter in favor of Administrative Agent and the Lenders which is executed by each lessor of any leased property of Company or any Subsidiary of Company at which Collateral may now or in the future be located, in form and substance reasonably satisfactory to Administrative Agent.

“LaSalle” means LaSalle Bank National Association.

“Lender” and “Lenders” have the respective meanings assigned to those terms in the introduction to this Agreement and shall include any Person that becomes a “Lender” as contemplated by Section 12.8.

“Letter of Credit” shall mean all letters of credit (whether commercial or stand-by and whether for the purchase of inventory, equipment or otherwise) issued for the account of any Borrower by an Issuing Bank pursuant to Article 3 of this Agreement and all amendments, renewals, extensions or replacements thereof.

“Letter of Credit Fees” shall have the meaning ascribed to that term in Section 4.8(a).

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn face amounts of all Letters of Credit outstanding at such time, plus (b) the aggregate unreimbursed amount of all drawings under Letters of Credit.

“Letter of Credit Request” shall have the meaning ascribed to that term in Section 3.2(a).

“Leverage Certificate” shall have the meaning ascribed to that term in Section 7.1(d).

“Leverage Ratio” means, for any Test Period, the ratio of Consolidated Debt of Company and its Subsidiaries of the last day of such Test Period to Consolidated EBITDA of Company and its Subsidiaries for such Test Period, as modified by Section 1.2(b) to the extent applicable.

“Lien” means (i) any judgment lien or execution, attachment, levy, distraint or similar legal process and (ii) any mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, lien, charge or deposit arrangement (other than a deposit to a Deposit Account in the ordinary course of business and not intended as security) of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any agreement to give any of the foregoing or any sale of receivables with recourse against the seller or any Affiliate of the seller.

“Line of Credit” shall mean, at any time, an amount equal to the aggregate amount, at such time, of the Commitments.

“Liquidity Event” shall mean the determination by the Administrative Agent at any time that Availability was less than $25 million for five (5) or more consecutive days.  The occurrence of a Liquidity Event shall be deemed continuing notwithstanding that Availability may at any time thereafter exceed the amount set forth in the preceding sentence unless and until Thirty-Day Average Availability exceeds the greater of the amounts set forth in the preceding sentence for thirty (30) consecutive days, in which event a Liquidity Event shall no longer be deemed to be continuing; provided that, for purposes of Section 2.5, a Liquidity Event may not be cured as contemplated by this sentence more than two times in any four-Fiscal-Quarter period.

“Loans” means amounts advanced by the Administrative Agent or a Lender pursuant to Section 2.1, 2.2(b), 2.2(c), 3.6 or any other provision of this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes, each Security Document, each Subsidiary Guaranty, the Intercreditor Agreement and all other agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

“Majority Lenders” shall mean, at any time, those Lenders having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have expired or been terminated, Lenders having more than 50% of the aggregate amount of the outstanding Exposures; and for this purpose, a Lender’s “Exposure” shall mean (assuming that any Interim Advances have been settled) the aggregate amount of such Lender’s outstanding Loans plus such Lender’s pro rata share (based on Loans) of outstanding Letter of Credit Obligations.

“Management Fees”  means for any period, all management fees or similar compensation, excluding amounts representing reimbursement of out-of-pocket expenses incurred in the ordinary course of business in connection with the performance of management services.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, assets, liabilities, property, or results of operations of Company and its Subsidiaries taken as a whole, excluding, however, the effects of the fire that occurred on or about April 29, 2006 and related damage to the Huntsman Parties' light olefin unit located in Port Arthur, Texas, and excluding, for purposes of the representations, warranties and closing conditions on the Effective Date only, any general petrochemical industry conditions, MTBE Market Conditions or the condition of the economy generally, (b) the ability of Company or any of its Subsidiaries to perform its respective obligations under any Loan Document to which it is a party, (c) the validity or enforceability of this Agreement, any Subsidiary Guaranty or any of the Security Documents or the rights or remedies of Administrative Agent and the Lenders hereunder or thereunder or (d) a substantial portion of the Collateral.

“Material Domestic Subsidiary” means any Domestic Subsidiary of Company, of which either (i) the Consolidated Assets were more than 2% of Company’s Consolidated Assets as of the end of the most recently completed Fiscal Year of Company for which audited financial statements are available or (ii) the consolidated total revenues of which were more than 2% of Company’s consolidated total revenues for such period; provided that any Domestic Subsidiary shall be deemed a Material Domestic Subsidiary if either (a) the Consolidated Assets of such Domestic Subsidiary would cause the Consolidated Assets of all Domestic Subsidiaries which are not Material Domestic Subsidiaries to exceed 5% of the Company’s Consolidated Assets or (b) the consolidated total revenues of such Domestic Subsidiary would cause the consolidated total revenues of all Domestic Subsidiaries which are not Material Domestic Subsidiaries to exceed 5% of the Company’s consolidated total revenues.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” has the meaning assigned to that term in Section 5.1(c) and shall also include any mortgages or similar documents executed pursuant to Section 7.11.

“Mortgage Policies” has the meaning assigned to that term in Section 5.1(c) and shall also include any mortgage policies or similar documents executed pursuant to Section 7.11.

“Mortgaged Fee Property” means any Mortgaged Property in which a Credit Party has a fee title interest.

“Mortgaged Property” has the meaning assigned to that term in Section 5.1(c) and shall also include any real property subject to a mortgage pursuant to Section 7.11.

“MTBE” means methyl tertiary butyl ether.

“MTBE Assets” means the assets constituting the business of the MTBE Subsidiaries on the date hereof and assets acquired by the MTBE Subsidiaries after the date hereof reasonably related to such business, but excluding Cash and Cash Equivalents held by MTBE Subsidiaries.

“MTBE Contracts” means contracts and agreements relating to the sale, purchase or transportation of MTBE, including the related supply of butane butylene mix streams.

“MTBE Market Conditions” means both the general condition and prospects of the MTBE market (including any condition resulting from any law, directive, or governmental rule, regulation, or order relating to the use of MTBE or other oxygenates in gasoline) and the condition and prospects of the Company’s business resulting from any termination, suspension, non-renewal, or failure to extend an MTBE Contract, so long as such termination, suspension, non-renewal, or failure to extend is not pursuant to a default by the Company under such MTBE Contract.

“MTBE Subsidiaries” means Houston Fuels, LLC, a Delaware limited liability company, and Port Neches Fuels, LLC, a Delaware limited liability company.

“Multiemployer Plan” means any plan described in Section 3(37) or 4001(a)(3) of ERISA to which contributions are or have, within the preceding six years, been made, or are or were, within the preceding six years, required to be made, by a Credit Party, any of its Subsidiaries or any of their ERISA Affiliates.

“Multiple Employer Plan” means a Plan other than a Multiemployer Plan, which a Credit Party or any of its Subsidiaries or of their respective ERISA Affiliates and at least one employer other than a Credit Party, any of its Subsidiaries or any of their ERISA Affiliates are contributing sponsors.

“Net Offering Proceeds” means the proceeds received from (a) the issuance of any Capital Stock or (b) the incurrence of any Indebtedness, in each case net of the actual liabilities for reasonably anticipated cash taxes in connection with such issuance or incurrence, if any, any underwriting, brokerage and other customary selling commissions incurred in connection with such issuance or incurrence, and legal, advisory and other fees and expenses, including title and recording tax expenses, if any, incurred in connection with such issuance or incurrence.

“Net Orderly Liquidation Value” shall mean (a) the "net orderly liquidation value" determined by a valuation company reasonably acceptable to the Administrative Agent after performance of an Inventory valuation to be done at the Administrative Agent's request and the Borrowers' expense, less the amount estimated by such valuation company for marshalling, reconditioning, carrying, and sales expenses designed to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory; or (b) if no such Inventory valuation has been requested by the Administrative Agent, the value customarily attributed to Inventory in the appraisal industry for Inventory of similar quality and quantity,  and similarly dispersed (under similar and relevant circumstances under standard asset-based lending procedures), at the time of the valuation, less the amount customarily estimated in the appraisal industry at the time of any determination for marshalling, recondition, carrying, and sales expenses designed to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory.

“Net Sale Proceeds” means, with respect to any Asset Disposition the aggregate cash payments received by Company or any of its Subsidiaries from such Asset Disposition (including, without limitation, cash received by way of deferred payment pursuant to a note receivable, conversion of non-cash consideration, cash payments in respect of purchase price adjustments or otherwise, but only as and when such cash is received) minus the direct costs and expenses incurred in connection therewith (including legal, accounting, and investment banking fees and sales commissions and the payment of the outstanding principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien senior to the Lien under the Security

Documents on the assets so disposed of (other than hereunder) required to be repaid as a result of such Asset Disposition); and minus any provision for taxes in respect thereof made in accordance with GAAP (including, without limitation, pursuant to any tax sharing agreement or attributable tax payment due to equityholders) to the extent that taxes are payable in cash in the current year or the following year as a result of such Asset Disposition.

“Non-Recourse” means, with respect to any specified Person and the Indebtedness of such Person:

(5)           neither Company nor any of its Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) for the Indebtedness of such Person other than a pledge of the Capital Stock of the Subsidiaries of such Person, (B) is directly or indirectly liable as a guarantor or otherwise of the Indebtedness of such Person, or (C) constitutes the lender with respect to the Indebtedness of such Person; and

(6)           in the case of an Unrestricted Subsidiary, no default on the Indebtedness of such Person (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of Indebtedness of Company or any of its Subsidiaries to declare a default on such Indebtedness of Company or any of its Subsidiaries or cause the payment of such Indebtedness of Company or any of its Subsidiaries to be accelerated or payable prior to its stated maturity.

“Non-U.S. Participant” means any Lender that is not a United States person within the meaning of Code section 7701(a)(30).

“Note” means a note substantially in the form of Exhibit 2.1(b) and “Notes” means all of such Notes collectively.

“Notice Office” means the office of Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, or such other office as Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Notice of Borrowing” has the meaning assigned to that term in Section 2.2(a)(i).

“Notice of Continuation” has the meaning assigned to that term in Section 4.3(a).

“Notice of Conversion” has the meaning assigned to that term in Section 4.3(b).

“Obligations” means all liabilities and obligations of Company and its Subsidiaries now or hereafter arising under this Agreement and all of the other Loan Documents, whether for principal, interest, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“Operating Lease” of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease.

“Ordinary Equity Interests” means general and limited partnership interests in the Company (or, after the merger described in the last sentence of Section 8.3, limited liability company interests or units or common stock) having no greater rights to distributions and no greater voting rights from the partnership interests of the Company in existence on the Closing Date.

“Organizational Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation, certificate of amalgamation, memorandum or articles of association, bylaws, partnership agreement, limited liability company agreement, joint venture agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.

“Other Hedging Agreement” means any foreign exchange contract, currency swap agreement, futures contract, commodity agreements, option contract, synthetic cap or other similar agreement.

“Participants” has the meaning assigned to that term in Section 12.8(b).

“Payment” shall have the meaning ascribed to that term in Section 2.9(a)(i).

“Payment Condition” means, at any date of determination, Thirty-Day Average Availability is not less than $40 million (calculated, in the case of a date on which an Investment or Restricted Payment is made, on a pro forma basis giving effect to such Investment or Restricted Payment and any Indebtedness incurred to make such Investment or Restricted Payment as if they had occurred on the first day of the period used to calculate Thirty-Day Average Availability).

“Payment Office” means 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, Attn: Commercial Loan Division, or such other address as Administrative Agent may from time to time specify in accordance with Section 12.3.

“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.

“Perfection Certificate” has the meaning assigned to such term in Section 5.2(a).

“Permitted Acquisition” means any Acquisition by Company or any of its Subsidiaries if all of the following conditions are met:

(a)           no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom;

(b)           such acquisition has not been preceded by an unsolicited tender offer for such Person by Company or any of its Affiliates;

(c)           all transactions related thereto are consummated in compliance, in all material respects, with applicable Requirements of Law;

(d)           in the case of any acquisition of any equity interest in any Person, after giving effect to such acquisition such Person becomes a Wholly-Owned Subsidiary of Company which is not an Unrestricted Subsidiary (or with respect to any such Person that does not become a Wholly-Owned Subsidiary, such Person becomes a Subsidiary of Company), and, to the extent required by Section 7.11(a), guarantees the Obligations hereunder and grants the security interest contemplated by such Section 7.11(c));

(e)           all actions, if any, required to be taken under Section 7.11 with respect to any acquired or newly formed Subsidiary and its property are taken as and when required under Section 7.11;

(f)           all unfunded commitments under any documents evidencing or governing Indebtedness of any acquired or newly formed Subsidiary that is assumed pursuant to such Acquisition shall have been terminated;

(g)           such assets are used for, or such Person is primarily engaged in, a line of business permitted under Section 8.10;

(h)           the aggregate consideration (including assumed Consolidated Debt) for such Acquisitions is less than the then remaining Permitted Acquisition Basket;

(i)           (x) after giving effect thereto on a Pro Forma Basis there is at least $100,000,000 of Availability; and (y) on or before the date of such acquisition and before Company or any of its Subsidiaries enters into such acquisition or any agreement therefor (that is not contingent upon such acquisition being permitted under this Agreement), Company delivers to the Administrative Agent and Lenders audited financial statements of the business or Person to be acquired, including income statements or statements of operations and, if available, balance sheet statements for at least the fiscal year or the four fiscal quarters then most recently ended and calculations supporting compliance with clause (x) above; and

(j)           any Foreign Investment component of such Acquisition is permitted pursuant to Section 8.7(j).

“Permitted Acquisition Basket” means (a) the sum of (i) $50,000,000 plus the amount of (ii) Unutilized Net Offering Proceeds at such time minus (b) the aggregate Investment (including assumed Consolidated Debt) for all Acquisitions after the Closing Date.

“Permitted Covenant” means (i) any periodic reporting covenant, (ii) any covenant restricting payments by Company with respect to any securities of Company which are junior to the Permitted Preferred Stock, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate, (iv) any covenant providing board observance rights with respect to Company’s board of directors and (v) any other covenant that does not adversely affect the interests of the Lenders (as reasonably determined by Administrative Agent).

“Permitted Discretion” shall mean the Administrative Agent’s judgment exercised in good faith based upon its consideration of any factor which the Administrative Agent believes in good faith:  (a) will or could adversely affect the value of any Collateral, the enforceability or priority of the Administrative Agent’s Liens thereon or the amount which the Agents, the Lenders or any Issuing Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral or (b) suggests that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of any Borrower is incomplete, inaccurate or misleading in any material respect.  In exercising such judgment, the Administrative Agent may consider such factors already included in or tested by the definition of Eligible Accounts Receivable or Eligible Inventory, as well as any of the following:  (i) the changes in collection history and dilution with respect to the Accounts; (ii) changes in demand for, pricing of, or product mix of Inventory; (iii) changes in any concentration of risk with respect to the respective Borrowers’ Accounts or Inventory; and (iv) any other factors that change the credit risk of lending to any Borrower on the security of any Borrower’s Accounts or Inventory.

“Permitted Junior Debt” means subordinated Indebtedness of Company that:

(1)           is subordinated to the Loans pursuant to subordination provisions as set forth on Schedule 1.1(c), with appropriate insertions in any blank items and conforming definitional changes (or more favorable to the Lenders) or otherwise reasonably acceptable to the Administrative Agent;

(2)           has a final maturity date occurring at least one year after the Expiration Date and has no scheduled principal or sinking fund payments prior to such date;

(3)           is not guaranteed by any Subsidiary of Company except for any guarantee by a Credit Party that is contractually subordinated in right of payment (to the same extent that Company’s direct obligations are so subordinated) to the prior payment in full in cash pursuant to the Subsidiary Guaranty of the Obligations; and

(4)           is not convertible into any other Securities except Capital Stock of Company (other than Disqualified Stock).

“Permitted Junior Debt Documents” means all documents evidencing, guaranteeing or otherwise governing the terms of any Permitted Junior Debt.

“Permitted Liens” has the meaning assigned to that term in Section 8.1.

“Permitted MTBE Joint Venture” means a Person (together with its Subsidiaries, if any) organized by the Company or an MTBE Subsidiary and one or more third parties for the purpose, among other things, of utilizing the MTBE Assets regardless of whether such Person is a joint venture or a minority-owned Person provided that (i) such Person shall not be a Subsidiary and (ii) all of the Capital Stock of such Person owned by the Company and its Subsidiaries shall, promptly and in any event within sixty (60) days after the formation thereof, be pledged as collateral to Administrative Agent for the benefit of the Secured Creditors.

“Permitted Preferred Stock” means any preferred partnership interests of Company (or any equity security of Company that is convertible or exchangeable into any preferred partnership interests of Company), so long as the terms of any such preferred partnership interests or equity security of Company:  (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by Company or any of its Subsidiaries, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the ninth anniversary of the Closing Date (other than any put exercisable upon death or disability to the extent Company may, at its option, issue a note that complies with the terms set forth in Section 8.2(n) as the sole repurchase consideration), (iv) do not require the cash payment of dividends or interest, (v) do not contain any covenants other than Permitted Covenants, (vi) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law, (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Company and (z) other voting rights to the extent not greater than or superior to those allocated to Ordinary Equity Interests on a per interest basis, and (vii) are otherwise reasonably satisfactory to Administrative Agent.

“Permitted Real Property Encumbrances” means (i) as to any Mortgaged Property, those liens, encumbrances and other matters affecting title to such Mortgaged Property and which are listed as exceptions in the Mortgage Policies in respect thereof, (ii) as to any particular real property at any time, including, but not limited to the Mortgaged Property, such easements, licenses, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not materially impair such real property for the purpose for which it is held or used by the owner thereof, (iii) municipal and zoning ordinances, which are not violated in any material respect by the existing improvements or the present use made of the premises by the owner thereof, and (iv) Liens described in clauses (i), (ii) and (iii) of the definition of Customary Permitted Liens.

“Permitted Refinancing” means a replacement, renewal, refinancing or extension of any Indebtedness by the Person that originally incurred such Indebtedness, provided that:

(i)           the principal amount of such Indebtedness (as determined as of the date of the incurrence of the Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus the amount of accrued and unpaid interest and fees (including call premiums) and expenses incurred in connection with such replacement, renewal, refinancing or extension except to the extent such excess is applied as a mandatory prepayment of Term Loans; provided, that (a) in the case of a Permitted Refinancing of the Term Loan Credit Facility, the principal amount may be increased to the extent permitted under the definition of Term Loan Credit Facility and (b) in the case of a Permitted Refinancing of Permitted Junior Debt and Indebtedness incurred pursuant to Section 8.2(l) the principal amount may be increased to the extent such increase is applied as a mandatory prepayment of Term Loans;

(ii)           the final maturity date of such indebtedness is not earlier than the final maturity date of the Indebtedness being refinanced and the Weighted Average Life to Maturity of such Indebtedness is not less than the Weighted Average Life to Maturity of the Indebtedness being refinanced;

(iii)           such Indebtedness is not secured by any assets other than those securing such Indebtedness on the latter of the date such Indebtedness was originally incurred or the Closing Date (and any improvements and accessions to such property and any replacements of or proceeds from any such property) and is not guaranteed by any Credit Party or any Subsidiary of any Credit Party except to the extent such Person guaranteed such Indebtedness being refinanced; provided that Credit Parties may guarantee Indebtedness of the Company;

(iv)           in the case of Indebtedness which is in excess of $5,000,000, the covenants, defaults and similar provisions applicable to such Indebtedness are, in the reasonable opinion of Administrative Agent, no more restrictive in any material respect than the provisions contained in the original documentation for such Indebtedness and no more restrictive than the provisions contained in this Agreement and do not conflict in any material respect with the provisions of this Agreement and is otherwise upon terms and subject to documentation in form and substance reasonably satisfactory to Administrative Agent;

(v)           if the Indebtedness being refinanced is Permitted Junior Debt or is otherwise subordinated in right of payment to the Obligations, such Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, as determined by Administrative Agent; and

(vi)           in the case of Permitted Refinancing of the Term Loan Credit Facility, (1) such Indebtedness is either unsecured, or if secured, is secured by Liens with the priority set forth in and subject to the Intercreditor Agreement and (2) the scheduled maturity date shall not be earlier than, nor shall any scheduled principal payments in excess of 1% per annum commence, prior to the Expiration Date.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Plan” means any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which is or has, within the preceding six years, been established or maintained, or to which contributions are being or have been, within the preceding six years, made, by Company, any of its Subsidiaries or any of their ERISA Affiliates.

“Plan Administrator” has the meaning assigned to the term “administrator” in Section 3(16)(A) of ERISA.

“Plan Sponsor” has the meaning assigned to the term “plan sponsor” in Section 3(16)(B) of ERISA.

“Pledged Securities” means any of the Securities pledged pursuant to any Security Document.

“Port Arthur Letter of Credit” means the letter of credit issued for the benefit of the Sellers pursuant to the terms of the Huntsman Acquisition Agreement, which letter of credit is in the face amount of $70,000,000 as of the Closing Date.

“Premises”  means, at any time, any real estate then owned, leased or operated by Company or any of its Subsidiaries.

“Pro Forma Balance Sheet” has the meaning assigned to that term in Section 6.5(a).

“Pro Forma Basis” means, (a) with respect to the preparation of pro forma financial statements for purposes of the definition of Permitted Acquisitions and for any other purpose relating to a Permitted Acquisition or other Investment, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such Acquisition or other Investment was incurred or assumed on the first day of the applicable period, (ii) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of such Acquisition or other Investment, and (iii) all income and expense associated with the assets or entity acquired in connection with such Acquisition or other Investment (other than the fees, costs and expenses associated with the consummation of such Acquisition or other Investment) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings, (b) with respect to the preparation of a pro forma financial statement for any purpose relating to an Asset Disposition, pro forma on the basis that (i) any Indebtedness prepaid out of the proceeds of such Asset Disposition shall be deemed to have been prepaid as of the first day of the applicable Test Period, and (ii) all income and expense (other than such expenses as Company, in good faith, estimates will not be reduced or eliminated as a consequence of such Asset Disposition) associated with the assets or entity disposed of in connection with such Asset Disposition shall be deemed to have been eliminated as of the first day of the applicable Test Period and (c) with respect to the preparation of pro forma financial statements for any purpose relating to an incurrence of Indebtedness, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such incurrence of Indebtedness was incurred or assumed on the first day of the applicable period, (ii) if such incurrence of Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of the incurrence of such Indebtedness, and (iii) all income and expense associated with the assets or entity acquired in connection with the incurrence of Indebtedness (other than the fees, costs and expenses associated with the consummation of such incurrence of Indebtedness) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings.

“Pro Forma Cost Savings” means, with respect to the determination of Net Income on a Pro Forma Basis, such cost savings as would be permitted pursuant to Rule 11.02 of Regulation S-X.

“Pro Forma Borrowing Base Certificate” shall have the meaning given such term in Section 2.4(e).

“Proportionate Share” shall, subject to Section 12.9(c)(ii), mean, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Commitment and the denominator of which shall be the Total Commitments or, if the Commitments have been terminated, a fraction the numerator of which shall be the principal amount of such Lender’s Exposure and the denominator of which shall be the aggregate amount of all Exposures of all Lenders then outstanding.

“Projections” has the meaning assigned to that term in Section 6.5(e).

“Quarterly Payment Date” means the first Business Day of each January, April, July and October commencing October 1, 2006.

“Register” has the meaning assigned to that term in Section 12.13.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor provision to all or a portion thereof establishing reserve requirements.

“Related Fund” means, with respect to any Lender which is a Fund, any other Fund that is administered or managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching or migration into the indoor or outdoor environment or into or out of any property of Company or its Subsidiaries, or at any other location, including any location to which Company or any of its Subsidiaries has transported or arranged for the transportation of any Contaminants, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property of Company or its Subsidiaries or at any other location, including any location to which Company or any Subsidiary has transported or arranged for the transportation of any Contaminants.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent or minimize or otherwise address the Release or substantial threat of a material Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-response or post-response studies and investigations and post-response monitoring and care or any other studies, reports or investigations relating to Contaminants.

“Replaced Lender” has the meaning assigned to that term in Section 4.13(b).

“Replacement Lender” has the meaning assigned to that term in Section 4.13(b).

“Reportable Event” means a “reportable event” described in Section 4043(c) of ERISA or in the regulations thereunder with respect to a Plan, excluding any event for which the thirty (30) day notice requirement has been waived.

“Requirement of Law” means, as to any Person, any law (including common law), treaty, rule or regulation or judgment, decree, determination or award of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Financial Officer” means the Chief Financial Officer, Principal Accounting Officer, Controller or Treasurer of Company, or, if being applied to a Subsidiary, of the applicable Subsidiary.

“Responsible Officer” means any of the Chairman or Vice Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, any Vice President or the Treasurer of Company or, if being applied to a Subsidiary, of the Subsidiary.

“Restricted Payment” means (i) any Dividend (except Dividends (X) payable solely in Capital Stock or in options, warrants or other rights to purchase such Capital Stock or (Y) payable to Company or a Subsidiary of Company), (ii) any purchase, redemption or acquisition or retirement for value of any Capital Stock of Company or any of its Subsidiaries other than a Wholly-Owned Subsidiary, (iii) any payment of Management Fees to an Affiliate of Company or any of its Subsidiaries or (iv) any interest or principal payment on or purchase, defeasance, redemption, prepayment or other acquisition or retirement for value, prior to any scheduled final maturity, of any Indebtedness that is subordinate or junior in right of payment to the Obligations (including any Permitted Junior Debt or any Permitted Refinancing thereof), other than, so long as no Event of Default or Unmatured Event of Default exists, payment of Intercompany Indebtedness.

“Returns” has the meaning assigned to that term in Section 6.9(a).

“Revolver Collateral Agent” means DB in its capacity as agent for the Secured Creditors under the Security Documents and any successor agent in such capacity.

“S&P” means Standard & Poor’s Corporation or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Creditors” has the meaning provided in the respective Security Documents to the extent defined therein and shall in any event include any Person that is granted a security interest in any Loan Document.

 “Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” has the meaning assigned to that term in Section 5.1(c).

“Security Documents” means, collectively the Security Agreement, each Mortgage, the Perfection Certificate and all other agreements, assignments, security agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.  For purposes of this Agreement, “Security Documents” shall also include all security agreements, mortgages, pledge agreements, collateral assignments and other collateral documents in the nature of any thereof entered into by any Borrower or any of its Subsidiaries after the date of this Agreement in favor of Administrative Agent for the benefit of the Secured Creditors in satisfaction of the requirements of this Agreement, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

"Sellers" means Huntsman Petrochemical Corporation and Huntsman Fuels, L.P.

“Settlement Date” shall have the meaning ascribed to that term in Section 2.3(b)(i).

“Solvent” means, when used with respect to any Person, that (i) the fair salable value of its assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, disputed or undisputed); (ii) it is able to pay its debts or obligations in the ordinary course as they mature; and (iii) it has capital sufficient to carry on its business and all business in which it is about to engage.  For purposes of this definition “debt” means any liability on a claim, and “claim” means (y) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured (including all obligations, if any, under any Plan or the equivalent for unfunded past service liability, and any other unfunded medical and death benefits) or (z) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of any Person means any corporation, partnership (limited or general), limited liability company, trust or other entity of which a majority of the stock (or equivalent ownership or equity interest) having voting power to elect a majority of the board of directors (if a corporation) or to select the trustee or equivalent managing body or controlling interest, shall, at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person or one or more of the other subsidiaries of such Person or any combination thereof.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Company.  Unless otherwise expressly provided an Unrestricted Subsidiary shall not be considered a “subsidiary” for purposes of this Agreement.

“Subsidiary Guarantor” means any Material Domestic Subsidiary or other Subsidiary of Company that becomes a party to a Subsidiary Guaranty.

“Subsidiary Guaranty” has the meaning assigned to that term in Section 5.1(b).

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

“Term Agent” means DB in its capacity as administrative agent for the lenders under the Term Loan Credit Facility, and any successor agent in such capacity.

“Term Collateral Agent” means DB in its capacity as collateral agent for the Secured Creditors (as defined in the Term Loan Credit Facility) under the Security Documents (as defined in the Term Loan Credit Facility), and any successor agent in such capacity.

“Term Loan Credit Facility” means the Term Loan Agreement dated as of June 27, 2006 by and among Company, DB, as administrative agent and the lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Term Loan Credit Facility Documents” means, collectively, the Term Loan Credit Facility and all agreements, instruments and documents executed in connection therewith.

“Term Loans” means the Loans under the Term Loan Credit Facility, collectively.

“Termination Event” means any of the following events: (i) a Reportable Event with respect to any Plan; (ii) the withdrawal of any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates from a Plan or a Multiple Employer Plan during a plan year in which such Credit Party, Subsidiary or ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Plan participants who are employees of any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates; (iii) the imposition of an obligation on any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates under Section 4041 of ERISA to provide affected parties written notice of intent to terminate, a Plan in a standard termination or a distress termination described in Section 4041 of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Plan or Foreign Pension Plan; (v) any event or condition which would or could reasonably be expected to constitute grounds under Section 4042 of ERISA (other than subparagraph (a)(4) of such Section) for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the appointment by a foreign governmental authority of a trustee to administer any Foreign Pension Plan in place of the existing administrator; (vii) the partial or complete withdrawal of any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates from a Multiemployer Plan or Foreign Pension Plan; (viii) receipt of a notice of reorganization or insolvency with respect to a Multiemployer Plan pursuant to Section 4242 or 4245 of ERISA; or (ix) the termination of a Multiemployer Plan or a Multiple Employer Plan.

“Test Period” means the four consecutive Fiscal Quarters of Company then last ended.

“Thirty-Day Average Availability” means, for any day, the sum of Availability for the immediately preceding thirty days divided by 30.

“Title Company” means (a)(i) with respect to real property acquired pursuant to the Huntsman Acquisition, Partners Title Company, and (ii) with respect to any other real property now or hereafter owned by any Credit Party, Charter Title Company, in each case, as issuing agents for Land America Commonwealth Land Title or (b) any other title company reasonably acceptable to Administrative Agent.

“Total Commitments” shall mean the aggregate of the Commitments of all the Lenders, which in the aggregate shall not exceed $115,000,000, subject to increase as set forth in Section 2.10.

“Total Exposure” shall mean, at any time, an amount equal to the sum of (a) the Letter of Credit Obligations and (b) the principal amount of outstanding Loans.

“Transaction” means and includes (i) each of the Credit Events occurring on the Initial Borrowing Date, (ii) the Huntsman Acquisition, (iii) such other transactions as are contemplated by the Documents, and (iv) the payment of fees and expenses in connection with the foregoing.

“Transaction Documents” means, collectively, the Huntsman Acquisition Documents, the Term Loan Credit Facility Documents, and any agreement, document, instrument and certificate executed and/or delivered after the date hereof pursuant to the terms of, or in connection with, any of the foregoing.

“Transferee” has the meaning assigned to that term in Section 12.8(d).

“Type” means any type of Loan, namely, a Base Rate Loan, or a Eurocurrency Loan.  For purposes hereof, the term “Rate” shall include the Eurocurrency Rate, the Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Unmatured Event of Default” means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

“Unrestricted Subsidiary” means (i) any Subsidiary (with such term defined for purposes of this definition without giving effect to the last sentence in the definition of such term) of Company that at or prior to the time of formation or acquisition thereof shall be designated an Unrestricted Subsidiary in an officers’ certificate signed by a Responsible

Financial Officer of Company and (ii) any Subsidiary of an Unrestricted Subsidiary, but, in each case, only to the extent that such Subsidiary:

(1)           has no Indebtedness other than Indebtedness that is Non-Recourse to Company and its Subsidiaries;

(2)           is not party to any agreement, contract, arrangement or understanding with Company or any of its Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are not less favorable to Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Company; and

(3)           is a Person with respect to which neither Company nor any of its Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results

If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and the other Loan Documents and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Subsidiary of Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the provisions of Section 8.2 hereof, Company shall be in default of such Section.

“Unutilized Net Offering Proceeds” means, at any time, the sum of (a) all Net Offering Proceeds from issuances of the Company’s Capital Stock (other than Disqualified Stock) since the Closing Date plus (b) all Net Offering Proceeds from issuances of Permitted Junior Debt to the extent not required by the terms of the Term Loan Credit Facility to be used to prepay loans thereunder minus (c) all Restricted Payments pursuant to Section 8.5(i) since the Closing Date.

“Unused Line Fee” shall have the meaning ascribed to that term in Section 4.7.

“Value” shall mean, as determined by Administrative Agent in good faith, (a) with respect to Eligible Accounts Receivable, the gross face amount of Eligible Accounts Receivable less the sum of (i) sales, excise or similar taxes included in the amount thereof and (ii) returns, discounts, claims, credits, charges and allowances (exclusive of those paid in cash to the extent included in dilution) of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto and (b) with respect to Eligible Inventory, the lower of (i) cost computed on an average cost basis in accordance with GAAP or (ii) market value.

“Voting Stock” means any class of Capital Stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of the Board of Directors of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of capital stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

“written” or “in writing” means any form of written communication or a communication by means of telecopier device or authenticated telex, telegraph or cable.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  The words “herein,” “hereof” and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement.  References to “Articles”, “Sections”, “paragraphs”, “Exhibits” and “Schedules” in this Agreement shall refer to Articles, Sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

1.2           Accounting Terms; Pro Forma Calculations; Financial Statements.

(a)           All accounting terms used herein but not expressly defined in this Agreement shall have respective meanings given to them in accordance with GAAP in the United States of America in effect on the date hereof.  Except as otherwise expressly provided herein, all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall be made in accordance with GAAP in effect in the United States of America on the date hereof and on a basis consistent with the presentation of the financial statements and projections referred to in Section 6.5(a) and Section 6.5(e).  Notwithstanding the foregoing sentence, the financial statements required to be delivered pursuant to Section 7.1 shall be prepared in accordance with GAAP in the United States of America as in effect on the respective dates of their preparation.  Unless otherwise provided for herein, wherever any computation is to be made with respect to any Person and its Subsidiaries, such computation shall be made so as to exclude all items of income, assets and liabilities attributable to any Person which is not a Subsidiary of such Person.  For purposes of the financial terms set forth herein, whenever a reference is made to a determination which is required to be made on a consolidated basis (whether in accordance with GAAP or otherwise) for the Borrowers and their Subsidiaries, such determination shall be made as if each Unrestricted Subsidiary where wholly-owned by a Person not an Affiliate of the Borrowers.

(b)           For purposes of computing all financial ratios hereunder (i.e. the Fixed Charge Coverage Ratio, Leverage Ratio and any other ratio that may from time to time be computed hereunder) as of the end of any Test Period, all components of such ratios for the applicable Test Period shall include or exclude, as the case may be, without duplication, such components of such ratios attributable to any business or material assets that have been acquired or disposed of by any Borrower or any of their Subsidiaries (including through mergers or consolidations) after the first day of such Test Period and prior to the end of such Test Period on a Pro Forma Basis as determined in good faith by the Company and certified to by Responsible Officer of the Company to the Administrative Agent.

(c)           If any changes in GAAP or the application thereof from that used in the preparation of the financial statements referred to in Section 6.5(a) hereof occur after the Closing Date and such changes result in, in the sole judgment of Administrative Agent, a meaningful change in the calculation of any financial covenants or restrictions set forth in this Agreement, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants and restrictions so as to equitably reflect such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of Company and its Subsidiaries shall be the same after such changes as if such changes had not been made.

ARTICLE II

LOANS

2.1           Commitments; Delivery of Notes.  a)  Subject to the terms and conditions set forth in this Agreement, on and after the Closing Date and to and excluding the Expiration Date, each of the Lenders severally agrees to make from time to time revolving loans to the Borrowers hereunder (the “Loans”); provided that no such Loan shall be made for the account of any Borrower if after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, (i) the aggregate amount of the Exposure of such Lender would exceed the Commitment of such Lender or (ii) the Total Exposure for all Borrowers would exceed the lesser of (A) the Total Commitments and (B) subject to Section 2.2(b), the Borrowing Base.

(b)           At the request of any Lender through the Administrative Agent, the Borrowers hereby agree to execute and deliver to each Lender a Note in the form of Exhibit 2.1(b) hereto to evidence the Loans to the Borrowers by such Lender.

2.2           Borrowing Mechanics; Interim Advances.

(a)           Except as provided in Sections 2.2(b), 2.3(b) and 3.6(a), Borrowings shall be made on written notice (or telephonic notice promptly confirmed in writing) from the Funds Administrator to the Administrative Agent, given not later than 11:00 a.m. (New York City time) on the Business Day on which a proposed Borrowing consisting of Base Rate Loans is requested to be made and on the third Business Day prior to the date of any proposed Borrowing consisting of Eurocurrency Rate Loans is requested to be made.

(i)           Each Notice of Borrowing shall be given by, alternatively, telephone, facsimile or electronic e-mail transmission, and, if by telephone or electronic e-mail transmission, confirmed in writing on the same Business Day to the extent requested by Administrative Agent, substantially in the form of Exhibit 2.2(a)(i) (the “Notice of Borrowing”).  Each Notice of Borrowing shall be irrevocable (subject to Section 4.3(c)) by and binding on the Funds Administrator and the Borrowers.

(ii)           The Funds Administrator shall notify the Administrative Agent in writing of the names of the officers of the Funds Administrator  authorized to request Loans on behalf of the Borrowers and specifying which of those officers are also, or, if none are, the other officers that are, authorized to direct the disbursement of Loans in a manner contrary to standing disbursement instructions, and shall provide the Administrative Agent with a specimen signature of each such officer.  In the absence of a specification of those officers who are authorized to vary standing disbursement instructions, the Administrative Agent may assume that each officer authorized to request Loans also has such authority.  The Administrative Agent shall be entitled to rely conclusively on the authority of such officers of the Funds Administrator to request Loans on behalf of the Borrowers, or to vary standing disbursement instructions, until the Administrative Agent receives written notice to the contrary.  The Administrative Agent shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing or other writing delivered pursuant to this Section 2.2(a) and, with respect to an oral or electronic e-mail request for Loans, the Administrative Agent shall have no duty to verify the identity of any individual representing himself as one of the officers of the Funds Administrator authorized to make such request on behalf of the Borrowers.  Neither the Administrative Agent nor any of the Lenders shall incur any liability to the Funds Administrator or any of the Borrowers as a result of (A) acting upon any telephonic or electronic e-mail notice referred to in this Section 2.2(a) if the Administrative Agent believes in good faith such notice to have been given by a duly authorized officer of the Funds Administrator or other individual authorized to request Loans on behalf of the Borrowers or to direct the disbursement thereof in a manner contrary to standing disbursement instructions, or (B) otherwise acting in good faith under this Section 2.2(a) and an advance made and disbursed pursuant to any such telephonic or electronic e-mail notice shall be deemed to be a Loan for all purposes of this Agreement.

(iii)           In its Notice of Borrowing, the Funds Administrator may request one or more Borrowings on a single day.  Each such Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type and shall, in the case of a Borrowing of Eurocurrency Rate Loans, be in an aggregate amount for all Lenders of not less than $2,000,000 or an integral multiple of $500,000 in excess thereof.  The right of the Funds Administrator to choose Eurocurrency Rate Loans is subject to the provisions of Section 4.3(c).

(b)           i)           In the event the Borrowers are unable to comply with (A) the Borrowing Base limitation set forth in clause (ii)(B) of the proviso to Section 2.1(a) or (B) the conditions precedent set forth in Section 5.2 to a Credit Event, the Lenders authorize the Administrative Agent, in its sole discretion, to make Loans (“Interim Advances”) to the Borrowers during the period commencing on the date the Administrative Agent first receives a Notice of Borrowing requesting an Interim Advance until the earliest of (1) the twentieth (20th) Business Day after such date, (2) the date the Borrowers are again able to comply with such Borrowing Base limitation and conditions precedent, or obtains an amendment or waiver with respect thereto and (3) the date the Majority Lenders instruct the Administrative Agent, or the

Administrative Agent determines, to cease making Interim Advances (in each case, the “Interim Advance Period”).

(ii)           The Administrative Agent shall not, in any event, (A) make any Interim Advance during any Interim Advance Period if, after giving effect to such Interim Advance, Total Exposure would exceed one hundred ten percent (110%) of Total Exposure on the first day of such Interim Advance Period (calculated without giving effect to Interim Advances made on such day) and (B) make any Interim Advance if, after giving effect to such Interim Advance, Total Exposure would exceed the Line of Credit.

(iii)           All amounts received by the Administrative Agent during an Interim Advance Period on account of the Obligations, whether in the form of payments from any Borrower, collections on the Collateral or otherwise, shall, so long as any Interim Advances made during such Interim Advance Period are outstanding, be applied by the Administrative Agent, first, to the repayment of such Interim Advances and, second, in accordance with Section 2.5(d).

(c)           The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(d)           In addition to being evidenced, as provided in Section 2.6, by the Borrowers’ Accounts, each Lender’s Loans and the Borrowers’ joint and several obligations to repay such Loans with interest in accordance with the terms of this Agreement shall be evidenced by this Agreement, the records of such Lender and such Lender’s Note.  The records of each Lender shall be prima facie evidence of such Lender’s Loans and accrued interest thereon and of all payments made in respect thereof.

(e)           Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with Article IV, on outstanding Loans which it has funded to the Administrative Agent; provided that in the case of interest accrued but unpaid at the time of a Bankruptcy Default and interest accruing thereafter and during a Bankruptcy Default, such Lender shall be entitled to receive only its Proportionate Share of amounts actually received by the Administrative Agent in respect of such interest; further provided that if any amount received by the Administrative Agent in respect of such interest and distributed by it is thereafter recovered from the Administrative Agent, such Lender shall, upon request, repay to the Administrative Agent its Proportionate Share of the amount so recovered to the extent received by it, but without interest (unless the Administrative Agent is required to pay interest on the amount recovered, in which case such Lender shall be required to pay interest at a like rate).

(f)           Notwithstanding the obligation of the Funds Administrator to send written confirmation of a Notice of Borrowing made by telephone or electronic e-mail transmission if and when requested by the Administrative Agent, in the event that the Administrative Agent agrees to accept a Notice of Borrowing made by telephone or electronic e-mail transmission, such Notice of Borrowing shall be binding on the Funds Administrator and each Borrower whether or not written confirmation is sent by the Funds Administrator or requested by the

Administrative Agent.  The Administrative Agent may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon telephonic or electronic e-mail notice believed by the Administrative Agent in good faith to be from the Funds Administrator or its agents.  The Administrative Agent’s records of the terms of any telephonic or electronic e-mail transmission Notices of Borrowing shall be conclusive on the Funds Administrator, each Borrower and the Lenders in the absence of gross negligence, bad faith or willful misconduct on the part of the Administrative Agent in connection therewith.

2.3           Settlements Among the Administrative Agent and the Lenders.

(a)           Except as provided in Section 2.3(b), the Administrative Agent shall give to each Lender prompt notice of each Notice of Borrowing by telecopy or facsimile transmission.  No later than 3:00 p.m. (New York City time) (i) with respect to Base Rate Loans, on the date of receipt of each Notice of Borrowing requesting a Base Rate Loan (unless such Notice of Borrowing specifies the Closing Date as the date of Borrowing, in which case no later than 12:00 p.m. (New York City time) on the Closing Date) and (ii) with respect to Eurocurrency Loans, on the date for which a Eurocurrency Loan has been requested, each Lender will make available for the account of its Applicable Lending Office, to the Administrative Agent at the address of the Administrative Agent set forth on Annex I, in immediately available funds, its Proportionate Share of such Borrowing requested to be made.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing to be made on such date, the Administrative Agent may assume that such Lender will make such amount available to the Administrative Agent on the Settlement Date and the Administrative Agent, in reliance upon such assumption, may but shall not be obligated to make available the amount of the Borrowing to be provided by such Lender.  If and to the extent such Lender shall not have so made available to the Administrative Agent its Proportionate Share on such date and the Administrative Agent shall have so made available to the Borrowers a corresponding amount on behalf of such Lender, the Administrative Agent may recover such amount on demand from such Lender in accordance with Section 12.9.  If such Lender does not pay such corresponding amount promptly upon the Administrative Agent’s demand therefor, the Administrative Agent may promptly notify the Funds Administrator and the Borrowers shall immediately repay such corresponding amount to the Administrative Agent together with accrued interest thereon at the applicable rate or rates provided in Sections 4.1, 4.2, and 4.6.

(b)           Unless the Majority Lenders have instructed the Administrative Agent to the contrary, the Administrative Agent on behalf of the Lenders may but shall not be obligated to make Base Rate Loans under Section 2.2 without prior notice of the proposed Borrowing to the Lenders, subject to the following settlement arrangements:

(i)           The amount of each Lender’s Proportionate Share of Loans shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward on the basis of the amount of outstanding Loans as of 5:00 P.M. (New York City time) on the last Business Day of the period specified by the Administrative Agent (such date, the “Settlement Date”).  The Administrative Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Loans for such period.  The Lenders shall transfer to the Administrative Agent, or, subject to

Section 12.9(c)(i), the Administrative Agent shall transfer to the Lenders, such amounts as are necessary so that (after giving effect to all such transfers) the amount of Loans made by each Lender shall be equal to such Lender’s Proportionate Share of the aggregate amount of Loans outstanding as of such Settlement Date.  During a Bankruptcy Default, amounts required to be transferred by the Lenders to the Administrative Agent shall, instead of constituting Loans to the Borrowers, be in the form of participations purchased by the Lenders in the outstanding Loans of DB, acting as Administrative Agent.  If the summary statement is received by the Lenders prior to 12:00 p.m. (New York City time) on any Business Day, each Lender shall make the transfers described above in immediately available funds no later than 3:00 p.m. (New York City time) on the day such summary statement was received; and if such summary statement is received by the Lenders after 12:00 p.m. (New York City time) on such day, each Lender shall make such transfers no later than 3:00 p.m. (New York City time) on the next succeeding Business Day.  The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to or warranty by the Administrative Agent.  Each of the Administrative Agent and the Lenders agrees to mark its books and records on the Settlement Date to show at all times the dollar amount of its Proportionate Share of the outstanding Loans.

(ii)           To the extent that the settlement described above shall not yet have occurred, upon repayment of Loans by the Borrowers, the Administrative Agent may first apply such amounts repaid directly to the amounts made available by the Administrative Agent pursuant to this Section 2.3(b).

(iii)           Because the Administrative Agent on behalf of the Lenders may be advancing and/or may be repaid Loans prior to the time when the Lenders will actually advance and/or be repaid Loans, interest with respect to Loans shall be allocated by the Administrative Agent to each Lender and the Administrative Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Administrative Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by the Borrowers in accordance with Section 2.4 or actually settled by the applicable Lender as described in this Section 2.3(b).

2.4           Mandatory Payment; Mandatory Reduction of Commitments.

(a)           Except during an Interim Advance Period, the amount by which the Total Exposure in respect of the Borrowers would exceed the Borrowing Base at any time, shall be immediately due and payable upon any Borrower becoming aware of such overadvance without the necessity of any notice or demand.  Repayments of such excess amounts shall be applied, first, to the repayment of Loans, second, to the payment of outstanding reimbursement obligations with respect to Letters of Credit, and, third, to the securing, with cash or Cash Equivalents as provided in Section 10.1 (but without the requirement of any demand provided for in such paragraph), of the Letter of Credit Obligations (in each case to the extent the same are such by virtue of clause (a) of the definition thereof).

(b)           (i)           On the Expiration Date, the Commitment of each Lender shall automatically reduce to zero and may not be reinstated.

(ii)           The Borrowers may reduce or terminate the Line of Credit at any time and from time to time in whole or in part without premium or penalty (except as provided in Section 4.8(b)) by reducing or terminating the Commitments, any such reduction or termination to be pro rata on the amounts at the time of the Commitments; provided that each such reduction must be in an amount not less than $5,000,000 (and in increments of $1,000,000; and provided further that (A) if the Borrowers seek to reduce the Line of Credit to an amount less than $50,000,000, then the Line of Credit shall at the option of the Administrative Agent be reduced to zero and this Agreement shall be terminated and (B) once reduced the amount of any such reductions in the Line of Credit may not be reinstated.

(iii)           The amount by which Total Exposure exceeds the aggregate amount of the Commitments at any time shall be immediately due and payable without the necessity of any notice or demand.  Repayments of such excess amounts shall be applied, first, to the repayment of Loans, second, to the payment of outstanding reimbursement obligations with respect Letters of Credit, and, third, to the securing, with cash or Cash Equivalents as provided in Section 10.1 (but without the requirement of any demand provided for in such paragraph), of the Letter of Credit Obligations (in each case to the extent the same are such by virtue of clause (a) of the definition thereof).

(c)           Simultaneously with any Change of Control, the Commitments shall be reduced to zero and the Borrowers shall prepay, in full, the outstanding principal amount of any outstanding Loans (and cash collateralize any outstanding Letter of Credit Obligations in an amount equal to 105% of the Letter of Credit Obligations), together with all accrued interest, fees, and other expenses incurred by Administrative Agent, the Issuing Bank or the Lenders as a result of such prepayment.

(d)           On the Business Day on which any Asset Disposition occurs, the Funds Administrator shall deliver to Administrative Agent a Borrowing Base Certificate prepared on a pro forma basis (a “Pro Forma Borrowing Base Certificate”) giving effect to such Asset Disposition and setting forth the value of the Eligible Inventory and Eligible Accounts Receivables previously included in the Borrowing Base and disposed of in such Asset Disposition.  On such Business Day, Borrowers shall prepay the Loans in an amount equal to (i) if all of the conditions specified in Section 5.2 are met at such time, the amount by which the Total Exposure exceeds the Borrowing Base as reflected in such Pro Forma Borrowing Base Certificate or (ii) if any condition specified in Section 5.2 is not met at such time, the amount by which the Borrowing Base is reduced as a result of such Asset Sale as reflected in such Pro Forma Borrowing Base Certificate.

2.5           Payments and Computations.

(a)           (i)           The Borrowers shall, subject, in the case of payments in respect of Letters of Credit, to Section 2.5(a)(ii), make each payment under the Loan Documents and under the Notes not later than 2:00 p.m. (New York City time) on the day when due in Dollars to the Administrative Agent at its address designated in or pursuant to Section 12.3 in immediately available funds.  The obligations of the Borrowers to the Lenders with respect to such payments shall be discharged by making such payments to the Administrative Agent pursuant to this Section 2.5 or by the Administrative Agent, in its discretion, adding such payments to the principal amount of the Loans outstanding by charging such payments to the applicable Borrower’s Account pursuant to Section 2.6.

(ii)           Amounts payable by the Borrowers in respect of any Letter of Credit should be made by the Borrowers to the Administrative Agent until the Funds Administrator shall have received notice from the Administrative Agent that the Administrative Agent has received payments equal to the aggregate amount of all drawings thereunder, plus interest thereon from the date such drawings were disbursed at the L/C Interest Rate.

(b)           (i)           The Borrowers shall have established and shall maintain, at one or more financial institutions selected by such Borrower and acceptable to the Administrative Agent, one or more lockboxes and Deposit Accounts and shall instruct all account debtors on the Accounts of such Borrower to remit all payments to such Borrower’s lockboxes or Deposit Accounts.  Each Borrower, the Administrative Agent and the applicable financial institutions shall have entered into a Control Agreement providing, among other things, that all receipts in the lockboxes or Deposit Accounts, as applicable, shall be transferred by the end of each day to one of the Credit Parties’ concentration accounts.  All amounts received by any Borrower from any account debtor, shall upon receipt be deposited on the Business Day received into a concentration account.

(ii)           Each Borrower, the Administrative Agent and each of the financial institutions at which the Credit Parties’ Deposit Accounts that are concentration accounts are maintained selected by such Borrower and acceptable to the Administrative Agent (each a “Concentration Account Bank”) shall enter into a Control Agreement, providing, among other things that (A) Borrowers will maintain a Deposit Account at each Concentration Account Bank, and (B) at the option of Borrowers either (i) upon notice to such Concentration Account Bank from the Administrative Agent (which notice shall not be given by the Administrative Agent except upon the occurrence and during the continuance of an Event of Default or a Liquidity Event (and it being agreed that prior to the giving of such  notice, Borrowers may direct the utilization of funds in such Deposit Account)), or (ii) at all times, all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Deposit Account that is a concentration account shall be transferred each Business Day by ACH or wire transfer to the DB Loan Account.

(c)           Upon the terms and subject to the conditions set forth in the applicable Control Agreement, all available amounts held in each Deposit Account that is a concentration account shall, to the extent required by the Control Agreement, be wired each Business Day into an account (the “DB Loan Account”) maintained by the Administrative Agent at DB and applied in accordance with Section 2.5(d).

(d)           (i)           All amounts received by the Administrative Agent for distribution hereunder shall, subject to Section 2.2(b)(iii), be distributed in the following order and, if to Lenders, according to each Lender’s Proportionate Share with respect to each category set forth below:

first, to the payment of any Fees, Expenses or other Obligations due and payable to the Administrative Agent under any of the Loan Documents,

including amounts advanced by the Administrative Agent on behalf of the Lenders pursuant to Section 2.3(b);

second, to the ratable payment of any Fees and other Obligations due and payable to the Lenders under any of the Loan Documents, other than to a Lender in its capacity as an Issuing Bank and other than those Obligations specifically referred to in this Section 2.5(d)(i).

third, to the ratable payment of interest due on the Loans;

fourth, to the ratable payment of principal due on the Loans;

fifth, to the ratable payment of other Liabilities not specifically referred to in this Section 2.5(d) due and payable to the Lenders (in their capacities as such, and not in their capacity as an Issuing Bank) under the Loan Documents;

sixth, to the ratable payment of other Liabilities not specifically referred to in this Section 2.5(d) due and payable to the Issuing Banks under L/C Applications and Letters of Credit; and

seventh, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

(ii)           Each Person receiving a payment from the Administrative Agent pursuant to Section 2.5(d)(i) shall, for all purposes of this Agreement and the other Loan Documents, be deemed to have applied that payment in the order specified in Section 2.5(d)(i).

2.6           Maintenance of Account.  The Administrative Agent shall maintain a separate account on its books and records in the name of the Funds Administrator (the “Borrowers’ Accounts”) in which each Borrower will be charged or credited with (a) the proceeds, if any, of each Loan received by or for the account of such Borrower, (b) payments made to the Administrative Agent on account of the Obligations of such Borrower, whether from collection of proceeds of Collateral or otherwise, (c) the aggregate face amount of all outstanding Letters of Credit (or an appropriate allocation thereof, if the Letters of Credit are issued for the direct benefit of more than one Borrower) issued for the benefit of such Borrower, and (d) all other Fees, Expenses and other Obligations attributable to such Borrower as determined by Administrative Agent.  The Administrative Agent will use its best efforts to give the Funds Administrator three (3) days advance notice of such Fees, Expenses and other Obligations in reasonable detail, provided that the failure to provide such notice shall not result in any liability of the Administrative Agent or affect any of the Administrative Agent’s rights hereunder.  In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Administrative Agent’s right to demand payment of any Obligation upon its maturity.

2.7           Statement of Account.  After the end of each month, the Administrative Agent shall send the Funds Administrator a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders, the

Funds Administrator and the Borrowers during that month.  The monthly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Borrowers; provided that any failure to so record any transaction or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations.

2.8           Net Payments.

(a)           All payments made by Borrowers hereunder or under any Loan Document shall be made without setoff, counterclaim, or other defense.  To the extent permitted by applicable law, all payments hereunder and under any Loan Document (including, without limitation, any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by Borrowers free and clear of and without deduction or withholding for, or account of, any tax, duty, levy, impost, deduction, charge, withholding, or assessment now or hereinafter imposed by any Governmental Authority.

(b)           If any Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by law to deduct or withhold any Taxes, such Borrower shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 2.8(b)) the amount paid to the Lender or Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 2.8(b).  To the extent any Borrower withholds any taxes, duties, levies, imposts, deductions, charges, withholdings, or assessments on payments hereunder or under any Loan Document, such Borrower shall pay the full amount deducted to the relevant Governmental Authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c)           If any Lender or Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, each Borrower will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any Taxes imposed as a result of the receipt of the payment under this Section 2.8(c).  A certificate prepared in good faith as to the amount of such payment by Lender or Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d)           ii)           To the extent permitted by applicable law, each Lender that is a Non-U.S. Participant shall deliver to the Funds Administrator and Administrative Agent on or prior to the Initial Borrowing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made under this Agreement or any

Note.  If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Section 881(c) of the Code, the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate substantially in the form of Exhibit 2.8(d)(i) (any such certificate, a “Section 2.8(d)(i) Certificate”).  In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Initial Borrowing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Funds Administrator and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Section 2.8(d)(i) Certificate, to confirm or establish the entitlement to such Lender or Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made under this Agreement or any Note.

(e)           Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Funds Administrator and Administrative Agent certifying to such Lender or Administrative Agent is exempt from United States backup withholding tax.  To the extent that a form provided pursuant to this Section 2.8(e) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender or Administrative Agent, such Lender or Administrative Agent shall, to the extent permitted by applicable law, deliver to Funds Administrator and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Administrative Agent’s exemption from United States backup withholding tax.

2.9           Sharing of Payments.  b)                                                                (i)           If any Lender (including a Lender in its capacity as an Issuing Bank) shall obtain any payment (whether voluntary, involuntary, and whether through the exercise of any right of set-off by virtue of its claim in any applicable bankruptcy, insolvency or other similar proceeding being deemed secured by a liability owed by it to any Credit Party, including a claim deemed secured under Section 506 of the Bankruptcy Code, or otherwise) (each a “Payment”), on account of (A) the Loans made by it, (B) its L/C Participations or (C) any of the other Obligations due and payable to it in excess of its Proportionate Share of payments on account of the Loans or L/C Participations or such other Obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them, in their participation in Letters of Credit  or their other such Obligations as shall be then due and payable as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; however, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (1) the amount of such Lender’s required repayment to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.9 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

(ii)           For purposes of this Section 2.9, the unreimbursed drawings under Letters of Credit issued by an Issuing Bank shall be deemed to constitute “Loans” made by such Issuing Bank, and such Issuing Bank agrees that it shall apply all Payments received by it in its capacity as an Issuing Bank to the payment or the collateralization of the Liabilities of the Borrowers to it that constitute unreimbursed drawings under Letters of Credit issued by it before applying them to any other Liabilities due it.

(b)           If an Issuing Bank is an Affiliate of a Lender, such Lender shall cause such Affiliate to comply with the provisions of subsection (a) of Section 2.9 as fully as though such Affiliate were a Lender subject to such subsection.

2.10           Increase in Commitments.  c)  So long as no Event of Default or Unmatured Event of Default has occurred and is continuing, the Funds Administrator, on behalf of the Borrowers, shall have the right at any time, and from time to time, to request an increase of the aggregate total Commitments by up to $25,000,000 to an amount not to exceed $140,000,000.  Any such requested increase shall be first made to all existing Lenders on a pro rata basis.  To the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Funds Administrator, the Administrative Agent may arrange for existing Lenders (and/or other Persons to become a Lender hereunder) to issue new or additional commitments in an amount equal to the amount of the increase in the Total Commitments requested by the Funds Administrator and not accepted by the existing Lenders (each such increase by either means, a “Commitment Increase”, and each such Person issuing, or Lender increasing, its Commitment, an “Additional Commitment Lender”); provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Funds Administrator, and (ii) any Additional Commitment Lender which is not an existing Lender shall be an Eligible Assignee and shall be subject to the approval of the Administrative Agent, and the Funds Administrator (each such consent not to be unreasonably withheld).  Each Commitment Increase shall be in a minimum aggregate amount of at least $10,000,000.

(b)           No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

(i)           the Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent may reasonably require and the Lenders hereby authorize the Administrative Agent to execute such joinder to the Loan Documents on behalf of Lenders;

(ii)           the Borrowers shall have paid such fees and other compensation, if any, to the Additional Commitment Lenders as the Borrowers and each such Additional Commitment Lenders may agree;

(iii)           the Borrowers shall have paid such arrangement fees to the Administrative Agent as the Borrowers and the Administrative Agent may agree;

(iv)           the Borrowers shall have delivered to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent (it being agreed that the counsel that delivers the legal opinions on the Closing Date shall be satisfactory to the Administrative Agent) and dated such date;

(v)           to the extent requested by any Additional Commitment Lender or any existing Lender increasing its Commitment, a promissory note will be issued at the Borrowers’ expense, to each such Lender and Additional Commitment Lender, to be in conformity with requirements of Section 2.1 (with appropriate modification) to the extent necessary to reflect the new Commitment of such Lender and Additional Commitment Lender; and

(vi)           the Borrowers and the Additional Commitment Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably request.

(c)           The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and at such time (i) the aggregate total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Annex I shall be deemed modified, without further action, to reflect the revised Commitments of the Lenders, and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Total Commitments.

(d)           In connection with Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrowers shall, in coordination with the Administrative Agent, (A) prepay outstanding Loans of certain Lenders from the proceeds of Loans from certain other Lenders (including the Additional Commitment Lenders), or (B) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding Loans pro rata on the basis of their Proportionate Shares (determined after giving effect to any increase in the Total Commitments pursuant to this Section 2.10), and (ii) the Borrowers shall pay to the Lenders when due any costs of the type referred to in Section 4.9 in connection with any repayment and/or Loans required pursuant to preceding clause (i).  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payments requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.10(d).  Without limiting the obligations of the Borrowers provided for in this Section 2.10, the Administrative Agent and the Lenders agree that they will use their commercially reasonable efforts to attempt to minimize the costs of the type referred to in Section 4.9 which the Borrowers would otherwise occur in connection with the implementation of an increase in the Total Commitments.

ARTICLE III

LETTERS OF CREDIT

3.1           Issuance of Letters of Credit.  d)  The Funds Administrator may from time to time request the Administrative Agent to direct an Issuing Bank to issue a Letter of Credit for the account of a Borrower.  All such Letters of Credit shall be denominated in Dollars.  No such request shall be granted if, after such issuance:

(i)           (A) Total Exposure would exceed the lesser of (1) the Line of Credit and (2) the Borrowing Base or (B) Letter of Credit Obligations would exceed $30,000,000 or (C) any Lender’s Exposure would exceed its Commitment;

(ii)           (1)           (1) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Borrower from procuring, such Issuing Bank from issuing, or a Lender from acquiring an L/C Participation in, such Letter of Credit, or (2) any Requirement of Law applicable to such Borrower, such Issuing Bank or a Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Borrower, such Issuing Bank or a Lender shall prohibit, or request that, any such Person refrain from procuring, issuing or acquiring an L/C Participation in, such Letter of Credit, as applicable, or, from performing its obligations under such Letter of Credit or its L/C Participation thereunder, as applicable;

(B)           any Requirement of Law applicable to such Issuing Bank or a Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank or a Lender shall impose upon such Issuing Bank or such Lender (1) any restriction or reserve or capital requirement or (2) any cost or expense with respect to, in the case of such Issuing Bank, such Letter of Credit and, in the case of such Lender, such L/C Participation (for which such Issuing Bank or such Lender shall not otherwise be compensated) not in effect as of the Closing Date, and which such Issuing Bank or such Lender deems in good faith to be material to it;

(iii)           any Lender is a Defaulting Lender, unless the Administrative Agent and Issuing Bank have entered into satisfactory arrangements with the Borrowers to eliminate the Administrative Agent’s and such Issuing Bank’s risk with respect to such Lender, including cash collateralization of such Lender’s Proportionate Share of Letter of Credit Obligations; or

(iv)           Administrative Agent has determined that any of the conditions set forth in Section 5.2 shall not be satisfied.

(b)           The Administrative Agent may assume, as to any Borrower, any Issuing Bank and any Lender, that none of the conditions specified in Section 3.1(a) are applicable as to such Person, unless the Administrative Agent shall have received a notice from such Person specifically entitled “Notice under Section 3.1(a),” specifying the condition or conditions that are applicable to such Person.  Any such notice shall continue in effect until the Administrative

Agent shall have received from the Person originally sending such notice a subsequent notice, entitled “Revocation of Notice under Section 3.1(a),” stating that the condition or conditions specified in such Person’s earlier notice are no longer applicable.

3.2           Procedure for Issuance.  e)  The Funds Administrator may from time to time request the Administrative Agent to direct the issuance of a Letter of Credit by delivering to the Administrative Agent, with a copy to the applicable Issuing Bank, a Letter of Credit Request in the form of Exhibit 3.2(a) to this Agreement, not later than 1:00 p.m. (New York City time) at least three (3) Business Days (or such shorter period as may be agreed to by the Administrative Agent and the applicable Issuing Bank) in advance of the proposed date of issuance. Prior to date of issuance or in conjunction with the submission of a Letter of Credit Request, the Funds Administrator shall provide to the Administrative Agent and the applicable Issuing Bank a precise description of the format of the Letter of Credit or information and documents adequate to allow for the Issuing Bank to prepare the requested Letter of Credit and shall specify that the only drawings permitted under the Letter of Credit shall be sight drawings.  The Issuing Bank shall not issue any Letter of Credit until it has received authorization to do so from the Administrative Agent.  Promptly after the issuance or amendment of any standby Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Funds Administrator, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance and amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify the Lenders, in writing, of such issuance or amendment, and if so requested by a Lender the Administrative Agent shall provide such Lender with copies of such issuance or amendment. With regards to Commercial Letters of Credit, the Issuing Bank shall on the first Business Day of each week, provide to the Administrative Agent by facsimile a report detailing the daily aggregate outstanding Commercial Letters of Credit for the previous week.

(b)           The transmittal by the Funds Administrator of each Letter of Credit Request shall be deemed to be a representation and warranty made by each of the Borrowers, both at the time of such transmittal and at the time of the issuance of the requested Letter of Credit, that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of Section 3.1.

3.3           Terms of Letters of Credit.  The Administrative Agent shall not direct the issuance of any Letter of Credit unless:

(a)           if it is a standby Letter of Credit, its term does not exceed one year from the date of issuance (except that any such Letter of Credit may provide for annual renewals on terms reasonably acceptable to the Administrative Agent and the Issuing Bank);

(b)           if it is a Commercial Letter of Credit, its term does not exceed 180 days;

(c)           in the case of any Letter of Credit, it expires no later than thirty (30) Business Days prior to the Expiration Date.

3.4           Lenders’ Participation.  f)  Immediately upon issuance by any Issuing Bank of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally acquired from such Issuing Bank, without recourse or warranty, an undivided interest and participation

(an “L/C Participation”), to the extent of such Lender’s Proportionate Share, in such Issuing Bank’s rights to be paid the principal amount of, together with interest accrued on, drawings under such Letter of Credit and in any security therefor or Guaranty pertaining thereto.

(b)           i)           Each Issuing Bank shall, subject to Section 3.4(c), remit to the Administrative Agent, for the account of each Lender such Lender’s Proportionate Share of each payment of principal and interest (to the extent such interest does not exceed the L/C Interest Rate) received by such Issuing Bank on account of any drawing under such Letter of Credit (A) with respect to which such Issuing Bank has delivered an L/C Notice of Drawing to the Administrative Agent during a Bankruptcy Default and (B) that is received by such Issuing Bank on or after the date of such L/C Notice of Drawing; provided, that in the event that any such payment received by any Issuing Bank shall be required to be returned by such Issuing Bank, such Lender shall return to such Issuing Bank the portion thereof previously distributed by it to the Administrative Agent, but without interest thereon (unless such Issuing Bank is required to pay interest on the amount returned, in which case such Lender shall be required to pay interest at the same rate).

(ii)           (1)           Payments required to be made by any Issuing Bank to the Administrative Agent for the account of a Lender, together with interest thereon at the rate specified in Section 3.4(b)(ii)(B), shall be made to the Administrative Agent, if the amount in respect of which the payment is to be made to the Administrative Agent is received by such Issuing Bank on or before 1:00 p.m. (New York City time) of such Issuing Bank’s time on a Business Day, on the day received and, if received after such time, on or before 11:00 a.m. (New York City time) of such Issuing Bank’s time, on the next succeeding Business Day.

(B)           Interest shall be payable by each Issuing Bank on amounts required to be paid by it to the Administrative Agent pursuant to Section 3.4(b)(ii)(A) from the date such payments are due until such amounts are paid in full at, for the first three Business Days, the Federal Funds Rate, and, thereafter, the Base Rate.

(c)           Until an Issuing Bank shall have received from a Lender, or the Administrative Agent on behalf of such Lender, payment in full of the amount required to be paid by such Lender to such Issuing Bank pursuant to Section 3.6(b)(ii), such Issuing Bank may hold all amounts otherwise payable by it to the Administrative Agent for the account of such Lender pursuant to Section 3.4(b)(i) as collateral to secure such Lender’s obligation to make such payment to it.

3.5           Maturity of Drawings; Interest Thereon.  g)  Drawings under any Letter of Credit shall, notwithstanding anything to the contrary contained therein, mature and become due and payable, and shall be repaid to the Administrative Agent for the account of the applicable Issuing Bank by the Borrowers in full, together with interest accrued thereon, from the date and at the rate specified in Section 3.5(b), on the Effective Date of the L/C Notice of Drawing in respect of such drawing.

(b)           Borrowers shall, notwithstanding anything to the contrary contained in any Letter of Credit, pay interest on the outstanding principal amount of each drawing under such Letter of Credit at a rate per annum equal to the rate set forth in Section 4.2 (the “L/C Interest

Rate”) from the date such drawing is disbursed by the applicable Issuing Bank to the date such drawing is reimbursed by the Borrowers.  Interest on each such drawing shall be payable when such drawing shall be due (whether at maturity, by reason of acceleration or otherwise) and, prior to such time, on demand.

3.6           Payment of Amounts Drawn Under Letters of Credit; Funding of L/C Participations.  In the event of any drawing under any Letter of Credit, the applicable Issuing Bank may deliver an L/C Notice of Drawing to the Administrative Agent and the Administrative Agent shall:

(a)           unless a Bankruptcy Default exists, treat each L/C Notice of Drawing on its Effective Date as a Notice of Borrowing requesting Base Rate Loans in a principal amount equal to the amount of such drawing plus interest on the amount of such drawing at the L/C Interest Rate from the day such drawing was disbursed until the date of such L/C Notice of Drawing (unless such drawing was disbursed and repaid on the same day, in which case interest shall be payable for such day); and each such L/C Notice of Drawing shall have the same force and effect as a Notice of Borrowing given by the Funds Administrator for and on behalf of the Borrowers, except that the conditions to borrowing specified in Section 2.2 and Section 5.2 (other than that a Bankruptcy Default shall not exist) shall not apply;

(b)           i)           (A)           during a Bankruptcy Default, on the Effective Date of an L/C Notice of Drawing, notify (an “L/C Participation Funding Notice”) each Lender of the amount of such drawing, and of interest accrued thereon at the L/C Interest Rate from the date specified in such L/C Notice of Drawing as the date such drawing was disbursed by the applicable Issuing Bank to the L/C Participation Funding Date and of such Lender’s Proportionate Share of such amount (an “L/C Participation Funding Amount”).

(B)           The Administrative Agent shall give an L/C Participation Funding Notice to each Lender not later than 3:00 p.m. (New York City time) time on the day the Administrative Agent receives an L/C Notice of Drawing, if such Notice of Drawing was received by it at or before 12:00 Noon (New York City time) on a Business Day and, if not, not later than 12:00 Noon (New York City time) on the next succeeding Business Day.

(ii)           Each Lender shall make available to the Administrative Agent for the benefit of the applicable Issuing Bank an amount equal to such Lender’s L/C Participation Funding Amount in immediately available funds, not later than 1:00 p.m. (New York City time) on the Business Day (the “L/C Participation Funding Date”) next succeeding the date of the applicable L/C Participation Funding Notice, together with interest on such amount from the L/C Participation Funding Date until such amount is paid in full at, for the first three Business Days, the Federal Funds Rate and, thereafter, the Base Rate.

(iii)           In the event that any Lender fails to make available to the Administrative Agent such Lender’s L/C Participation Funding Amount as provided in Section 3.6(b)(ii), the Administrative Agent may, but shall not be obligated to, fund the amount of such Lender’s L/C Participation Funding Amount and recover such amount on demand from such Lender in accordance with Section 12.9.

(iv)           The Administrative Agent shall distribute to each Lender which has paid all amounts payable by it under this Section 3.6(b) with respect to any Letter of Credit such Lender’s Proportionate Share of all payments subsequently received by the Administrative Agent from or for the account of the Borrowers in reimbursement of the principal amount of all drawings thereunder plus interest thereon from the date such drawings were disbursed at the L/C Interest Rate, provided that in the event that any such payment received by the Administrative Agent for the account of any Issuing Bank shall be required to be returned by the Administrative Agent, such Lender shall return to the Administrative Agent the portion thereof previously distributed by the Administrative Agent to it, but without interest thereon (unless the Administrative Agent or such Issuing Bank is required to pay interest on the amount returned, in which case the Lender shall be required to pay interest at the same rate).

(v)           If a Bankruptcy Default occurs at or after the time the Administrative Agent receives an L/C Notice of Drawing and before the Administrative Agent has given the applicable L/C Participation Funding Notice, or, if it has given such notice, before all of the Lenders have funded their L/C Participation Funding Amounts, a Bankruptcy Default shall be deemed to “exist”, and the provisions of Section 3.6(b) shall be applicable.

3.7           Nature of Issuing Bank’s Duties.  In determining whether to pay under any Letter of Credit, the Issuing Bank issuing such Letter of Credit shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.  As between the Borrowers, any Issuing Bank and each Lender, the Borrowers assume all risks of the acts and omissions of any Issuing Bank except to the extent such action or omission constitutes gross negligence or willful misconduct as determined by a court of competent jurisdiction, or misuse of any Letter of Credit by the respective beneficiaries of such Letter of Credit.  In furtherance and not in limitation of the foregoing, neither any Issuing Bank, the Administrative Agent nor any of the Lenders shall be responsible (a) for the validity, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (c) for failure of the beneficiary of any Letter of Credit to strictly comply with conditions required in order to draw upon such Letter of Credit, (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, facsimile or otherwise, whether or not they be in cipher, (e) for errors in interpretation of technical terms, (f) for any loss or delay in the transmission or otherwise of an document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof and (g) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing honored under such Letter of Credit.  Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit shall not create any liability on the part of the Administrative Agent or any Lender to any Borrower except to the extent such action or omission constitutes gross negligence or willful misconduct as determined by a court of competent jurisdiction.

3.8           Obligations Absolute.  The joint and several obligations of the Borrowers to reimburse each Issuing Bank for drawings honored under a Letter of Credit issued by such Issuing Bank, together with interest as herein provided, and the obligations of the Lenders under Section 3.6 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement, without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment or counterclaim, under all circumstances including the following circumstances:

(a)           any lack of validity or enforceability of any Letter of Credit;

(b)           the existence of any claim, set-off, defense or other right which any Borrower or any Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), the applicable Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

(c)           any draft, demand, certificate or any other documents presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(d)           the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(e)           payment by the applicable Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit (provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents under a Letter of Credit comply with the terms thereof);

(f)           failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or

(g)           the fact that an Event of Default or Unmatured Event of Default shall have occurred and be continuing;

provided that no payment by a Borrower or a Lender to any Issuing Bank shall constitute a waiver or release by such Borrower or such Lender of any right it may have against such Issuing Bank, including, in the case of a Borrower, a claim that such Issuing Bank acted with willful misconduct or gross negligence as determined by a court of competent jurisdiction in determining whether documents presented under a Letter of Credit complied with the terms of such Letter of Credit.

3.9           Outstanding Letter of Credit.  The letter of credit set forth under the caption “Letter of Credit outstanding on the Closing Date” on Schedule 3.9 was issued prior to the Closing Date pursuant to the Existing Credit Agreement and will remain outstanding as of the Closing Date (the “Outstanding Letter of Credit”).  The Borrowers, each Issuing Bank and each of the Lenders hereby agree with respect to the Outstanding Letter of Credit that such Outstanding Letter of Credit, for all purposes under this Agreement, shall from and after the Closing Date, be deemed to be a Letter of Credit governed by the terms and conditions of this Agreement.  Each Lender further agrees to participate in such Outstanding Letter of Credit to the extent of its Proportionate Share of such Outstanding Letter of Credit.

ARTICLE IV

INTEREST, FEES AND EXPENSES

4.1           Interest on Eurocurrency Loans.  Subject to the provisions of Section 4.6, each Eurocurrency Loan shall bear interest on its unpaid principal amount at a rate per annum equal to the applicable Eurocurrency Rate plus the Applicable Margin, as the same may be adjusted pursuant to the provisions of the definition of Applicable Margin.  Such interest shall be payable on the last day of each Interest Period with respect to such Eurocurrency Loan (or, in the case of Interest Periods in excess of three months, on each three month anniversary of the making of such Eurocurrency Loan and the last day of such Interest Period), at the date of Conversion of such Eurocurrency Loan (or a portion thereof) to a Base Rate Loan and at maturity of such Eurocurrency Loan, and after maturity of such Eurocurrency Loan (whether by acceleration or otherwise), upon demand.  The Administrative Agent upon determining the Eurocurrency Rate for any Interest Period shall promptly notify the Funds Administrator and the Lenders by telephone (confirmed promptly in writing) or in writing thereof.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

4.2           Interest on Base Rate Loans.  Subject to the provisions of Section 4.6, each Base Rate Loan shall bear interest on its unpaid principal amount at a rate per annum equal to the Base Rate plus the Applicable Margin, as the same may be adjusted pursuant to the provisions of the definition of Applicable Margin.  Such interest shall be payable quarterly as of the end of each Fiscal Quarter, at the date of conversion of such Base Rate Loan (or a portion thereof) to a Eurocurrency Loan and at maturity of such Base Rate Loan, and after maturity of such Base Rate Loan (whether by acceleration or otherwise), upon demand.  In the event of any change in said Base Rate, the rate hereunder shall change, effective as of the day the Base Rate changes.  Each determination by the Administrative Agent of any interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

4.3           Notice of Continuation and Notice of Conversion.

(a)           With respect to any Borrowing consisting of Eurocurrency Loans, the Borrowers may (so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, subject to the provisions of Section 4.3(c)), elect to maintain such Borrowing or any portion thereof as consisting of Eurocurrency Loans by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period (a “Continuation”) shall be made by notice given not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of any such Continuation relating to Eurocurrency Loans, by the Funds Administrator to the Administrative Agent. Such notice by the Funds Administrator of a Continuation (a “Notice of Continuation”) shall be in substantially the form of Exhibit 4.3(a), specifying (i) the date of such Continuation, (ii) the aggregate amount of Loans subject to such Continuation and (iii) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  The Borrowers may elect to continue more than one Borrowing consisting of Eurocurrency Loans by combining such Borrowings into one Borrowing and selecting a new Interest Period pursuant to this Section 4.3(a); provided that each of the Borrowings so combined shall consist of Loans having Interest Periods ending on the same date.  If the Borrowers shall fail to select a new Interest Period for any Borrowing consisting of Eurocurrency Loans in accordance with this Section 4.3(a), such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

(b)           The Borrowers may on any Business Day (so long as no Event of Default or Unmatured Event of Default has occurred and is continuing), upon notice (each such notice, a “Notice of Conversion”) given by the Funds Administrator to the Administrative Agent, and subject to the provisions of Section 4.3(c), Convert the entire amount of or a portion of all Loans of one Type comprising the same Borrowing into Loans of another Type; provided however that any Conversion of any Eurocurrency Loans into Loans of another Type shall be made on, and only on, the last day of an Interest Period for such Eurocurrency Loans and, upon Conversion of any Loans into Loans of another Type, the Borrowers shall pay accrued interest to the date of Conversion on the principal amount Converted.  Each such Notice of Conversion shall be given not later than 11:00 a.m. (New York City time) on the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into Eurocurrency Rate Loans.  Subject to the restrictions specified above, each Notice of Conversion shall be in substantially the form of Exhibit 4.3(b) hereto specifying (i) the requested date of such Conversion, (ii) the Type of Loans to be Converted, (iii) the portion of such Type of Loan to be Converted, (iv) the Type of Loan such Loans are to be Converted into and (v) if such Conversion is into Eurocurrency Loans, the duration of the Interest Period of such Loan.  Each Conversion shall be in an aggregate amount for the Loans of all Lenders of not less than $2,000,000 or any integral multiple of $1,000,000 in excess thereof. The Borrowers may elect to Convert the entire amount of or a portion of all Loans of one Type comprising more than one Borrowing into Loans of another Type by combining such Borrowings into one Borrowing consisting of Loans of another Type; provided that if the Borrowings so combined consist of Eurocurrency Loans, such Loans shall have Interest Periods ending on the same date.

(c)           Notwithstanding anything contained in subsections (a) and (b) above or elsewhere in this Agreement to the contrary,

(i)           (1)           if the Administrative Agent is unable to determine the Eurocurrency Rate for Eurocurrency Loans comprising any requested Borrowing, Continuation or Conversion, the right of the Borrowers to select or maintain Eurocurrency Loans for such Borrowing or any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Funds Administrator and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a Loan of a Type that is unaffected by such circumstances, as selected by the Borrowers pursuant to this Agreement;

(B)           if a Lender shall, at any time, notify the Administrative Agent that, because of a change in applicable law after the date such Lender became a Lender, it has become unlawful for such Lender to participate in any requested Borrowing, Continuation or Conversion of Eurocurrency Rate Loans, to continue its Eurocurrency Rate Loans, or to comply with its obligations hereunder in respect thereof, that Lender’s obligation to participate in any such requested Borrowing, Continuation or Conversion shall be discharged by such Lender’s making its participation therein in the form of a Base Rate Loan, and any of such Lender’s Eurocurrency Loans not otherwise being converted shall be converted into Base Rate Loans on the earlier of (1) the last day of the applicable Interest Period and (2) the last day such Lender may lawfully continue to maintain Eurocurrency Loans, provided that any Base Rate Loan that, but for this clause (B), would have been a Eurocurrency Loan shall constitute part of the Borrowing of which any such Eurocurrency Loan was or would have been a part;

(ii)           if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, Continuation or Conversion, notify the Administrative Agent that the Eurocurrency Rate for Loans comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Loans for such Borrowing, the right of the Borrowers to select Eurocurrency Loans for such Borrowing shall be suspended until the Administrative Agent shall notify the Funds Administrator and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a Loan of a Type that is unaffected by such circumstances, as selected by the Borrowers pursuant to this Agreement; and

(iii)           there shall not be, at any one time, more than six Interest Periods in effect with respect to Eurocurrency Rate Loans.

(d)           Each Notice of Continuation and Notice of Conversion shall be irrevocable (subject to Section 4.3(c)) by and binding on the Borrowers.

4.4           Computation of Interest and Fees.  Interest on all Loans and fees payable hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days; provided that interest on all Base Rate Loans shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be.  Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Company and its Subsidiaries and the Lenders in the absence of manifest error.  Administrative Agent shall, at any time and from time to time upon request of Company, deliver to Company a statement showing the quotations used by Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement

4.5           Interest Periods.  At the time it gives any Notice of Borrowing or a Notice of Conversion or Notice of Continuation with respect to Eurocurrency Loans, Borrowers shall elect, by giving Administrative Agent written notice, the interest period (each an “Interest Period”) which Interest Period shall, at the option of the Borrowers, be one, two, three, six or if available to each of the applicable Lenders (as determined by each such applicable Lender in its sole discretion) any other period acceptable to the Administrative Agent; provided that:

(a)           all Eurocurrency Loans comprising a Borrowing shall at all times have the same Interest Period;

(b)           the initial Interest Period for any Eurocurrency Loan shall commence on the date of such Borrowing of such Eurocurrency Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurocurrency Loan shall commence on the last day of the immediately preceding Interest Period;

(c)           if any Interest Period relating to a Eurocurrency Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d)           if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurocurrency Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e)           no Interest Period may be selected at any time when an Unmatured Event of Default or Event of Default is then in existence; and

(f)           no Interest Period shall extend beyond the Expiration Date for any Loan.

4.6           Interest After Event of Default.  Notwithstanding the rates of interest specified herein, (i) effective after the occurrence and continuance of any Event of Default (other than the failure to pay Obligations when due) and notice from Administrative Agent or the Majority Lenders and for so long thereafter as any such Event of Default shall be continuing or not waived, and (ii) effective immediately upon any failure to pay any Obligations or any other amounts due under any of the Loan Documents when due, whether by acceleration or otherwise, the principal balance of each Loan then outstanding and, to the extent permitted by applicable law, any interest payment on each Loan not paid when due or other amounts then due and payable shall bear interest payable on demand, after as well as before judgment at a rate per annum equal to the rate at which the Loans are bearing interest pursuant to Section 4.2 above, plus two percent (2.0%). In the event of any change in said applicable interest rate, the rate hereunder shall change, effective as of the day the applicable interest rate changes, so as to remain two percent (2.0%) per annum above the then applicable interest rate.

4.7           Unused Line Fees.  The Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a non-refundable fee (the “Unused Line Fee”) equal to three-eighths of one percent (0.375%) per annum of the unused portion of the Line of Credit (with any outstanding Letter of Credit Obligations constituting usage of the Line of Credit).  The Unused Line Fee shall accrue daily from the Closing Date until the Expiration Date, and shall be due and payable quarterly in arrears, on the first Business Day of each Fiscal Quarter, beginning on October 1, 2006, and on the Expiration Date.

4.8           Letter of Credit Fees.  (a)  The Administrative Agent shall be entitled to charge to the account of the Funds Administrator on each Quarterly Payment Date, a fee for the ratable benefit of the Lenders for distribution to each Lender, in an amount equal to the Applicable Margin for Eurocurrency Loans on the daily undrawn amounts outstanding during the immediately preceding Fiscal Quarter; provided that from the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (A) all Obligations have been paid and satisfied in full and (B) such Event of Default shall not be continuing, such fee shall be equal to two (2%) percent per annum above the Applicable Margin, otherwise applicable hereunder and shall be payable on demand (such fees, the “Letter of Credit Fees”); and

(b)  The Administrative Agent shall be entitled to charge to the account of the Funds Administrator on each Quarterly Payment Date, a fee for the benefit of DB, as Issuing Bank equal to the greater of (x) $500 per annum and (y) 0.125% per annum with respect to all Letters of Credit on the daily undrawn amounts outstanding during the immediately preceding Fiscal Quarter (the “Fronting Fee”). In addition to the Fronting Fee, the Administrative Agent shall be entitled to charge the account of the Funds Administrator, as and when incurred, the customary charges, fees, costs and expenses of DB, as Issuing Bank for the issuance, transfer, amendment or payment of any Letter of Credit (the “Issuing Bank Fees”).  The Funds Administrator shall pay Fronting Fees and Issuing Bank Fees directly to any Issuing Bank other than DB.  Each determination of the Fronting Fee and Issuing Bank Fees shall be made by the Issuing Bank and shall be conclusive and binding for purposes of Administrative Agent’s right to collect and distribute such fees, absent manifest error.

4.9           Intentionally Omitted.

4.10           Authorization to Charge Borrowers’ Accounts.  Each Borrower hereby authorizes the Administrative Agent to charge the account of any Borrower maintained with the Administrative Agent with the amount of all Fees, Expenses and other payments to be paid hereunder, under the Fee Letter and under the other Loan Documents as and when such payments become due and agrees that it shall pay interest thereon from the date such amount is to be charged to such Borrower’s Account to the date the same is paid (whether by the making of a Loan or otherwise) at the then applicable rate for Base Rate Loans.  Each Borrower confirms that any charges which the Administrative Agent may so make to such Borrower’s Account as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent’s discretion.  The Administrative Agent will use its best efforts to give the Funds Administrator five (5) Business Days advance notice of such Fees, Expenses and other payments in reasonable detail, provided that the failure to provide such notice shall not result in any liability of the Administrative Agent.

4.11           Compensation for Funding Losses.  The Borrowers shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurocurrency Loans to the extent not recovered by the Lender in connection with the liquidation or re-employment of such funds (but not failure to receive the Applicable Margin with respect to Eurocurrency Loans) and including the compensation payable by such Lender to a Participant) and any loss sustained by such Lender in connection with the liquidation or re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than it would have received had such Eurocurrency Loan remained outstanding until the last day of the Interest Period applicable to such Eurocurrency Loans) which such Lender may sustain as a result of:

(a)           for any reason (other than a default by such Lender or Administrative Agent) a continuation or Borrowing of, or conversion from or into, Eurocurrency Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion or Notice of Continuation (whether or not withdrawn);

(b)           any payment, prepayment or conversion or continuation of any of its Eurocurrency Loans occurring for any reason whatsoever on a date which is earlier than the last day of an Interest Period applicable thereto;

(c)           any repayment of any of its Eurocurrency Loans not being made on the date specified in a notice of payment given by any Borrower; or

(d)           any other failure by any Borrower to repay its Eurocurrency Loans when required by the terms of this Agreement or (ii) an election made by Company pursuant to Section 4.13.  A written notice as to additional amounts owed such Lender under this Section 4.11 and delivered to Funds Administrator and Administrative Agent by such Lender shall, absent manifest error, be final, conclusive and binding for all purposes.  Calculation of all amounts payable to a Lender under this Section 4.11 shall be made as though that Lender had actually funded its relevant Eurocurrency Loan through the purchase of a Eurocurrency deposit bearing interest at the Eurocurrency Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurocurrency Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 4.11.

4.12           Increased Costs, Illegality, Etc.

(a)           Generally.  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by Administrative Agent):

(i)           on any Interest Rate Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurocurrency market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurocurrency Rate; or

(ii)           at any time, that any Lender shall incur increased costs or reduction in the amounts received or receivable hereunder with respect to any Eurocurrency

Loan because of (x) any Change in Law since the date of this Agreement such as, for example, but not limited to: (A) the imposition of any tax of any kind with respect to this Agreement or any Eurocurrency Loan or a change in the basis of taxation of payments to any Lender of the principal of or interest on the Notes or any other amounts payable hereunder (except for changes to the extent relating to Excluded Taxes) or (B) a change in official reserve, special deposit, compulsory loan, insurance charge or similar requirements by any Governmental Authority (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurocurrency Rate) and/or (y) other circumstances since the date of this Agreement affecting such Lender or the interbank Eurocurrency market or the position of such Lender in such market (excluding, however, differences in a Lender’s cost of funds from those of Administrative Agent which are solely the result of credit differences between such Lender and Administrative Agent); or

(iii)           at any time, that the making or continuance of any Eurocurrency Loan has been made (x) unlawful by any law, directive or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurocurrency market;

then, (x) in the case of clause (i) above, Eurocurrency Loans shall no longer be available until such time as Administrative Agent notifies Funds Representative and the Lenders that the circumstances giving rise to such notice by Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion or Notice Continuation given by any Borrower with respect to Eurocurrency Loans (other than with respect to conversions to Base Rate Loans) which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower, (y) in the case of clause (ii) above, such Borrower shall pay to such Lender, within ten days of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder and (z) in the case of clause (iii) above, such Borrower shall take one of the actions specified in Section 4.12(b) as promptly as possible and, in any event, within the time period required by law.

(b)           Eurocurrency Loans.  At any time that any Eurocurrency Loan is affected by the circumstances described in Section 4.12(a)(ii) or (iii), Borrowers may (and, in the case of a Eurocurrency Loan affected by the circumstances described in Section 4.12(a)(iii), shall) either (i) if the affected Eurocurrency Loan is then being made initially or pursuant to a conversion, by giving Administrative Agent telephonic notice (confirmed in writing) on the same date that Funds Administrator was notified by the affected Lender or Administrative Agent pursuant to Section 4.12(a)(ii) or (iii), cancel the respective Borrowing, or (ii) if the affected Eurocurrency Loan is then outstanding, upon at least three Business Days’ written notice to Administrative Agent, require the affected Lender to convert such Eurocurrency Loan into a Base Rate Loan, provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 4.12(b).

(c)           Capital Requirements.  If any Lender determines that any Change in Law concerning capital adequacy by any Governmental Authority, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then Borrowers shall pay to such Lender, within ten days of its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.
(d)           Certificates for Reimbursement. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 4.12, will give prompt written notice thereof to Funds Administrator and Administrative Agent (which notice Administrative Agent will promptly transmit to each of the other Lenders), which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice (unless the respective Lender has intentionally withheld or delayed such notice, in which case the respective Lender shall not be entitled to receive additional amounts pursuant to this Section 4.12 for periods occurring prior to the 270th day before the giving of such notice) shall not release or diminish any of Borrowers’ obligations to pay additional amounts pursuant to this Section 4.12. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender’s commitments, loans or obligations in general and are not specifically attributable to the Commitments, Loans and obligations hereunder, cover all commitments, loans and obligations similar to the Commitments, Loans and obligations of such Lender hereunder whether or not the loan documentation for such other commitments, loans or obligations permits the Lender to make the determination specified in this Section 4.12.  Such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

4.13           Mitigation Obligations; Replacement of Affected Lenders.

(a)           Change of Lending Office.  Each Lender which is or will be owed compensation pursuant to Section 2.8(b) or (c) or Section 4.12(a) or (c) will, if requested by Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to cause a different branch or Affiliate to make or continue a Loan or Letter of Credit or to assign its rights and obligations hereunder to another of its branches or Affiliates if in the judgment of such Lender such designation or assignment will avoid the need for, or materially reduce the amount of, such compensation to such Lender and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.  Nothing in this Section 4.13(a) shall affect or postpone any of the obligations of Borrowers or the right of any Lender provided for herein.

(b)           Replacement of Lenders.  If (x) any Lender is owed increased costs under Section 2.8(b) or (c) or Section 4.12(a)(ii) or (iii) or Section 4.12(c) materially in excess of those to the other Lenders or (y) as provided in the last sentence of Section 12.1(a) or in Section 12.1(b) any Lender refuses to consent to certain proposed amendments, changes, supplements, waivers, discharges or terminations with respect to this Agreement, Company shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Eligible Assignees (collectively, the “Replacement Lender”) acceptable to Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 4.13(b), the Replacement Lender shall enter into one or more assignment agreements, in form and substance satisfactory to Administrative Agent, pursuant to which the Replacement Lender shall acquire all outstanding Loans of the Replaced Lender (or, at the option of Borrowers if the respective Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent), (ii) Borrowers shall have paid to Administrative Agent the assignment fee specified in Section 12.8, and (iii) all obligations of all Credit Parties owing to the Replaced Lender (including, without limitation, such increased costs and excluding those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.  Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i), (ii) and (iii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by Borrowers, the Replacement Lender shall become a Lender hereunder and, unless the Replaced Lender continues to have outstanding Loans hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender.

ARTICLE V

CONDITIONS OF CREDIT

5.1           Conditions Precedent to the Initial Borrowing.  The initial Credit Event under this Agreement shall be subject to the fulfillment, at or prior to the Initial Borrowing Date, of each of the following conditions:

(a)           Principal Loan Documents.

(i)           Credit Agreement and Notes.  The Borrowers shall have duly executed and delivered to Administrative Agent, with a signed counterpart for each Lender, this Agreement (including all schedules, exhibits, certificates, opinions and financial statements delivered pursuant hereto), and the Borrowers shall have duly executed and delivered to Administrative Agent such Notes payable to the order of each applicable Lender in the amount of their respective Commitments as shall have been requested by such Lenders all of which shall be in full force and effect;

(ii)           Subsidiary Guaranty.  Each Material Domestic Subsidiary shall have duly authorized, executed and delivered a Subsidiary Guaranty in the form of Exhibit 5.1(a)(ii) (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”);

(iii)           Security Agreement.  The Borrowers and each Material Domestic Subsidiary shall have duly authorized, executed and delivered a Security Agreement in the form of Exhibit 5.1(a)(iii) (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”) and shall have delivered to Administrative Agent, for the benefit of the Secured Creditors, all the Pledged Securities referred to therein then owned, if any, by such Credit Parties, (y) endorsed in blank in the case of promissory notes constituting Pledged Securities referred to therein then owned, if any, by such Credit Parties, and (z) together with executed and undated stock powers, in the case of Capital Stock constituting Pledged Securities and the other documents and instruments required to be delivered under the Security Agreement;

(iv)           Control Agreements.  The Borrowers, the Administrative Agent and the applicable financial institutions shall have duly authorized, executed and delivered a Control Agreement with respect to each Deposit Account that is a concentration account and with respect to each investment account, securities account or the like with any Securities Intermediary (as defined in the UCC) or such obligation shall have become an obligation under the Post-Closing Agreement.

(b)           Perfection on Personal Property Collateral.   Administrative Agent shall have received:

(i)           executed and delivered perfection certificates (each, a “Perfection Certificate”) in the form of Exhibit 5.1(b)(i) hereto dated the Initial Borrowing Date from Company and each of its Domestic Subsidiary;

(ii)           proper financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law) fully executed for filing under the UCC or other appropriate filing offices of the jurisdiction of organization of each Credit Party that is not a Foreign Subsidiary and each other jurisdiction as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests purported to be created by the Security Documents;

(iii)           certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements or similar notices that name any Credit Party that is not a Foreign Subsidiary (by its actual name or any trade name, fictitious name or similar name), or any division or other operating unit thereof, as debtor (whether filed in the jurisdiction referred to in clause (i) or elsewhere), together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which Administrative Agent shall have received written authorization from the secured party to file termination statements (Form UCC-3 or such other termination statements as shall be required by local law), such termination statements fully executed for filing where necessary);

(iv)           evidence of the completion of, or arrangements reasonably satisfactory to Administrative Agent for, all other recordings and filings of, or with respect to, the Security Documents with all Governmental Authorities and all other actions as may reasonably be necessary or, in the reasonable opinion of Administrative Agent, desirable to perfect the security interests intended to be created by the Security Documents; and

(v)           evidence that all other actions reasonably necessary, or in the reasonable opinion of Administrative Agent, desirable to perfect the security interests purported to be taken by the Security Documents have been taken or provided for.

(c)           Real Property Documents.  Administrative Agent shall have received:

(i)           fully executed and notarized counterparts of deeds of trusts, mortgages and similar documents in favor of Administrative Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, in each case in form and substance satisfactory to Administrative Agent (each a “Mortgage” and collectively, the “Mortgages”), which Mortgages shall cover such of the real property owned by each Credit Party in the United States and identified on Schedule 6.11(c) as to be encumbered by a Mortgage (each a “Mortgaged Property” and collectively, the “Mortgaged Properties”), together with evidence that counterparts of the Mortgages have been delivered to the title insurance company insuring the Lien of the Mortgages, for recording in all places to the extent necessary, to create a valid and enforceable second priority lien on each Mortgaged Property subject only to Permitted Real Property Encumbrances and the first priority liens of the Term Agent;

(ii)           if necessary in the relevant jurisdiction, completed UCC-1 financing statements as reasonably deemed necessary or desirable by Administrative Agent with respect to each such Mortgaged Property and the fixtures attached thereto or otherwise located thereon;

(iii)           mortgagee title insurance policies (or binding commitments to issue such title insurance policies) issued by the Title Company (the “Mortgage Policies”) in amounts satisfactory to Administrative Agent (but which shall in any event be no greater than the lesser of the Fair Market Value of the Mortgaged Property and the Revolving Commitments), assuring Administrative Agent that, as to the Mortgaged Fee Property, the Mortgages are valid and enforceable second priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects, encumbrances and other Liens except Permitted Real Property Encumbrances and the first priority liens of the Term Agent and the terms and conditions of the Mortgage Policies.  The Mortgage Policies shall be in form and substance satisfactory to Administrative Agent, shall include such endorsements as may be reasonably required by Administrative Agent and available in the respective jurisdiction(s) in which each such Mortgaged Property may be located, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as Administrative Agent in its reasonable discretion may request and which is available in the respective jurisdiction in which the Mortgaged Property is located; provided, however, that as to any Mortgage Policies issued with respect to Mortgaged Property located in the State of Texas, Administrative Agent acknowledges that (i) the promulgated Form T-2 is an acceptable form of insurance for such Mortgage Policies, (ii) no T-19 Endorsement shall be required and (iii) a survey exception may be included;

(iv)           for each Mortgaged Fee Property, either (1) a survey, in form and substance reasonably satisfactory to Administrative Agent, dated within one (1) year of the Closing Date, certified by a licensed professional surveyor in a manner reasonably satisfactory to Administrative Agent or (2) a prior survey, in form and substance reasonably satisfactory to Administrative Agent, certified by a licensed professional surveyor, together with a survey affidavit of no change for each such prior survey and such other documents as are required for the subject title insurance company to remove all survey exceptions to the Mortgage Policy for each Mortgaged Property and to issue a “same-as-survey” endorsement to same but in each case, only to the extent available in the jurisdiction where the Mortgaged Property is located or required pursuant to the terms of this Agreement;

(v)           evidence as to (A) whether any Mortgaged Fee Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and (B) if any Mortgaged Fee Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards, (1) whether the community in which such Mortgaged Fee Property is located is participating in the National Flood Insurance Program, (2) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (a) as to the fact that such Mortgaged Fee Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards, (b) as to whether the community in which each such Mortgaged Fee Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the applicable Credit Party evidencing flood insurance satisfactory to Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Secured Creditors; and

(d)           Opinions of Counsel.  Administrative Agent shall have received from Bracewell & Giuliani LLP, special counsel to the Credit Parties, an opinion addressed to Administrative Agent and each of the Lenders and dated the Initial Borrowing Date, which shall be in form and substance satisfactory to Administrative Agent or the Majority Lenders and shall cover such matters incident to the transactions contemplated herein and in the other Loan Documents as Administrative Agent or the Majority Lenders may reasonably request.

(e)           Corporate Documents and Financial Matters.

(i)           Officer’s Certificate.  Administrative Agent shall have received, a certificate executed by a Responsible Officer on behalf of Company, dated the date of this Agreement, stating that the representations and warranties set forth in Article VI hereof are true and correct as of the date of the certificate, that no Event of Default or Unmatured Event of Default has occurred and is continuing, that the conditions of Section 5.1 hereof have been fully satisfied (except that no opinion need be expressed as to the Administrative Agent’s or Majority Lenders’ satisfaction with any document, instrument or other matter) and that no Liens (except for Permitted Liens) have been placed against the Collateral or the Mortgaged Property since the respective dates of the searches of financing statements filed under the Uniform Commercial Code and delivered pursuant to this Section 5.1;

(ii)           Secretary’s Certificate.  On the Initial Borrowing Date, the Administrative Agent shall have received from each Credit Party a certificate, dated the Initial Borrowing Date, signed by the secretary or any assistant secretary of such Credit Party, as to the incumbency and signature of the officers of each such Credit Party executing any Document (in form and substance satisfactory to Administrative Agent) and any certificate or other document or instrument to be delivered pursuant hereto or thereto by or on behalf of such Credit Party, together with evidence of the incumbency of such secretary or assistant secretary, and certifying as true and correct, attached copies of all Organizational Documents of such Credit Party and the resolutions of such Credit Party referred to in such certificate and all of the foregoing (including each Organizational Document) shall be reasonably satisfactory to Administrative Agent or the Majority Lenders;

(iii)           Good Standing.  A good standing certificate or certificate of status or comparable certificate of each Credit Party from the Secretary of State (or other governmental authority) of its state or province of organization or such equivalent document issued by any foreign Governmental Authority if applicable in such foreign jurisdiction;

(iv)           Employee Benefit Plans; Capital Stock Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Debt Agreements.  On or prior to the Initial Borrowing Date, there shall have been delivered to Administrative Agent or included in materials filed with the SEC true and correct copies of:

(A)           all Plans (other than multiemployer plans as defined in Section 4001(a)(3) of ERISA), Foreign Pension Plans, “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) which provide benefits to retired employees (other than as required by Section 601 et. seq. of ERISA), nonqualified deferred compensation plans subject to Section 409A of the Code and equity-based incentive plans;

(B)           any material agreements entered into by Company governing the terms and relative rights of its Capital Stock, any material agreements entered into by shareholders relating to Company with respect to their Capital Stock and any material agreements with Affiliates of Company with respect to the management of Company if a payment thereunder would constitute a Restricted Payment;

(C)           all collective bargaining agreements applying or relating to any employee of any Credit Party;

(D)           all material agreements evidencing or relating to Indebtedness to Remain Outstanding of any Credit Party set forth on Schedule 8.2(i);

(E)           any “management letters” received from the Company’s auditors or any of its Subsidiaries during the two year period immediately preceding the Closing Date; and

(F)           all material tax sharing, disaffiliation tax allocation and other similar agreements entered into by any Credit Party.

(v)           Environmental; Insurance.  On or prior to the Initial Borrowing Date, Administrative Agent shall have received:

(A)           the Environmental Studies from Environmental Resources Management, with respect to certain of the Mortgaged Fee Properties, the results of which shall be in form and substance reasonably satisfactory to the Administrative Agent; and

(B)           evidence of insurance complying with the requirements of Section 7.8 for the business and properties of Company.

(vi)           Financials.  Administrative Agent shall have received (i) audited consolidated balance sheets of the Acquired Business at December 31, 2003, 2004 and 2005, statements of income and cash flows of the Acquired Business for the periods ending December 31, 2003, 2004 and 2005, audited consolidated balance sheets of Company at June 30, 2003, 2004 and 2005 and statements of income and cash flows of Company for the periods ending June 30, 2003, 2004 and 2005, (ii) unaudited quarterly financial statements for each of the Acquired Business and Company for each fiscal quarter since the most recent audited statements, to the extent available, and (iii) financial projections and pro forma financial statements for Company and its Subsidiaries;

(vii)           Pro Forma Balance Sheet.  Administrative Agent shall have received the Pro Forma Balance Sheet in form reasonably satisfactory to Administrative Agent;

(viii)                      Existing Indebtedness and Capital Structure.  On the Initial Borrowing Date and after giving effect to the Transaction and the other transactions contemplated hereby, Company shall not have any Indebtedness or preferred Capital Stock outstanding except for the Loans, Indebtedness under the Term Loan Credit Facility, Indebtedness permitted pursuant to Section 8.2(m) and the Indebtedness to Remain Outstanding.  The aggregate principal amount of the Indebtedness to Remain Outstanding shall not exceed $3,000,000, shall not have been incurred in connection with or in contemplation of the Transaction and shall be on terms and conditions satisfactory to Administrative Agent;

(ix)           Sufficient Funds; Minimum Borrowing Availability; Solvency.  Company shall have demonstrated to the reasonable satisfaction of Administrative Agent that (i) the maximum principal amount of Loans that Company may incur hereunder and pursuant to the terms of the Term Loan Credit Facility to finance the Huntsman Acquisition and to pay fees and expenses in connection therewith (whether paid on or after the Initial Borrowing Date) is sufficient to effect in full the Transaction and to pay all reasonable fees and expenses in connection therewith (whether paid on or after the Initial Borrowing Date), (ii) after giving effect to the Transaction and the Initial Borrowing and the initial borrowing under the Term Loan Credit Facility, (a) Availability equals at least $70,000,000 and (b) each Borrower and each Material Domestic Subsidiary is Solvent.

(x)           Notice of Borrowing and Letter of Direction; Funds Flow Memorandum.  Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.2(a)(i) and an executed letter of direction and funds flow memorandum in form and substance acceptable to Administrative Agent.

(f)           Transaction Documents, Etc.

(i)           Term Loan Credit Facility.  The Term Loan Credit Facility shall have been duly authorized, executed and delivered by the parties thereto, shall be in full force and effect on terms and conditions reasonably satisfactory to Administrative Agent and shall provide for commitments of not less than $265,000,000;

(ii)           Huntsman Acquisition Agreement.  The Huntsman Acquisition Agreement shall have been duly authorized, executed and delivered by the parties thereto, shall be in full force and effect and shall not have been modified without the consent of Administrative Agent, and the Huntsman Acquisition shall have occurred for a base purchase price not exceeding $197,500,000, as adjusted pursuant to the terms of the Huntsman Acquisition Agreement plus any payments up to $70,000,000 described in the Port Arthur Letter of Credit;

(iii)           Consummation of Transaction, Etc.  All conditions precedent to the consummation of each component of the Transaction as set forth in the Huntsman Acquisition Documents and the Term Loan Credit Facility Documents shall have been satisfied in all material respects and not waived except with the consent, not to be unreasonably withheld, of Administrative Agent.  Each component of the Transaction shall have been consummated in all material respects in accordance with the documentation therefor and all applicable laws and Administrative Agent shall have received such evidence of the consummation of such Transaction as Administrative Agent shall request.

(iv)           Intercreditor Agreement.  Administrative Agent shall have received a duly executed copy of the Intercreditor Agreement in the form of Exhibit 5.1(f)(iv).

(v)           Termination of Existing Credit Agreement  On or prior to the Initial Borrowing Date, the total commitments under the Existing Credit Agreement shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit, if any, issued thereunder shall have been terminated and all other amounts owing pursuant to the such agreements shall have been repaid in full and the such agreements shall have been terminated on terms and conditions satisfactory to Administrative Agent and the Majority Lenders and be of no further force or effect and the creditors there under shall have terminated and released all security interests and Liens on the assets owned by Company and its Subsidiaries in a manner satisfactory to the Administrative Agent.

(vi)           Consents; Compliance with Law. All necessary governmental and material third party approvals and/or consents in connection with the Transaction, the transactions contemplated by this Agreement and otherwise referred to herein shall have been obtained and remain in effect.  The execution of the Loan Documents, the execution of the Huntsman Acquisition Agreement, and the consummation of the transactions contemplated thereby (including the Transaction) shall not violate or conflict with any law, rule or regulation or any material agreement, contract or other obligation binding upon or affecting the property of Company or any of its Subsidiaries or the property acquired pursuant to the Huntsman Acquisition Agreement.  All Loans hereunder shall be in full compliance with all applicable requirements, including, to the extent applicable, the rules and regulations of the Board of Governors of the Federal Reserve System.;

(vii)           Litigation. No action, suit or proceeding (including, without limitation, any inquiry or investigation) shall be pending or threatened against Company or any of its Subsidiaries or with respect to the Huntsman Acquisition Agreement, the Transaction, the financing contemplated hereby or any documentation executed in connection therewith, unless such action suit or proceeding could not reasonably be expected to result in a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, or the Acquired Business and no injunction or other restraining order shall have been issued or a hearing therefor be pending or noticed with respect to the Acquisition Agreement, the Transaction, this Agreement or the transactions contemplated hereby or thereby.

(viii)                      Borrowing Base Certificate.  Company shall have duly authorized, executed and delivered the Borrowing Base Certificate pursuant to Section 7.2(g).

(g)           Collateral Audits; Appraisals. The Administrative Agent and Collateral Agent shall have received the results of the appraisals and field examination of all Inventory and Accounts Receivable of the Borrowers and their Subsidiaries, in each case in form, scope and substance satisfactory to the Administrative Agent and the Collateral Agent.

(h)           Other Closing Conditions.

(i)           No Material Adverse Change.  There shall have been no (A) Material Adverse Effect (as defined in the Huntsman Acquisition Agreement), excluding the effects of the fire that occurred on or about April 29, 2006 and related damage to the Huntsman Parties' light olefin unit located in Port Arthur, Texas, or (B) event that has resulted in a Material Adverse Effect since December 31, 2005.

(ii)           Fees and Expenses.  Company shall have paid to Administrative Agent and the Lenders, as applicable, all costs, fees and expenses (including, without limitation, reasonable legal fees and out of pocket expenses of Winston & Strawn LLP and the reasonable costs, fees and out of pocket expenses referred to in Section 12.4) payable to Administrative Agent and the Lenders to the extent then due and all recording fees and other charges payable in connection with the filing and recording of the Loan Documents;

(iii)           Other Matters.  All corporate and other proceedings taken in connection with the Transaction at or prior to the date of this Agreement, and all documents incident thereto will be reasonably satisfactory in form and substance to Administrative Agent; Administrative Agent shall have received such other instruments and documents as Administrative Agent shall reasonably request in connection with the execution of this Agreement, and all such instruments and documents shall be reasonably satisfactory in form and substance to Administrative Agent.

(iv)           Post-Closing Agreement.  Administrative Agent shall have received an executed and delivered post-closing agreement (the “Post-Closing Agreement”) with respect to certain post-closing undertakings by the Credit Parties.

Each Lender hereby agrees that by its execution and delivery of its signature page hereto and by the funding of its Loan to be made on the Initial Borrowing Date, such Lender approves of and consents to each of the matters set forth in Section 5.1 and Section 5.2 which must be approved by, or which must be satisfactory to, the Administrative Agent or the Majority Lenders or Lenders, as the case may be; provided that, in the case of any agreement or document which must be approved by, or which must be satisfactory to, the Majority Lenders, Administrative Agent or Company shall have delivered a copy of such agreement or document to such Lender on or prior to the Initial Borrowing Date if requested.

5.2           Conditions to Each Credit Event.  On the date of each Credit Event (including the initial Credit Event), both immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true (and each request for a Credit Event, shall constitute a representation and warranty by each Borrower that on the date of such Credit Event, immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

(a)           The representations and warranties contained in this Agreement and in each other Loan Document are true and correct in all material respects on and as of the date of such Credit Event as though made on and as of such date, except to the extent that such representations and warranties are expressly made as of a specific date (in which event such representations and warranties shall have been true and correct on and as of such specified date);

(b)           No event has occurred and is continuing, or would result from such Credit Event or the application of the proceeds thereof, which would constitute an Event of Default or Unmatured Event of Default;

(c)           In the case of the issuance of any Letter of Credit, none of the events set forth in Section 3.1 has occurred and is continuing or would result from the issuance of such Letter of Credit.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided herein, each Borrower makes the following representations, warranties and agreements as of the Initial Borrowing Date (both before and after giving effect to the consummation of the Transaction), all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans:

6.1           Corporate Status.  Each Credit Party and each of its Subsidiaries (i) is a duly organized and validly existing organization under the laws of the jurisdiction of its organization, (ii) has the organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposed to engage in and (iii) is duly qualified and is authorized to do business and is in good standing in (y) its jurisdiction of organization and (z) in each other jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except in the case of clause (z) for such failure to be so qualified which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No Borrower and no Subsidiary of any Borrower has used any corporate or fictitious name during the five (5) years preceding the date hereof, other than the corporate name under which it has executed this Agreement or such other name as is disclosed in the Perfection Certificate.

6.2           Corporate Power and Authority.  Each Credit Party has the organizational power and authority to execute and deliver each of the Documents to which it is a party and to perform its obligations thereunder and has taken all necessary organizational action to authorize the execution, delivery and performance by it of each of such Documents.  Each Credit Party has duly executed and delivered each of the Documents to which it is a party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.3           No Violation.  The execution and delivery by each Credit Party of the Documents to which it is a party (including, without limitation, the granting of Liens pursuant to the Security Documents), and performance of such Credit Party’s obligations thereunder do not (i) contravene any provision of any Requirement of Law applicable to any Credit Party, (ii) conflict with or result in any breach of or constitute a tortuous interference with any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of any Contractual Obligation to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject except for such contraventions, conflicts, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect, (iii) violate any provision of any Organizational Document of any Credit Party or (iv) require any approval of stockholders or any approval or consent of any Person (other than a Governmental Authority) except filings, consents or notices which have been made, obtained, given, respectively.

6.4           Governmental Approvals.  Except for the recording of the Mortgages, filings with the U.S. Patent and Trademark Office to record liens on intellectual property, and the filing of the UCC financing statements which shall be recorded and filed, respectively, on, or as soon as practicable after, the date hereof, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Initial Borrowing Date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution and delivery of any Document or the performance of the obligations hereunder or (ii) the legality, validity, binding effect or enforceability of any such Document.

6.5           Financial Statements; Financial Condition; Undisclosed Liabilities Projections; etc.

(a)           Financial Statements.

(i)           (A) The balance sheet of Company at June 30, 2004 and June 30, 2005 and March 31, 2006 and the related statements of income, cash flows and shareholders’ equity of Company for the Fiscal Year or other period ended on such dates, as the case may be, fairly present in all material respects the financial condition and results of operation and cash flows of Company and its consolidated subsidiaries as of such dates and for such periods, subject in the case of the March 31, 2006 statements, to changes resulting from audit and normal year end adjustments and the absence of footnotes.  Copies of such statements have been furnished to the Lenders prior to the date hereof and, in the case of the June 30, 2004 and 2005 statements, have been examined by PriceWaterhouseCoopers (with respect to 2004 or Grant Thornton LLP

(with respect to 2005), independent certified public accountants, who delivered an unqualified opinion in respect thereto, and (B) to Company’s knowledge, the financial statements of the Acquired Business delivered pursuant to Section 5.1(e) fairly present in all material respects the financial condition and results of operation and cash flows of the Acquired Business as of such dates and for such periods.  Copies of such statements have been furnished to the Lenders prior to the date hereof and, in the case of the December 31, 2003, 2004 and 2005 statements, have been examined by independent certified public accountants, who delivered an unqualified opinion in respect thereto, and

(ii)           the pro forma (after giving effect to the Transaction, the related financing thereof and the other transactions contemplated hereby and thereby) balance sheet of Company attached hereto as Schedule 6.5(a) (the “Pro Forma Balance Sheet”) presents fairly in all material respects the financial condition of Company at March 31, 2006 and presents a good faith estimate of the pro forma financial condition of Company and its Subsidiaries on a consolidated basis (after giving effect to the Transaction, the related financing thereof and the other transactions contemplated hereby and thereby in each case, as if occurring on March 31, 2006) at the date thereof.  The Pro Forma Balance Sheet has been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) subject to normal year-end adjustments.

(b)           Solvency.  On and as of the Closing Date, after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred, (and the use of proceeds thereof), and Liens created by Company and its Subsidiaries in connection with the transactions contemplated hereby, the Company is Solvent.

(c)           No Undisclosed Liabilities.  Except as fully reflected in the financial statements and the notes related thereto delivered pursuant to Section 6.5(a) and on Schedule 8.2(i) there were as of the Initial Borrowing Date (and after giving effect to the Transaction and the other transactions contemplated hereby) no liabilities or obligations with respect to Company and its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to Company and its Subsidiaries, taken as a whole.  As of the Initial Borrowing Date (and after giving effect to the Transaction and the other transactions contemplated hereby), Company does not know of any basis for the assertion against Company or any Subsidiary of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements or the notes related thereto delivered pursuant to Section 6.5(a) and on Schedule 8.2(i) which, either individually or in the aggregate, could reasonably be expected to be material to Company and its Subsidiaries taken as a whole.

(d)           Projections.  On and as of the Initial Borrowing Date, the financial projections, attached hereto as Schedule 6.5(d) and previously delivered to Administrative Agent and the Lenders (the “Projections”) and each of the projections delivered after the Effective Date pursuant to Section 7.2(d) are at the time made, based on good faith estimates and assumptions made by the management of Company, and there are no statements or conclusions in any of the Projections or such projections which, at the time made, are based upon or include information known to Company to be misleading or which fail to take into account material information known to Company at such time regarding the matters reported therein.

(e)           No Material Adverse Change. Since June 30, 2005 there has been no Material Adverse Effect.

6.6           Litigation and Judgments. There are no actions, suits or proceedings pending or, to the knowledge of Company and its Subsidiaries, threatened (i) against any Credit Party with respect to any Document or (ii) that could reasonably be expected to have a Material Adverse Effect.  No judgments, orders, writs or decrees are outstanding against any Credit Party or any Subsidiary of any Credit Party, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.7           True and Complete Disclosure.  All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Company or any of its Subsidiaries  in writing to any Lender (including, without limitation, all information contained in the Documents) (other than the Projections as to which Section 6.5(d) applies) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Company or any of its Subsidiaries in writing to any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, when taken as a whole, do not contain as of the date furnished any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

6.8           Use of Proceeds; Margin Regulations.

(a)           Loan Proceeds.  All proceeds of the Loans incurred on the Initial Borrowing Date shall be used by Company (x) to finance, in part, the Huntsman Acquisition, (y) to pay fees and expenses in connection with the Transaction and (z) for ongoing working capital and general corporate purposes.

(b)           Margin Regulations.  No part of the proceeds of any Loan will be used to purchase or carry any margin stock (as defined in Regulation U of the Board), directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such margin stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans or extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Board.

6.9           Taxes.

(a)           Tax Returns and Payments. Each Borrower and each of its Subsidiaries has timely filed or caused to be filed with the appropriate taxing authority, all material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of Company and/or any of its Subsidiaries.  The Returns reflect in all material respects all liability for taxes of Company and its Subsidiaries for the periods covered thereby.  Each of Company and each of its Subsidiaries has paid all material taxes payable by it before they have become delinquent other than those contested in good faith and for which adequate reserves have been established in conformity with GAAP.  Neither

Company nor any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transaction.   Neither Company nor any of its Subsidiaries has participated in any transaction (which relates to a year of the taxpayer that is still open under the statute of limitations) which is a “reportable transaction” within the meaning of  Treasury Regulation section 1.6011-4(b)(2) (irrespective of the date the transaction was entered).

(b)           Tax Examinations.  As of the date hereof, there is no action, suit, proceeding, investigation, audit, or claim pending or, to the knowledge of Company, threatened by any authority regarding any taxes relating to Company or any of its Subsidiaries (including taxes for which the Company or its Subsidiaries could be liable for as a result of joint and several liability, successor liability, transferee liability, or otherwise) that could reasonably be expected to result in any material liability to any Credit Party.  All deficiencies which have been asserted against Company and its Subsidiaries (or for which Company or its Subsidiaries could be liable) as a result of any examinations have been fully paid or finally settled or are being contested in good faith.  No issue has been raised in any examination which, by application or similar principles, reasonably can be expected to result in an assertion of a deficiency for any other year not so examined that has not been accrued on Company’s and its Subsidiaries’ audited financial statements for its most recently ended Fiscal Year that would be required to be so accrued in accordance with GAAP.  Neither Company nor any of its Subsidiaries has knowledge of any material federal income tax liability with respect to open taxable years in excess of amounts accrued on such Person’s financial statements for its most recently ended Fiscal Year that would be required to be so accrued in accordance with GAAP, nor does Company or any of its Subsidiaries anticipate any further material tax liability with respect to such open taxable years taken as a whole in excess of such accrued amounts.

6.10           Compliance With ERISA; Foreign Pension Plans.  h) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) each Plan has been operated and administered in a manner so as not to result in any liability to a Credit Party, any of its Subsidiaries or any of their ERISA Affiliates for failure to comply with the applicable provisions of applicable law, including ERISA and the Code; (ii) no Termination Event has occurred with respect to any Plan; (iii) to the best knowledge of Company, no Multiemployer Plan is insolvent or in reorganization; (iv) no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; (v) neither Company nor any of its Subsidiaries nor any of their ERISA Affiliates have incurred any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; (vi) no proceedings have been instituted to terminate any Plan within the last fiscal year; (vii) using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, neither Company nor any of its Subsidiaries nor any of their ERISA Affiliates would have any liability to any Multiemployer Plan in excess of $10 million in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ending prior to the date of any Credit Event; (viii) no Lien imposed under the Code or ERISA on the assets of Company, any of its Subsidiaries or any of their ERISA Affiliates exists or is likely to arise on account of any Plan; and (ix) each Credit Party, each of its Subsidiaries or each of their ERISA Affiliates have made all contributions to each Plan within the time required by law or by the terms of such Plan and Company and its Subsidiaries and ERISA Affiliates do not maintain or contribute to any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by Section 601 et seq. of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA).

(b)            (i)            Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Foreign Pension Plan is in compliance and in good standing (to the extent such concept exists in the relevant jurisdiction) in all material respects with all laws, regulations and rules applicable thereto, including all funding requirements, and the respective requirements of the governing documents for such Foreign Pension Plan; (ii) with respect to each Foreign Pension Plan maintained or contributed to by Company or any of its Subsidiaries, (A) that is required by applicable law to be funded in a trust or other funding vehicle, the aggregate of the accumulated benefit obligations under such Foreign Pension Plan does not exceed to any material extent the current fair market value of the assets held in the trusts or similar funding vehicles for such Foreign Pension Plan and (B) that is not required by applicable law to be funded in a trust or other funding vehicle, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained; (iii) there are no material actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of Company or its Subsidiaries, threatened against Company or any Subsidiary with respect to any Foreign Pension Plan; (iv) all material contributions required to have been made by Company or any of its Subsidiaries to any Foreign Pension Plan have been made within the time required by law or by the terms of such Foreign Pension Plan; and (v) except as disclosed on Schedule 6.10, no Foreign Pension Plan with respect to which Company or any of its Subsidiaries could have any material liability has been terminated or wound-up and no actions or proceedings have been taken or instituted to terminate or wind-up such a Foreign Pension Plan.

6.11           Security Documents.

(a)           Personal Property Collateral.  The provisions of the Security Agreement  are effective to create in favor of Administrative Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of Borrowers and the Subsidiary Guarantors in the Collateral, and the Security Agreement, together with the filings of the UCC initial financing statements described therein creates a fully perfected lien on, and security interest in, all right, title and interest of Borrowers and the Subsidiary Guarantors in all of the Collateral described therein (to the extent perfection can be obtained by filing of a financing statement), subject to no other Liens other than Permitted Liens.  The recordation in the United States Patent and Trademark Office of assignments for security made pursuant to the Security Agreement, together with filings of the UCC initial financing statements made pursuant to the Security Agreement, will be effective, under Federal law, to perfect the security interest granted to Administrative Agent in the trademarks and patents covered by the Security Agreement.  The recordation in the United States Copyright Office of assignments for security made pursuant to the Security Agreement, together with filings of the UCC initial financing statements made pursuant to the Security Agreement, will be effective under Federal and applicable state law to perfect the security interest granted to Administrative Agent in any copyrights covered by the Security Agreement.

(b)           Pledged Securities.  To the extent represented by certificated securities (the “Certificated Pledged Stock”) or notes (the “Pledged Notes”) described in the Security Documents, when stock certificates representing such Certificated Pledged Stock and the original Pledged Notes are delivered to Term Collateral Agent, together with executed stock powers in blank or note powers in blank, as applicable, and the UCC initial financing statements described in the Security Agreement are filed in the offices described in the Security Agreement and Company receives proceeds of the Loans on the Initial Borrowing Date, the Security Agreement shall create a fully perfected Lien (to the extent such Lien can be perfected by filing, recording, registration or possession) on, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Customary Permitted Liens of the types described in clauses (i), (ii), (iii) and (iv) of the definition thereof and Liens described in clause (e) of Section 8.1).

(c)           Real Estate Collateral.  The Mortgages create, as security for the obligations purported to be secured thereby, a valid and enforceable and, upon proper recording in the appropriate jurisdictions, perfected Lien on all of the Mortgaged Properties (including, without limitation, all fixtures and improvements relating to such Mortgaged Properties and affixed or added thereto on or after the Initial Borrowing Date) in favor of Administrative Agent (or such other trustee as may be named therein) for the benefit of the Secured Creditors, (i) superior to and prior to the rights of all third Persons and (ii) subject to no other Liens (in case of each of (i) and (ii)), other than Permitted Real Property Encumbrances and, in the case of fixtures and improvements, Permitted Liens).  Schedule 6.11(c) contains a true and complete list of each parcel of real property owned in fee or leased by any Credit Party on the date hereof, the type of interest therein held by such Credit Party and whether such real property will be encumbered by a Mortgage.  Each of the applicable Credit Parties designated on Schedule 6.11(c) has good and indefeasible title to all its Mortgaged Properties free and clear of all Liens except those described in the first sentence of this Section 6.11(c).

6.12           The Transaction.  i)  The Transaction Documents are in full force and effect, no material breach, default or waiver of any term or provision thereof by Company or any of its  Subsidiaries or, to the best of Company’s knowledge, the other parties thereto, has occurred (except for such breaches, defaults and waivers, if any, consented to in writing by Administrative Agent) and no action has been taken by any competent authority which restrains, prevents or imposes any material adverse condition upon, or seeks to restrain,  prevent or impose any material adverse condition upon, any component of the Transaction.

(b)           The representations and warranties of Company and its Subsidiaries party thereto contained in the Transaction Documents are true and correct in all material respects and the representations and warranties of the Huntsman Parties contained in the Transaction Documents are, to the knowledge of Company and its Subsidiaries, true and correct in all material respects.

(c)           At the time of consummation thereof, each component of the Transaction shall have been consummated in all material respects in accordance with the terms of the respective Transaction Documents and all applicable laws.

(d)           At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities and third parties required in order to make or consummate each component of the  Transaction shall have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained).

(e)           All applicable waiting periods with respect to the Transaction have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the consummation of any component of the Transaction.

(f)           At the time of consummation thereof, no action, suit or proceeding (including, without limitation, any inquiry or investigation) is pending or threatened against Company or any of its Subsidiaries or with respect to the Huntsman Acquisition Agreement, the Transaction, the financing contemplated hereby or any documentation executed in connection therewith, unless such action, suit or proceeding could not reasonably be expected to result in a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, or the Acquired Business and no injunction or other restraining order is issued or a hearing therefor pending or noticed with respect to the Huntsman Acquisition Agreement, the Transaction, this Agreement or the transactions contemplated hereby or thereby.

(g)           All actions taken by Company and its Subsidiaries pursuant to or in furtherance of each component of the Transaction have been taken in compliance with the respective Documents and all applicable laws.

(h)           All material conditions precedent to, and all material consents necessary to permit, the Transaction pursuant to the Documents have been satisfied.

6.13           Ownership of Property.  Company and each of its Subsidiaries has good and indefeasible title to, or a subsisting leasehold interest in, all items of material real and personal property used in its operations, free and clear of all Liens, except Permitted Liens.  Substantially all items of real and material personal property owned by, leased to or used by Company and each of its Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are currently being used.  The items of real and personal property owned by, leased to or used by Company and each of its Subsidiaries constitute all of the assets used in the conduct of such Person’s business as presently conducted, and neither this Agreement  nor any other Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of Company or any of its Subsidiaries in and to any of such assets in a manner that would have or is reasonably likely to have a Material Adverse Effect.  To the actual knowledge of Company, without any inquiry or investigation, there are no actual, threatened or alleged defaults of a material nature with respect to any leases of real property under which Company or any of its Subsidiaries is lessee or lessor.  Company and its Subsidiaries have granted Mortgages to secure the Obligations on all parcels of real property owned in fee on the Initial Borrowing Date, located in the United States and material to the operations of the Company and its Subsidiaries.

6.14           Capitalization of Company.  On the Initial Borrowing Date, the capitalization of Company will be as set forth on Schedule 6.14 hereto.  All outstanding shares of Capital Stock of Company have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 6.14, no authorized but unissued or treasury shares of Capital Stock of Company are subject to any option, warrant, right to call or commitment of any kind or character.  A complete and correct copy of each of the Organizational Documents of Company in effect on the date of this Agreement and the Initial Borrowing Date has been delivered to Administrative Agent.  Company has no outstanding stock or securities convertible into or exchangeable for any shares of its Capital Stock, or any rights issued to any Person (either  preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its Capital Stock or any stock or securities convertible into or exchangeable for any of its Capital Stock (other than as set forth in the Organizational Documents of Company).  Neither Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any convertible securities, rights or options of the type described in the preceding sentence.

6.15           Subsidiaries.

(a)           Organization.  Schedule 6.15 hereto sets forth a true, complete and correct list as of the Initial Borrowing Date of each Subsidiary of Company after giving effect to the Transaction and indicates for each such Subsidiary (i) its jurisdiction of organization, state identification number and federal employer identification number or equivalent organizational number in its jurisdiction of organization and exact legal name as it appears on the certificate of incorporation or other state or applicable Governmental Authority issued Organizational Document, (ii) its ownership (by holder and percentage interest) and (iii) whether it is a Subsidiary Guarantor.

(b)           Capitalization.  All of the issued and outstanding shares of Capital Stock of each Subsidiary of Company as of the Initial Borrowing Date are owned, directly or indirectly, by Company.  All shares of Capital Stock of each Subsidiary of Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned, free and clear of all Liens except for Permitted Liens.  No authorized but unissued or treasury shares of capital stock of any Subsidiary of Company are subject to any option, warrant, right to call or commitment of any kind or character.  A complete and correct copy of each Organizational Document of each Domestic Subsidiary of Company and each Foreign Subsidiary of Company whose Capital Stock is required to be pledged pursuant to any Security Document has been delivered to Administrative Agent.

(c)           Restrictions on or Relating to Subsidiaries.  There does not exist any encumbrance or restriction on the ability of:

(i)           any Subsidiary of Company to pay dividends or make any other distributions on its Capital Stock or to pay any Indebtedness owed to Company or a Subsidiary of Company;

(ii)           any Subsidiary of Company to make loans or advances to Company or any of Borrowers’ Subsidiaries; or

(iii)           Company or any of its Subsidiaries to transfer any of its properties or assets to Company or any of its Subsidiaries,

except for such encumbrances or restrictions permitted under Section 8.13.

6.16           Compliance With Law, Etc.  Neither Company nor any of its Subsidiaries is in default under or in violation of any Requirement of Law or Contractual Obligation or under its Organizational Documents, as the case may be, in each case the consequences of which default or violation, either individually or in the aggregate, would have a Material Adverse Effect.  No Requirement of Law in effect on the date hereof could reasonably be expected to have a Material Adverse Effect.

6.17           Investment Company Act.  Neither Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.18           Certain Fees.  No broker’s or finder’s fees or commissions or any similar fees or commissions will be payable by Company or any of its Subsidiaries with respect to the incurrence and maintenance of the Obligations, any other transaction contemplated by the Loan Documents or any  services rendered in connection with such transaction.

6.19           Environmental Matters.  j) Company and each of its Subsidiaries have complied with, and on the date of such Credit Event are in compliance with, all applicable Environmental Laws and Environmental Permits except for such non-compliance as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)           there are no material past, pending or, to the best knowledge of Company, threatened Environmental Claims against Company or any of its Subsidiaries or any real property owned or at any time operated by Company or any of its Subsidiaries except as could not reasonably be expected to result in liability to Company or any of its Subsidiaries in excess of $10,000,000.

(c)           there are no facts, circumstances, conditions or occurrences on any real property owned or at any time operated by Company or any of its Subsidiaries or, to the best knowledge of Company, on any property adjoining any real property owned or operated by Company and its Subsidiaries that could reasonably be expected (i) to form the basis of an Environmental Claim against Company or any of its Subsidiaries or any such real property except for Environmental Claims which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (ii) to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law except as could not reasonably be expected to result in liability to Company or any of its Subsidiaries in excess of $10,000,000.

(d)           Contaminants have not at any time been generated, used, treated or stored on, or transported to or from, or otherwise come to be located on any real property owned or at any time operated by Company or any of its Subsidiaries where such generation, use, treatment or storage has violated or could reasonably be expected to violate or create liability under any Environmental Law and result, individually or in the aggregate, in a Material Adverse Effect.

(e)           to the knowledge of Company, Contaminants have not at any time been Released on or from or otherwise come to be located on any real property owned or at any time operated by Company or any of its Subsidiaries where such Release has violated or could reasonably be expected to violate or create liability under any Environmental Law and result, individually or in the aggregate, in a Material Adverse Effect.

6.20           Labor Relations.  Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (i) no significant unfair labor practice complaint pending against Company or any of its Subsidiaries or, to the best knowledge of Company, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Company or any of its Subsidiaries or, to the best knowledge of Company, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Company or any of its Subsidiaries or, to the best knowledge of Company, threatened against Company or any of its Subsidiaries and (iii) to the best knowledge of Company, no question concerning union representation exists with respect to the employees of Company or any of its subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

6.21           Intellectual Property, Licenses, Franchises and Formulas.  Each of Company and each of its Subsidiaries owns or holds licenses or other rights to or under all the patents, patent applications, trademarks, designs, service marks, trademark and service mark registrations and applications therefor, trade names, copyrights, copyright registrations and applications therefor, trade secrets, proprietary information, computer programs, data bases, licenses, permits, franchises and formulas, or rights with respect to the foregoing which are material to the business of Company and its Subsidiaries (collectively, “Intellectual Property”), and has obtained assignments of all licenses and other rights of whatever nature, material to the present conduct of the business of Company and its Subsidiaries without any known material conflict with the rights of others.  Neither Company nor any of its Subsidiaries has knowledge of any existing or threatened claim by any Person contesting the validity, enforceability, use or ownership of the Intellectual Property, or of any existing state of facts that would support a claim that use by Company or any of its Subsidiaries of any such Intellectual Property has infringed or otherwise violated any proprietary rights of any other Person, in each case except as could not reasonably be expected to have a Material Adverse Effect.

6.22           Anti-Terrorism Laws.  (a) None of the Credit Parties or, to the knowledge of any of the Credit Parties, any of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including the regulations administered by the United States Treasury Department’s Office of Foreign Asset Control (“OFAC”) and Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to

Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (as amended, the "Patriot Act").

(b)           No Credit Party or, to the knowledge of any of the Credit Parties, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans, is any of the following:

(A)           a Person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations;

(B)           a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations;

(C)           a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D)           a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or the OFAC regulations; or

(E)           a Person or entity that is named on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(c)           No Credit Party or to the knowledge of any Credit Party, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or the OFAC regulations, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

6.23           Locations of Offices, Records and Inventory.  As of the Closing Date, the address of the principal place of business and chief executive office of each Credit Party is set forth on Schedule 1.1(a).  As of the Closing Date, the books and records of each Borrower and each Credit Party, and all of their respective chattel paper and records of Accounts, are maintained exclusively at such locations.  As of the Closing Date, there is no location at which any Credit Party has any Collateral (except for Collateral in transit, out for repair or, with respect to de minimus amounts of Collateral, otherwise offsite, in each case, in the ordinary course of business) other than those locations identified on Schedule 1.1(a).  As of the Closing Date, to the extent any such locations are not owned, Schedule 1.1(a) also sets forth the purpose of such location (e.g., warehouse, processing plant, sales office, etc.), the legal names of the owners and/or operators thereof; and the address and phone numbers of such owners and/or operators.  As of the Closing Date, none of the receipts received by any Borrower from any warehouseman or processor states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person’s assigns.

6.24           Deposit Accounts and Investment Accounts.  As of the Closing Date, no Borrower and no Subsidiary of any Borrower maintains or otherwise has any (a) checking, savings or other accounts at any bank or other financial institution, (b) investment account, securities account, commodity account or any similar account with any securities intermediary or commodity intermediary or (c) other account where money is or may be deposited or maintained with any Person except as set forth on Schedule 6.24.  As of the Closing Date, Schedule 6.24 sets forth the name of each financial institution, securities intermediary, commodity intermediary or other Person at which any account described above is maintained, whether such account is a concentration account and the purpose of each such account.

6.25           Status of Accounts.  Each Account of each Borrower included as an Eligible Account Receivable in the most recently delivered Borrowing Base Certificate is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by such Borrower in the ordinary course of its businesses; the goods and inventory being sold by any Borrower and the Accounts created thereby are the exclusive property of such Borrower and are not and shall not be subject to any Lien whatsoever other than those arising under the Security Agreements and Permitted Liens and such Borrower’s customers are obligated to pay the full amounts stated in the invoices and included as Eligible Accounts Receivable according to their terms, without any dispute, offset, defense, counterclaim or contra except as arising in the ordinary course of business consistent with past practices.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, so long as any Loan remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder, Borrowers shall:

7.1           Financial Statements.  Furnish or cause to be furnished to each Lender:

(a)           Monthly Financial Statements. As soon as available, but in any event within 30 days after the end of each fiscal month of Company other than the last such month of any Fiscal Quarter of Company the consolidated balance sheets of Company and its Subsidiaries as of the end of such month, the related consolidated statements of operations, income, cash flows, retained earnings and equity, for such month and for the elapsed portion of the Fiscal Year ended with the last day of such month, in each case setting forth comparative figures for the corresponding month in the prior Fiscal Year, all of which shall be certified by a Responsible Financial Officer of Company, subject to normal year-end audit adjustments;

(b)           Quarterly Financial Statements.  As soon as available, but in any event not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Company, the unaudited consolidated balance sheet of Company and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, retained earnings and of cash flows of Company and its Subsidiaries for such quarter and the portion of the Fiscal Year through the end of such quarter, in each case setting forth comparative figures for the corresponding quarter in the prior Fiscal Year, for the period from the start of each Fiscal Year to the end of such period;

(c)           Annual Financial Statements.  As soon as available, but in any event within 90 days after the end of each Fiscal Year of Company, a copy of the consolidated balance sheet of Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; and

(d)           Leverage Certificate.  As soon as available but in any event not later than forty-five (45) days after the end of each Fiscal Year, a certificate of a Responsible Financial Officer substantially in the form of Exhibit 7.1(d) (a “Leverage Certificate”) which certificate shall set forth detailed computations of Company’s Leverage Ratio for the most recently completed Test Period of Company.

All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants preparing such statements or a Responsible Financial Officer, as the case may be, and disclosed therein) and, in the case of the consolidated financial statements referred to in Section 7.1(c), accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall contain no qualifications with respect to the continuance of Company and its Subsidiaries as going concerns and shall state that such financial statements present fairly in all material respects the financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with GAAP.

7.2           Certificates; Other Information.  Furnish or cause to be furnished to each Lender (or, if specified below):

(a)           Officer’s Certificates. Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a certificate of Responsible Financial Officer substantially in the form of Exhibit 7.2(a) (a “Compliance Certificate”) stating that, to the best of such officer’s knowledge, (i) such financial statements present fairly in all material respects, in accordance with GAAP, the financial condition and results of operations of Company and its Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal recurring adjustments) and (ii) no Event of Default or Unmatured Event of Default has occurred, except as specified in such certificate and, if so specified, the action which Company proposes to take with respect thereto, which certificate shall set forth detailed computations of Company’s Consolidated Fixed Charge Coverage Ratio and Leverage Ratio for the Test Period ending on the last day of the period for which such Compliance Certificate is being delivered;

(b)           Accountant’s Statement.  Concurrently with the delivery of the financial statements referred to in Section 7.1(c), if Grant Thornton LLP or other independent certified public accountants of nationally recognized standing (the “Auditors”) shall have obtained from the regular audit of the business of the Company, knowledge of the existence of any Event of

Default or Unmatured Event of Default, they shall disclose in a written statement the existence of the Event of Default or Unmatured Event of Default and the nature thereof, it being understood that such Auditors shall have no liability, directly or indirectly, to anyone for failure to obtain knowledge of any such Event of Default or Unmatured Event of Default (provided, no such statement shall be required in the event the Auditors no longer provide such opinions under applicable accounting or auditing standards);

(c)           Management Letters.  Promptly after receipt thereof, a copy of any “management letter” received by Company or any of its Subsidiaries from its certified public accountants;

(d)           Projections.  As soon as available and in any event within ninety (90) days following the first day of each Fiscal Year of Company, projections in form reasonably satisfactory to Administrative Agent covering the five-year period beginning on the first day of such Fiscal Year prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such projections are based, which shall be accompanied by the statement of the chief executive officer or Chief Financial Officer of Company to the effect that, to the best of his or her knowledge, such projections are a reasonable estimate for the periods respectively covered thereby;

(e)           Public Filings; Reports.  Within three (3) Business Days after transmission or receipt thereof, copies of (i) all financial statements, filings, registrations and reports which Company may make to, or file with the SEC or any successor or analogous Governmental Authority and (ii) all material notices and reports as Company shall send to the Term Agent;

(f)           Tax Matters.  Within (i) five (5) Business Days after they are filed with the appropriate taxing authorities, if and when requested by the Administrative Agent a copy of the state and federal income tax returns of Holdings GP and (ii) ten (10) days after notice under Section 7.3(f), a duly completed copy of IRS Form 8886 or any successor form;

(g)           Borrowing Base Certificate.  (i) Within ten (10) Business Days after the last Business Day of each fiscal month, (ii) at the Administrative Agent’s or Collateral Agent's request upon the occurrence and during the continuation of an Event of Default, and (iii) within three (3) Business Days after the last Business Day of any week during which Availability has been less than $40 million for five (5) consecutive Business Days, a borrowing base certificate in the form of Exhibit 7.2(g) (the “Borrowing Base Certificate”) with all supporting detail as Administrative Agent or the Collateral Agent may from time to time reasonably require, duly completed, detailing Company’s understanding as to which Accounts or Inventory constitute Eligible Accounts Receivable and Eligible Inventory as of the last day of such fiscal month (or such other date as the Administrative Agent or the Collateral Agent may specify in such request), and certified by the chief accounting officer or chief financial officer of Company and subject only to adjustment upon completion of the normal year-end audit of physical inventory. In addition, each Borrowing Base Certificate shall have attached to it such additional schedules and/or other information as the Administrative Agent or the Collateral Agent may reasonably request; and

(h)           Other Requested Information.  Such other information respecting the respective properties, business affairs, financial condition and/or operations of Company or any of its Subsidiaries or the Collateral as Administrative Agent or any Lender may from time to time reasonably request.

7.3           Notices.  Promptly and in any event within five (5) Business Days after an officer of Company or of any of its Subsidiaries obtains knowledge thereof, give written notice to Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of:

(a)           Event of Default or Unmatured Event of Default.  The occurrence of any Event of Default or Unmatured Event of Default, accompanied by a statement of a Responsible Financial Officer setting forth details of the occurrence referred to therein and stating what action Company proposes to take with respect thereto;

(b)           Litigation and Related Matters.  The commencement of, or any material development in, any action, suit, proceeding or investigation pending or threatened against or affecting Company or any of its Subsidiaries or any of their respective properties before any arbitrator or Governmental Authority, (i) which could reasonably be expected to subject Company or any of its Subsidiaries to liability in excess of $1,000,000, (ii) with respect to any Document or any material Indebtedness or Capital Stock of Company or any of its Subsidiaries or (iii) which, if determined adversely to Company or any of its Subsidiaries, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(c)           Environmental Matters.  The occurrence of one or more of the following environmental matters which could reasonably be expected to subject Company or its Subsidiaries to liability individually or in the aggregate in excess of $10,000,000:

(i)           any pending or threatened Environmental Claim against Company or any of its Subsidiaries or any real property at any time owned or operated by Company or any of its Subsidiaries;

(ii)           any condition or occurrence on or arising from any real property at any time owned or operated by Company or any of its Subsidiaries that (y) results in noncompliance by Company or any of its Subsidiaries with any applicable Environmental Law, or (z) could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries or any such real property;

(iii)           any condition or occurrence on any real property at any time owned or operated by Company or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law; and

(iv)           the taking of any Remedial Action in response to the actual or alleged presence of any Contaminant on any real property at any time owned or operated by Company or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the Environmental Claim, investigation, condition, occurrence or Remedial Action and Company’s or such Subsidiary’s response thereto.  In addition, Company will provide Administrative Agent with (i) copies of all material written communications with any Governmental Authority relating to actual or alleged violations of Environmental Laws and all material written communications with any Person relating to Environmental Claims, in each case, which could reasonably be expected to result in liability to Company or its Subsidiaries in excess of $1,000,000 and (ii) such detailed reports of any Environmental Claim as may reasonably be requested by Administrative Agent or any Lender.

(d)           Notice of Change of Control.  Each occasion that any Change of Control shall occur and such notice shall set forth in reasonable detail the particulars of each such occasion;

(e)           Notices under Transaction Documents.  Promptly following the receipt or delivery thereof, copies of any material demands, notices or documents received or delivered by Company or any of its Subsidiaries under or pursuant to any Transaction Document; and

(f)           Tax Shelter Registration.  Any action (or the intention to take an action) inconsistent with the representation in the last sentence of Section 6.9(a).  Company acknowledges and agrees that the Lenders and the Administrative Agent may treat the transactions contemplated hereby (or any single transaction contemplated hereby) as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Treasury Regulation Section 301.6112-1, and such Lender or Administrative Agent, as applicable, may file such returns or maintain the lists and other records required by such Treasury Regulations.  To the extent a Lender or Administrative Agent determines to maintain such list, Company and its Subsidiaries shall cooperate with the Lender and Administrative Agent in obtaining the information required under such Treasury Regulations.

(g)           Material Adverse Effect.  Any matter known to Company or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(h)           Casualty, Condemnation/Eminent Domain.  The occurrence of any casualty or other damage to any Mortgaged Property in the event the cost to repair or restore the Mortgaged Property as a result of such casualty or other damage is estimated by Company to exceed $5,000,000 in the aggregate or the commencement of any action or proceeding for the taking of a material portion of any Mortgaged Property or interest therein under power of eminent domain or condemnation or a conveyance in lieu thereof.

7.4           Conduct of Business and Maintenance of Existence; Compliance with Laws.  Continue to engage in business of the same general type as now conducted by it, or business reasonably related or incidental thereto, and take all reasonable action to maintain its organizational existence and all other rights, privileges and franchises material to its and those of each of its Subsidiaries’ business, in each case, except as otherwise permitted pursuant to Sections 8.3 and 8.4 and comply and cause each of its Subsidiaries to comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not in the aggregate reasonably be expected to have a Material Adverse Effect.

7.5           Payment of Obligations.  Pay or discharge or otherwise satisfy at maturity or, to the extent permitted hereby, prior to maturity or before they become delinquent, as the case may be, and cause each of its Subsidiaries to pay or discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be:

(a)           all taxes, duties, levies, imposts, deductions, assessments, charges or withholdings imposed upon any of them or upon any of their income or profits or any of their respective properties or assets including, but not limited to, permit fees, inspection and license fees, all water and sewer rents, all vault charges, and all other public charges, and all service charges, common area charges, private maintenance charges, utility charges and all other private charges, whether evidenced by recorded or unrecorded documents, imposed or assessed upon the Mortgaged Property; and

(b)           all lawful claims prior to the time they become a Lien (other than Permitted Liens) upon any of their respective properties or assets;

provided, however, that neither Company nor any of its Subsidiaries shall be required to pay or discharge any such Indebtedness, tax, duty, levy, impost, deduction, assessment, charge, withholding or claim while the same is being contested by it in good faith and by appropriate proceedings diligently pursued so long as Company or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP (segregated to the extent required by GAAP) with respect thereto.

7.6           Inspection of Property, Books and Records.

(a)           Maintain, and to cause each of its Subsidiaries to maintain, books and records, including those pertaining to the Collateral, in such detail, form and scope as is consistent with good business practice.  Each Borrower agrees that the Administrative Agent, the Collateral Agent or their agents may enter upon the premises of such Borrower or any Domestic Subsidiary of such Borrower at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all or and after the occurrence of an Unmatured Event of Default or Event of Default, and which has not otherwise been waived, for the purposes of (a) conducting field examinations and appraisals and inspecting, evaluating and verifying the collateral, (b) inspecting and/or copying (at such Borrower’s expense) any and all records pertaining thereto and (c) discussing the business affairs and prospects and financial condition of such or any other Borrower and each Subsidiary of such or any other Borrower with any officers, employees and directors of such Borrower or such Subsidiary or with the Company’s auditors;

(b)           give the Administrative Agent ten (10) days prior written notice of any change in the location of any Collateral (other than Collateral in transit or out for repair or, with respect to de minimus amounts of Collateral, otherwise offsite, in each case, in the ordinary course of business) or in the location of its chief executive office or place of business from the locations specified in Schedule 1.1(a), and execute in advance of such change and cause to be filed and/or delivered to the Administrative Agent any financing statements,  Landlord Waivers or Bailee Letters or other documents reasonably required by the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent;

(c)           advise the Administrative Agent promptly, in sufficient detail, of any event which singly or in the aggregate reasonably be expected to have a Material Adverse Effect on the value of the Collateral or on the Liens granted for the benefit of the Administrative Agent, the Lenders and the Issuing Banks thereon;

(d)           execute and promptly deliver, and to cause each of its Material Domestic Subsidiaries to execute and promptly deliver, to the Administrative Agent, from time to time, solely for the Administrative Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as the Administrative Agent may reasonably require, including those described in Section 7.1 of this Agreement, designating, identifying or describing the Collateral.  The failure by any Borrower or any Material Domestic Subsidiary of any Borrower, however, to promptly give the Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Credit Documents.

7.7           ERISA; Foreign Pension Plan.  k) As soon as practicable and in any event within three (3) Business Days after Company, any of its Subsidiaries knows or has reason to know that a Termination Event has occurred with respect to any Plan (whether or not the requirement for notice of such Termination Event has been waived by the PBGC), deliver, or cause such Subsidiary to deliver, to Administrative Agent a certificate of a responsible officer of Company or such Subsidiary, as the case may be, setting forth the details of such Termination Event and the action, if any, which Company or such Subsidiary is required or proposes to take, together with any notices required or proposed to be given;

(b)           Upon the request of any Lender made from time to time, deliver, or cause each Subsidiary to deliver, to each Lender a copy of the most recent actuarial report and annual report (Form 5500) completed with respect to any Plan;

(c)           As soon as possible and in any event within three (3) Business Days after Company or any of its Subsidiaries knows or has reason to know that any of the following have occurred or is reasonably likely to occur with respect to any Plan:

(i)           such Plan has been or may be terminated, if the liability to the Company or any of its Subsidiaries with respect to such termination exceeds $2,500,000, determined on a plan termination basis using actuarial assumptions prescribed by the PBGC, or such Plan has been or may be reorganized, petitioned or declared insolvent under Title IV of ERISA, if the liability to the Company or any of its Subsidiaries with respect to such reorganization, petition or insolvency could reasonably be expected to exceed $2,500,000,

(ii)           the Plan Sponsor intends to terminate such Plan, if the liability to the Company or any of its Subsidiaries with respect to such termination will exceed $2,500,000,

(iii)           the PBGC has instituted or will institute proceedings under Section 515 of ERISA to collect a delinquent contribution to such Plan or under Section 4042 of ERISA to terminate such Plan,

(iv)           that an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or on extension of any amortization period under Section 412 of the Code,

(v)           that Company or any of its Subsidiaries will or could reasonably be expected to incur any liability in excess of $2,500,000 (including, but not limited to, contingent or secondary liability) to or on account of the termination or withdrawal from a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(1) of ERISA, or

(vi)           that Company or any of its Subsidiaries or ERISA Affiliates has or may incur any liability that could reasonably be expected to result in a Material Adverse Effect under any “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) that provides benefits to retired employees (other than as required by Section 601 et seq. of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA), deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to Administrative Agent a written notice thereof; and

(d)           As soon as possible and in any event within five (5) Business Days after Company, any of its Subsidiaries or any of their ERISA Affiliates knows or has reason to know that any of them has caused a complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205, respectively, of ERISA) from any Multiemployer Plan, deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to Administrative Agent a written notice thereof.

For purposes of this Section 7.7, Company shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan of which Company is the Plan Sponsor, and each Subsidiary of Company shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan of which such Subsidiary, respectively, is a Plan Sponsor.  In addition to its other obligations set forth in this Article VII, Company shall, and shall cause each of its Subsidiaries and ERISA Affiliates to:

(i)           provide Administrative Agent with prompt written notice, with respect to any Plan, of any failure to satisfy the minimum funding standard requirements of Section 412 of the Code that results in an accumulated funding deficiency in excess of $2,500,000,

(ii)           furnish to Administrative Agent, promptly after delivery of the same to the PBGC, a copy of any delinquency notice pursuant to Section 412(n)(4) of the Code,

(iii)           correct any such failure to satisfy funding requirements or delinquency referred to in the foregoing clauses (i) and (ii) within ninety (90) days after the occurrence thereof, except where the failure to so satisfy would not reasonably be expected to have a Material Adverse Effect;

(iv)           comply in good faith in all material respects with the requirements set forth in Section 4980B of the Code and with Sections 601(a) and 606 of ERISA;

(v)           at the request of any Lender, deliver to such Lender (and a copy to Administrative Agent) copies of the most recent annual reports, actuarial reports and notices received by Company or any of its Subsidiaries with respect to any Foreign Pension Plan no later than ten (10) days after the date of such request.

(e)           Establish, maintain and operate all Foreign Pension Plans in compliance in all material respects with all Requirements of Law and the respective requirements of the governing documents for such Plans, including the payment of any required contributions on or before the due date for such payments, except for failures to comply which, in the aggregate, could not be reasonably be expected to subject Company or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $2,500,000.

7.8           Maintenance of Property, Insurance.  l)                                                                                     Keep, and cause each of its Subsidiaries to keep, all material property, including all Mortgaged Property (including, but not limited to, equipment), useful and necessary in its business in good working order and condition, normal wear and tear and damage by casualty or force majeure excepted, and subject to Section 8.4.

(b)           maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.  Such insurance shall be maintained with financially sound and reputable insurers, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained, and

(c)           furnish to Administrative Agent, on the Initial Borrowing Date and annually on each date of delivery of the financial statements under Section 7.1(b), full information as to the insurance carried.  All insurance policies or certificates (or certified copies thereof) with respect to such insurance:

(i)           shall be endorsed to the Administrative Agent’s reasonable satisfaction for the benefit of the Secured Creditors (including, without limitation, by naming the Administrative Agent as loss payee or additional insured, as appropriate); and

(ii)           shall state that such insurance policy shall not be canceled without the insurer’s endeavoring to provide fifteen days’ (five days in the case of cancellation due to non-payment of premiums) prior written notice thereof to the Administrative Agent.

At any time that insurance at levels described in Schedule 7.8 is not being maintained by Company or any of its Subsidiaries, Company will notify the Lenders in writing within five (5) Business Days thereof.

7.9           Environmental Laws.  m) Comply with, and cause its Subsidiaries to comply with, and, in each case take reasonable steps to ensure compliance by all tenants and subtenants,

if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)           Conduct and complete all investigations, studies, sampling and testing, and all Remedial Actions required under Environmental Laws and promptly comply in all material respects with all lawful orders, directives and information requests of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

7.10           Use of Proceeds.  Use all proceeds of the Loans as provided in Section 6.8.

7.11           Additional Security; Further Assurances.

(a)           Additional Guarantors and Pledgors.

(i)           Company agrees to cause each Material Domestic Subsidiary (other than a Receivables Subsidiary) to become a party to the Subsidiary Guaranty and the Security Agreement pursuant to the terms thereof promptly and in any event within thirty (30) days of the date that such Subsidiary is acquired or otherwise becomes a Material Domestic Subsidiary;

(ii)           Company agrees to cause each Subsidiary that becomes a guarantor of obligations arising under any Permitted Junior Debt Document and that is not at such time party to the Subsidiary Guaranty to become a party to the Subsidiary Guaranty in accordance with the terms thereof.

(b)           Pledge of New Subsidiary Stock.  Company agrees to pledge (or to cause each Subsidiary Guarantor to pledge) (i) all of the Capital Stock of each new Material Domestic Subsidiary, (ii) 65% of the Capital Stock entitled to vote and 100% of the Capital Stock not entitled to vote of each new Foreign Subsidiary and (iii) all of the Capital Stock of each domestic Unrestricted Subsidiary (or 65% of the Capital Stock entitled to vote and 100% of the Capital Stock not entitled to vote in the case of Foreign Subsidiaries), (in each of (i) - (iii), directly owned by Company or a Subsidiary Guarantor) established, acquired, created or otherwise in existence after the Closing Date to Administrative Agent for the benefit of the Secured Creditors pursuant to the terms of the Security Agreement promptly, and in any event, within sixty (60) days of the establishment, acquisition or creation of such new Subsidiary.  Company agrees to pledge or cause each Subsidiary Guarantor to pledge, to Administrative Agent for the benefit of the Secured Creditors pursuant to the Security Agreement, all instruments evidencing indebtedness owed by any Unrestricted Subsidiary to Company or any Domestic Subsidiary promptly and in any event within sixty (60) days of the creation of such instruments.

(c)           Agreement to Grant Additional Security. i) Promptly, and in any event within 30 days after the acquisition by Company or any Subsidiary Guarantor of personal property or fee interests in real property of the type that would have constituted Collateral at the date hereof and investments of the type that would have constituted Collateral on the date hereof (other than (x) any fee interest in real property with a Fair Market Value at the date of acquisition thereof of less than $2,000,000 or (y) assets with a Fair Market Value of less than $250,000 individually or $500,000 in the aggregate; provided that if the value of an asset (other than as to a real property or leasehold interest) is more than $500,000, Company shall notify Administrative Agent of the acquisition of such assets and, to the extent not already Collateral which Administrative Agent has a perfected security interest pursuant to Security Documents, such assets will become additional Collateral hereunder to the extent Administrative Agent deems the pledge of such assets practicable) (the “Additional Collateral”), Company will, and will cause each of its Subsidiaries to, take all necessary action, including (A) the filing of appropriate financing statements under the provisions of the UCC, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate and (B) with respect to fee interests in real property, the execution of a mortgage, the obtaining of mortgagee title insurance policies, title surveys (either recent or existing) and real estate appraisals satisfying Requirements of Law, to grant the Administrative Agent for the benefit of the Secured Creditors pursuant to the Security Documents a Lien (subject only to Permitted Liens and perfected to the extent required by the Security Documents) in such Additional Collateral pursuant to and to the full extent required by the Security Documents and this Agreement.

(ii)           If, following a change in the relevant sections of the Code, the regulations and rules promulgated thereunder and any rulings issued thereunder and at the request of Administrative Agent or the Majority Lenders, counsel for Company acceptable to Administrative Agent and the Majority Lenders does not within 30 days after such request deliver evidence satisfactory to Administrative Agent with respect to any Foreign Subsidiary of Company that:

(a)           a pledge of 66% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote,

(b)           the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiary Guaranty or

(c)           the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement, in either case would cause the earnings of such Foreign Subsidiary to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent or would otherwise violate a material applicable law, then

(A)           in the case of a failure to deliver the evidence described in clause (a) above, that portion of such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to a Security Document shall be pledged to Administrative Agent for the benefit of the Secured Creditors pursuant to a Security Document,

(B)           in the case of a failure to deliver the evidence described in clause (b) above, such Foreign Subsidiary shall execute and deliver a guaranty of the Obligations of Company under the Loan Documents, and

(C)           in the case of a failure to deliver the evidence described in clause (c) above, such Foreign Subsidiary shall execute and deliver a Security Document granting Administrative Agent for the benefit of the Secured Creditors a security interest in all of such Foreign Subsidiary’s assets, in each case will all documents delivered pursuant to this Section 7.11(c) to be in form and substance satisfactory to Administrative Agent and the Majority Lenders.

(d)           Documentation for Additional Security. The Liens and security interests required to be granted pursuant to this Section 7.11 shall be granted pursuant to such security documentation (which shall  be substantially similar to the Security Documents already executed and delivered by Company) (the “Additional Security Documents”) reasonably satisfactory in form and substance to Administrative Agent and shall constitute valid and enforceable, with respect to real property, liens and, with respect to all other property, security interests subject to no other Liens except Permitted Liens.  The Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of Administrative Agent for the benefit of the Secured Creditors, required to be granted pursuant to the Additional Security Document and, all taxes, duties, levies, imposes, deductions, assessments, charges, withholdings, fees and other charges payable in connection therewith shall be paid in full by Company.  At the time of the execution and delivery of the Additional Security Documents, Company shall cause to be delivered to Administrative Agent such agreements, opinions of counsel, and other related documents as may be reasonably requested by Administrative Agent or the Majority Lenders to assure themselves that this Section 7.11 has been complied with, provided, however, as to real property, the company shall only be required to deliver such title policies, surveys, and appraisals as are required pursuant to Section 7.11(c)

7.12           Annual Meetings with Lenders.  Once per Fiscal Year (after delivery of the financial statements required to be delivered pursuant to Section 7.1(c) and the projections required to be delivered pursuant to Section 7.2) upon the reasonable request of the Administrative Agent, the Company shall hold a meeting (at a mutually agreeable location and time or at the option of the Administrative Agent, by conference call) with all of the Lenders at which meeting shall be reviewed the financial results of the previous Fiscal Year and the financial condition of the Company and its Subsidiaries.  Following the occurrence of an Event of Default or Liquidity Event, the Company shall hold such additional meetings with all of the Lenders as the Administrative Agent may reasonably request.

7.13           Interest Rate Protection.  Within one hundred twenty (120) days after the Initial Borrowing Date, Company or its Subsidiaries shall have entered into Interest Rate Agreements with rate levels reasonably satisfactory to Administrative Agent limiting fluctuations of the interest rate on a notional amount of not less than $120,000,000 of indebtedness with an initial average life of approximately three (3) years and Company and its Subsidiaries shall thereafter be required to maintain such Interest Rate Agreements; provided that such Interest Rate

Agreements may be modified from time to time to reduce the notional amount thereof to an amount not less than 50% of the then outstanding principal amount of Term Loans hereunder.

7.14           Certain Collateral.

(a)           Promptly, upon the request of the Administrative Agent or the Collateral Agent from time to time, provide, and cause each of its Subsidiaries to provide, to the Administrative Agent or the Collateral Agent written statements listing items of Inventory and Accounts in reasonable detail as reasonably requested by the Administrative Agent or Collateral Agent;

(b)           conduct or cause to be conducted (in a manner consistent with the requirements for the physical measurement of the Inventory in connection with the Borrowers’ annual audit conducted by the Auditors) a physical measurement of the Inventory and, if requested by the Administrative Agent or Collateral Agent, a copy of such measurement shall be promptly supplied to the Administrative Agent or Collateral Agent accompanied by a report of the value (valued at average cost) of such Inventory;

(c)           upon the occurrence and during the continuance of an Event of Default, conduct such a physical measurement of the Inventory at such other times and as of such other dates as the Administrative Agent or Collateral Agent shall reasonably request; and

(d)           if any Inventory of a Borrower is at any time hereafter stored or located at any warehouse not owned or leased by such Borrower, promptly, upon the Administrative Agent's request, deliver to such warehouseman notification of the Administrative Agent’s Lien on such Inventory and shall take such other steps as the Administrative Agent reasonably requires to perfect its Lien thereon.  In addition to, and not in limitation of, the foregoing, at any time and from time to time the Administrative Agent or Collateral Agent may conduct (or engage third parties to conduct) such field examinations, appraisals, verifications and evaluations of the Collateral as the Administrative Agent or Collateral Agent shall deem necessary or appropriate in the exercise of its sole discretion and shall provide copies of such examinations, appraisals, verifications and evaluations to the Lenders; provided, that, so long as an Event of Default shall not have occurred and be continuing or so long as Availability has not fallen below $40.0 million for more than three (3) consecutive Business Days, the Administrative Agent and Collateral Agent shall not conduct (or engage third parties to conduct) field examinations, appraisals, verifications and evaluations of the Collateral more than once in any Fiscal Year.

ARTICLE VIII

NEGATIVE COVENANTS

Each Borrower hereby agrees that, so long as any Loan remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder:

8.1           Liens.  No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist or agree to create, incur or assume any Lien in, upon or with respect to any of its properties or assets (including, without limitation, any securities or debt instruments of any of their Subsidiaries), whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income to secure any obligation; except for the following Liens (herein referred to as “Permitted Liens”):

(a)           Liens created by the Loan Documents;

(b)           Customary Permitted Liens;

(c)           Liens existing on the date hereof to secure Indebtedness to Remain Outstanding listed on Schedule 8.2(i) hereto and Permitted Refinancings thereof and other Liens listed on Schedule 8.1(c) hereto;

(d)           Liens on any property (i) securing Indebtedness incurred or assumed for the purpose of financing all or any part of the acquisition, construction, repair or improvement cost of such property, including Capitalized Lease Obligations (or financing of the purchase price within ninety (90) days after the respective purchase of assets), and Permitted Refinancings thereof, (ii) securing Sale and Leaseback Transactions and Permitted Refinancings thereof, and (iii) of any Person at the time such property is acquired or such Person becomes a Subsidiary and, in each case, within this clause (iii), not created in contemplation of or in connection with such event and Permitted Refinancings thereof; provided that in the case of each of the foregoing:

(x)    any such Lien does not extend to or cover any property or assets of Company or any other Credit Party other than the assets financed by such Capital Lease or Indebtedness in the case of (i) and (ii) above or covered by such Lien at the time such property is acquired or such Person becomes a Subsidiary in the case of (iii) above, and in each case, any improvements and accessions to such property and any replacement thereof or proceeds therefrom;

(y)    the Indebtedness secured by any such Lien does not exceed 100% of the Fair Market Value of such property or assets at the time of such acquisition or transaction; and

(z)    the Indebtedness secured by any such Lien is permitted to be incurred pursuant to Section 8.2(d).

(e)           subject to the terms of the Intercreditor Agreement, Liens on the Collateral securing the Term Loan Credit Facility or any Permitted Refinancing thereof; and

(f)           additional Liens incurred by Company and its Subsidiaries so long as the value of the property subject to such Liens, and the Indebtedness and other obligations secured thereby, do not exceed $10,000,000 in the aggregate outstanding at any time.

8.2           Indebtedness and Disqualified Stock.  No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, incur, create, assume directly or indirectly, or suffer to exist any Indebtedness (including Disqualified Stock) except:

(a)           Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

(b)           Guarantee Obligations with respect to Indebtedness described in clauses (c) through (j) and (m) below;

(c)           Indebtedness under the Term Loan Credit Facility provided that the aggregate principal amount outstanding thereunder does not exceed the sum of $210 million plus any advances related to draws on the Port Arthur Letter of Credit and/or loans related to such Port Arthur Letter of Credit less any mandatory prepayments required thereunder and any Permitted Refinancing thereof;

(d)           Indebtedness secured by Liens permitted under Section 8.1(d) and any Permitted Refinancing thereof; provided, that the aggregate outstanding principal amount of such Indebtedness at any time (i) shall not, when added to Indebtedness permitted to be outstanding pursuant to Sections 8.2(e), exceed $20,000,000;

(e)           Indebtedness of a Subsidiary of a Borrower issued and outstanding on or prior to the date on which such Subsidiary was acquired by a Borrower (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by a Borrower) and any Permitted Refinancing thereof which, together with Indebtedness permitted to be outstanding pursuant to Section 8.2(d), does not exceed $20,000,000;

(f)           Indebtedness not to exceed $2,000,000 in the aggregate at any time arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, or pursuant to netting services or otherwise in connection with Deposit Accounts, in each case, so long as such Indebtedness is extinguished within five (5) Business Days of the incurrence thereof;

(g)           Indebtedness under Interest Rate Agreements so long as management of such Borrower or such Subsidiary, as the case may be, has determined that entering into such Interest Rate Agreements was for bona fide (as opposed to speculative) hedging activities;

(h)           Indebtedness under Other Hedging Agreements with a term of one year or less in connection with a Borrower’s or any of its Subsidiaries’ operations so long as management of such Borrower or such Subsidiary, as the case may be, has determined that entering into such Other Hedging Agreements was for bona fide (as opposed to speculative) hedging activities;

(i)           Indebtedness outstanding on the date hereof and listed on Schedule 8.2(i) hereto (“Indebtedness to Remain Outstanding”) and any Permitted Refinancing thereof.

(j)           Intercompany Indebtedness to the extent permitted by Section 8.7; provided, however, that in the event of any subsequent issuance or transfer of any Capital Stock which results in the holder of such Indebtedness ceasing to be a Subsidiary of Company or any subsequent transfer of such Indebtedness (other than to Company or any of its Subsidiaries) such Indebtedness shall be required to be permitted under another clause of this Section 8.2; provided, further, however, that (x) in the case of Intercompany Indebtedness consisting of a loan or advance to a Borrower, each such loan or advance shall be subordinated to the indefeasible payment in full of all of the Borrowers’ Obligations pursuant to this Agreement and the other Loan Documents and (y) in the case of Intercompany Indebtedness consisting of a loan or advance from a Borrower, such Indebtedness shall be evidenced by promissory notes payable to such Borrower, in form and substance satisfactory to Administrative Agent, which promissory notes shall be delivered and pledged to Administrative Agent as part of the Collateral;

(k)           Permitted Junior Debt of Company and Guarantee Obligations of Company’s Subsidiaries that are Credit Parties with respect thereto, the Net Offering Proceeds of which are applied to prepay the Term Loan Credit Facility to the extent required thereby and any Permitted Refinancing thereof; provided, that the terms and conditions of the Permitted Junior Debt Documents governing such Indebtedness are reasonably acceptable to Administrative Agent;

(l)           Unsecured Indebtedness of any Borrower or any of its Subsidiaries, and Guarantee Obligations of the Company’s or its Subsidiaries that are Credit Parties, provided, that (i) the Net Offering Proceeds of which are applied to prepay the Term Loan Credit Facility; (ii) such Unsecured Indebtedness satisfies clauses (ii) and (iv) of the definition of Permitted Refinancing and any Permitted Refinancing thereof;

(m)           Indebtedness owed to any Person providing financing for worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance of any Borrower or its Subsidiaries not exceeding the lesser of the amount of insurance premiums to be paid to such Persons for a one (1) year period and $10,000,000 in the aggregate at any time outstanding; and

(n)           Secured or unsecured Indebtedness of any Borrower or its Subsidiaries not otherwise permitted hereunder not exceeding $5,000,000 in the aggregate principal amount at any time outstanding.

8.3           Fundamental Changes.  No Borrower shall, nor shall it permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing any Subsidiary of a Borrower (a) may merge into such Borrower in a transaction in which such Borrower is the surviving corporation, (b) may merge into any Credit Party in a transaction in which the surviving entity is a Credit Party, (c) that is not a Credit Party may merge into any Subsidiary that is not a Credit Party, (d) may merge into any other Person that becomes a Credit Party in connection with a Permitted Acquisition, (e) may liquidate or dissolve if Company determines in good faith that such liquidation or dissolution is in the best interests of Company and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 8.7, and (f) may merge with another Person in connection with an Asset Disposition permitted under Section 8.4.  No Permitted

MTBE Joint Venture may merge or consolidate with any Borrower or any of their Subsidiaries except in a transaction that is a Permitted Acquisition.  Notwithstanding the foregoing, at any time that no Unmatured Event of Default or Event of Default exists, upon not less than thirty (30) days’ prior written notice to Administrative Agent and Collateral Agent, Company may merge with and into a newly formed Wholly-Owned Subsidiary of Holdings GP (“NewCo”) that is organized in the State of Delaware or the State of Texas solely for purposes of reforming Company as a limited liability company or corporation; provided, that on or before the date of such merger, Company delivers the following documents to Administrative Agent, each of which shall be in form and substance acceptable to Administrative Agent and Collateral Agent:  (i) an assumption agreement pursuant to which NewCo assumes the obligations of Company under this Agreement and the other Loan Documents to which Company is party, (ii) such financing statements under the provisions of the UCC, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to continue the security interest of the Collateral Agent for the benefit of the Secured Creditors a Lien (subject only to Permitted Liens and perfected to the extent required by the Security Documents) in the Collateral owned by Company and NewCo, (iii) such modifications to any Mortgages and Mortgage Policies as may be required by Collateral Agent with respect to the Mortgaged Properties owned by Company, (iv) an opinion of counsel to Company with respect to such matters as Administrative Agent or Collateral Agent may request, (v) the documents that would have been required to have been delivered by NewCo on the date hereof had NewCo been a borrower hereunder on such date under Sections 5.1(b), 5.1(c)(i) - (iii), and 5.1(c)(v) and (vi) such other documentation as Administrative Agent or Collateral Agent may request.

8.4           Asset Sales.  No Borrower shall, nor shall it permit any of its Subsidiaries to, consummate an Asset Disposition, except that:

(a)           Borrowers and their Subsidiaries may make Asset Dispositions (other than Asset Dispositions of Accounts Receivable) for fair value, provided (i) at least 75% of the aggregate sales price from such Asset Disposition shall be paid in Cash or Cash Equivalents and (ii) the aggregate Fair Market Value of all assets disposed of subsequent to the Initial Borrowing Date pursuant to this clause (f) plus the aggregate fair market value of all the assets then proposed to be disposed of does not exceed $25,000,000 in any Fiscal Year of Company; and

(b)           Borrowers and their Subsidiaries may make an Asset Disposition of the MTBE Assets for fair value (but not less than all or substantially all of such MTBE Assets), including the Capital Stock of any Permitted MTBE JV; provided (i) at least 75% of the aggregate sales price from such Asset Disposition shall be paid in Cash or Cash Equivalents and (ii) no Unmatured Event of Default or Event of Default exists or would result therefrom;

In the event the Majority Lenders waive the provisions of this Section 8.4 with respect to the sale of any Collateral, or any Collateral is sold as permitted by Section 8.4, such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

8.5           Restricted Payments.  No Borrower shall, nor shall it permit any of its Subsidiaries to, make any Restricted Payment; provided, that:

(a)           so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result from making such Restricted Payment, Company may make Restricted Payments in the form of, and/or may make Restricted Payments to Holdings LP and Holdings GP for immediate use for: (i) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock or options, warrants or other rights to acquire Capital Stock of Holdings GP, Company or any Subsidiary of Company in connection with any management equity subscription agreement, stock option agreement, shareholders’ agreement, stock appreciation rights program, severance agreement, employee benefit plan or agreement or similar agreement, or (ii) the repurchase for value of any Capital Stock or options, warrants or other rights to acquire Capital Stock of Holdings GP in the open market to satisfy stock options issues by Holdings GP that are outstanding; provided that the aggregate price paid for all such repurchases, redemptions, acquisitions or retirements after the Closing Date may not exceed $5,000,000 in any Fiscal Year or $12,500,000 in the aggregate on or after the Closing Date.

(b)           so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, Company may make regularly scheduled interest payments on Permitted Junior Debt and any Permitted Refinancings thereof;

(c)           Borrowers and their Subsidiaries may defease, redeem, repurchase or otherwise acquire Indebtedness of any Credit Party that is subordinated to the Obligations with the net cash proceeds from a substantially concurrent Permitted Refinancing of such Indebtedness;

(d)           Company may pay Dividends to holders of any class or series of Disqualified Stock of Company issued on or after the Closing Date in accordance with Section 8.2 hereof;

(e)           so long as either (1) neither Holdings GP nor Holdings LP (i) own any significant assets other than Capital Stock of Company or (ii) engage in any business other than holding the Capital Stock of Company or (2) Holdings GP, Holdings LP, Company and its Subsidiaries have entered into a Tax Sharing Agreement reasonably acceptable to Administrative Agent, Company may pay cash Dividends or otherwise advance amounts to Holdings GP and Holdings LP solely for the purpose of paying, so long as the proceeds thereof are promptly used by Holdings GP and Holdings LP to pay (A) franchise taxes and other fees required to maintain its legal existence, (B) federal, state and local income taxes and interest and penalties with respect thereto; provided that any refund shall be promptly returned by Holdings GP and Holdings LP to Company, and (C) an amount not to exceed $200,000 in any Fiscal Year to permit Holdings GP and Holdings LP to pay corporate and overhead expenses incurred in the ordinary course of business.

(f)           Company may repurchase options to acquire Capital Stock or Capital Stock if such purchase is deemed to occur upon the exercise of stock options to the extent such options to acquire Capital Stock or Capital Stock represent a portion of the exercise price of those stock options;

(g)           Company may purchase fractional shares upon conversion of any securities of Company into options, warrants or other rights to acquire Capital Stock of Company;

(h)           Company may issue Capital Stock of Company (other than Disqualified Stock) for other Capital Stock or options, warrants or other rights to acquire Capital Stock of Company in connection with any rights offering and payments for the redemption of fractional shares in connection with any rights offering;

(i)           so long as (A) no Event of Default or Unmatured Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment and any related Indebtedness incurred to make such Restricted Payment and (B) the Payment Condition is satisfied, Company may make additional Restricted Payments in an aggregate amount, when combined with Investments permitted under Section 8.7(o), that does not exceed (i) the amount of all Net Offering Proceeds from issuances of the Company’s Capital Stock (other than Disqualified Stock) since the Closing Date minus (ii) the amount of such Net Offering Proceeds utilized for Acquisitions since the Closing Date; and

(j)           so long as (A) no Event of Default or Unmatured Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment and any related Indebtedness incurred to make such Restricted Payment, (B) the Payment Condition is satisfied, and (C) Company's Leverage Ratio is less than 3.0 to 1.0 after giving effect to any Indebtedness incurred in connection with such Restricted Payments on a Pro Forma Basis, Company may make additional Restricted Payments in an aggregate amount, when combined with Investments permitted under Section 8.7(p), that does not exceed 25% of Company’s cumulative Consolidated Net Income accrued during the period (treated as one accounting period) from June 30, 2006 to the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1.

Notwithstanding the foregoing, Company may pay Dividends within sixty (60) days after the date of declaration thereof if at such date of declaration such Dividend would have complied with this Section 8.5; provided, that any such Dividend shall be included (without duplication) in the calculation of the amount of Restricted Payments for purposes of the clause of Section 8.5 relied upon for the declaration of such Dividend.

8.6           Issuance of Subsidiary Stock.  No Borrower shall, nor shall permit any of its Subsidiaries to, directly or indirectly, issue, sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock of any Subsidiary of Company, except (i) to Company, (ii) to another Wholly-Owned Subsidiary of Company that is not an Unrestricted Subsidiary, (iii) to qualify directors if required by applicable law or similar de minimus issuances of Capital Stock to comply with Foreign Requirements of Law, or (iv) pursuant to employee stock ownership or employee benefit plans in effect on the date hereof; provided, that, in the case of issuances of preferred stock by a Subsidiary of Company, any subsequent issuance or transfer of Capital Stock that results in any such preferred stock being held by a Person other than Company or a Wholly-Owned Subsidiary of Company shall be deemed to constitute an issuance of Capital Stock that was not permitted by this Section 8.6.  Notwithstanding the foregoing, Company or is

Subsidiaries shall be permitted to sell 100% of the outstanding Capital Stock of any Subsidiary, but not less than 100% of such Capital Stock, subject to Section 8.4.

8.7           Loans, Investment and Acquisitions.  No Borrower shall, nor shall it permit any of its Subsidiaries to, make any loans or make or own any Investments or make any Acquisitions except:

(a)           Company and its respective Subsidiaries may acquire and hold Cash and Cash Equivalents;

(b)           Investments existing on the date hereof and identified on Schedule 8.7, without giving effect to any additions thereto or replacements thereof;

(c)           advances by Company or its Subsidiaries made to employees in the ordinary course of business in an aggregate principal amount not exceeding $1,000,000 to any one Person or $3,000,000 in the aggregate at any one time outstanding;

(d)           Investments (including debt obligations) received by Company or its Subsidiaries in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)           Company may enter into Interest Rate Agreements in compliance with 8.2(g) and Other Hedging Agreements in compliance with Section 8.2(h);

(f)           pledges or deposits made in the ordinary course of business;

(g)           Investments by Company and each of its Subsidiaries in the Capital Stock of a Person who is a Domestic Subsidiary immediately before and after such Investment; provided, that (i) the requirements of Section 7.11 are satisfied, and (ii) the amount of such Investments by Credit Parties in Subsidiaries that are not Credit Parties, plus the amount of all loans, contributions to capital, Guarantee Obligations and advances referred to in clause (h) below that are made by Credit Parties to Subsidiaries that are not Credit Parties shall not exceed in the aggregate at any time outstanding $5,000,000;

(h)           Investments constituting loans, Guarantee Obligations or advances made by Company to any of its Subsidiaries or made by any of its Subsidiaries to Company or any other Subsidiary, provided, that any such loans and advances made by a Credit Party shall be evidenced by a promissory note pledged pursuant to a Security Document and the amount of all such loans, contributions to capital, Guarantee Obligations and advances by Credit Parties to Subsidiaries that are not Credit Parties shall not exceed the limitations set forth in clause (g) above or (j) below, as applicable;

(i)           Company or any other Credit Party may make Permitted Acquisitions;

(j)           Foreign Investments in an aggregate amount not to exceed in the aggregate at any time outstanding $5,000,000; provided, that the aggregate amount of Foreign

Investments may not be increased at any time that an Event of Default or Unmatured Event of Default exists and is continuing or would result therefrom;

(k)           Company and each of its Subsidiaries may acquire and hold debt securities and other non-cash consideration as partial consideration for an Asset Disposition permitted pursuant to Section 8.4;

(l)           Investments in any Permitted MTBE Joint Venture consisting of all or part of the MTBE Assets;

(m)           Investments the sole consideration for which are Capital Stock (other than Disqualified Stock) of the Company;

(n)           Guarantee Obligations permitted under Section 8.2;

(o)           so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, additional Investments in an aggregate amount, when combined with Restricted Payments permitted under Section 8.5(i), that do not exceed (i) the amount of all Net Offering Proceeds from issuances of the Company’s Capital Stock (other than Disqualified Stock) since the Closing Date minus (ii) the amount of such Net Offering Proceeds utilized for Acquisitions since the Closing Date;

(p)           so long as (A) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, (B) Company’s Leverage Ratio is less than 3.0 to 1.0 after giving effect to any Indebtedness incurred in connection with such Investments on a Pro Forma Basis and (C) the Payment Condition is satisfied, additional Investments in an aggregate amount, when combined with Restricted Payments permitted under Section 8.5(j), that do not exceed 25% of Company’s cumulative Consolidated Net Income accrued during the period (treated as one accounting period) from June 30, 2006 to the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1; and

(q)           additional Investments in an aggregate amount not to exceed $15,000,000.

8.8           Transactions with Affiliates.  No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any of Company’s Affiliates (an “Affiliate Transaction”), other than transactions that are on terms fair and reasonable to Company or to any such Subsidiary and no less favorable to Company or to such Subsidiary than those that might reasonably have been obtained in a comparable transaction on an arm’s-length basis from a Person that is not an Affiliate.  In addition to the foregoing with respect to any Affiliate Transaction or series of Affiliate Transactions involving a value or aggregate payments of $10,000,000 or more, the determination that such Affiliate Transaction or series of Affiliate Transactions is or are on terms that are fair and reasonable to Company or to any its Subsidiaries and is or are on terms that are no less favorable to Company or to such Subsidiary than those that might reasonably have been obtained in a comparable transaction on an arm’s-length basis from a Person that is not an Affiliate will be made, prior to the consummation of any such Affiliate Transaction or series of

Affiliate Transactions, reasonably and in good faith by a majority of the members of the Board of Directors of Company and of such Subsidiary, as the case may be, and evidenced by a Board of Directors resolution delivered to Administrative Agent.

The foregoing restrictions will not apply to:

(1)           reasonable and customary directors’ fees, indemnification and similar arrangements and payments thereunder;

(2)           loans or advances to officers of Company and of its Subsidiaries for bona fide business purposes of Company or of such Subsidiary not to exceed $3,000,000 in the aggregate at any one time outstanding for Company and its Subsidiaries;

(3)           any transaction between Company and any Wholly-Owned Subsidiary of Company to the extent that any such transaction is otherwise in compliance with the terms of this Agreement;

(4)           Restricted Payments that do not violate Section 8.5 hereof or Investments that do not violate Section 8.7(n) hereof; or

(5)           issuances of Capital Stock of Company to the extent permitted pursuant to Section 8.6 and the granting of registration rights thereto.

8.9           Intentionally Omitted.

8.10           Lines of Business.  No Borrower shall, nor shall it permit any of its Subsidiaries to, enter into or acquire any line of business which is not reasonably related to the business engaged in as of the date hereof.  No Borrower shall permit any MTBE Subsidiary to enter into or acquire any line of business or assets other than MTBE Assets.

8.11           Fiscal Year.  No Borrower shall, nor shall it permit any of its Subsidiaries to, change their Fiscal Year; provided, that any Subsidiary of Company may change its Fiscal Year to correspond to the Fiscal Year of Company.

8.12           Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Certain Derivative Transactions; etc. No Borrower shall, nor shall it permit any of its Subsidiaries to:

(a)           make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) any Indebtedness that is either subordinate or junior in right of payment to the Obligations other than pursuant to a Permitted Refinancing or as permitted pursuant to Section 8.5;

(b)           amend, terminate or modify, or permit the amendment, termination or modification of, any provision of any documents governing the Indebtedness described in clause (a) above, the Term Loan Credit Facility or the Intercreditor Agreement in a manner adverse to the interests of the Lenders (including specifically to shorten any maturity or the Weighted Average Life to Maturity, require any payment sooner than previously scheduled, increase the principal amount due thereunder or the interest rate or fees applicable thereto, alter the redemption provisions or price or terms at which such Indebtedness in required to be purchased, cause affirmative or negative covenants to be more restrictive than those originally contained in such documents or provide for any additional guarantor with respect thereto unless such Person becomes a Guarantor);

(c)           amend, modify or change in any way adverse to the interests of the Lenders, its Organizational Documents (including, without limitation, by filing or modification of any certificate of designation) or by-laws, any Tax Sharing Agreement referred to in Section 8.5(e), the Huntsman Acquisition Agreement or any agreement entered into by it, with respect to its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to its Capital Stock which in any way could be adverse to the interests of the Lenders;

(d)           enter into or maintain outstanding any derivative transaction or similar transaction obligating Company or any of its Subsidiaries to make any payment (other than a payment which may only be made in Ordinary Equity Interests or Permitted Preferred Stock) to any Person as a result of any change in value or market price of Capital Stock of Company.

8.13           Limitation on Certain Restrictions.  No Borrower shall, nor shall it permit any of its Subsidiaries, to (1) create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Borrower or any of its Subsidiaries to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to Company or any of its other Subsidiaries, (ii) make any loans or advances to Company or any of its Subsidiaries, or (iii) transfer any of its property or assets to Company or any of its Subsidiaries or (2) become a party to any agreement, note, indenture or other instrument or take any action which would prohibit the creation of a Lien on any of its properties or other assets in favor of Collateral Agent to the benefit of the Secured Creditors, as collateral for the Obligations; provided that this Section 8.13 shall not apply to (i) restrictions and conditions imposed by Requirements of Law, or by any Loan Document, (ii) restrictions and conditions in any agreement or contract existing on the Closing Date and any amendments, modifications, restatements, renewals or replacements thereof that are not more restrictive, taken as a whole, than the restrictions existing on the Closing Date, (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or asset pending such sale; provided, that such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) customary non-assignment provisions in any contract, easement or lease (including with respect to leases, restrictions on sub-letting), (vi) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which Company or any Subsidiary is a party and which is entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of

Company or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other asset or property of Company or such Subsidiary or the assets or property of any other Credit Party or Subsidiary of a Credit Party and (vii) restrictions contained in documents evidencing Indebtedness existing at the time at which any such Person first becomes a Subsidiary, so long as such restriction applies only to such Subsidiary and its assets and was not agreed to or entered into solely in contemplation of such change in status, and any amendments, modifications, restatements, renewals or replacements thereof that are not more restrictive, taken as a whole, than the restrictions existing at the time such Person first becomes a Subsidiary.

8.14           New Accounts.  Except with the prior written notice to the Administrative Agent, no Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly, open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than Deposit Accounts, securities accounts and investment accounts that are subject to a Control Agreement and the other accounts set forth on Schedule 6.24.

8.15           No Excess Cash.  No Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, directly or indirectly, maintain in the aggregate in all of the accounts described in Schedule 6.24, or otherwise, total cash balances and Cash Equivalents in excess of $15,000,000 for more than three (3) consecutive Business Days during which any Loans are outstanding.

8.16           New Collateral Locations.  No Borrower shall, or shall permit any of its Subsidiaries to, open or establish any new location within the United States or Canada unless such Person (a) provides the Administrative Agent with ten (10) days prior written notice of any such new location, (b) delivers to the Administrative Agent, duly executed by the appropriate Person(s) where applicable, such agreements, documents and instruments as the Administrative Agent shall reasonably require to protect the Administrative Agent’s interest in the Collateral at such location and (c) delivers to the Administrative Agent such amendments to Schedule 1.1(a) as are required to make such disclosures complete and accurate.

8.17           Receivables Financing Programs.  No Borrower shall, nor shall it permit any of its Subsidiaries to, sell, pledge, transfer or otherwise dispose of any of its Accounts, make any Investments or Restricted Payments or incur Indebtedness in connection with a receivables financing or securitization program.

ARTICLE IX

FINANCIAL COVENANTS

Borrowers hereby agree that, so long as any Loan remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder:

9.1           Minimum Consolidated Fixed Charge Coverage Ratio.  If a Liquidity Event occurs and is continuing during any Fiscal Quarter, then the Company shall have had at the end of the most recently completed four Fiscal Quarter period for which a Compliance Certificate has been delivered pursuant to Section 7.2(a), a Consolidated Fixed Charge Coverage Ratio of not less than 1.10 to 1.00.

ARTICLE X

EVENTS OF DEFAULT

10.1           Events of Default.  Any of the following events, acts, occurrences or state of facts shall constitute an “Event of Default” for purposes of this Agreement:

(a)           Failure to Make Payments When Due. Any Credit Party (i) shall default in the payment of principal on any of the Loans, or (ii) shall default in the payment of interest on any of the Loans or default in the payment of any fee or any Obligation owing hereunder or under any other Loan Document when due and such default in payment shall continue for three (3) Business Days; or

(b)           Representations and Warranties.  Any representation or warranty made by any Credit Party contained in any Loan Document or any document, instrument or certificate delivered pursuant hereto or thereto shall have been incorrect in any material respect when made or deemed made, or

(c)           Covenants.  Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed (i) under Article VIII hereof or Sections 7.3(a), (ii) under Section 7.4, 7.8, or 7.11 and such default shall continue unremedied for a period of five (5) Business Days after the earlier of a Responsible Officer of Company becoming aware of such default or written notice to Company by Administrative Agent or any Lender or (iii) under any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of thirty (30) days after the earlier of any Responsible Officer of Company becoming aware of such default or written notice to Company by Administrative Agent or any Lender;

(d)           Default Under Other Loan Documents. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed hereunder or under any Loan Document (and not constituting an Event of Default under any other clause of this Section 10.1) and such default shall continue unremedied for a period of thirty (30) days after the earlier of any Responsible Officer of Company becoming aware of such default or written notice thereof has been given to Company by Administrative Agent; or

(e)           Voluntary Insolvency, Etc.  Company or any of its Subsidiaries shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law in any jurisdiction or seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding in any jurisdiction, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for a substantial portion of its property, assets or business, shall call a meeting of its creditors with a view to arranging a composition or adjustment  of its debts or shall take any corporate action authorizing any of the foregoing; or

(f)           Involuntary Insolvency, Etc.  Involuntary proceedings or an involuntary petition shall be commenced or filed against Company or any of its Subsidiaries under any bankruptcy, insolvency or similar law in any jurisdiction or seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or of a substantial part of its property, assets or business or to effect a plan or other arrangement with its creditors, or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or

(g)           Default Under Other Agreements.  (i) Any Credit Party shall default in the payment when due, whether at stated maturity or otherwise, of any Indebtedness (other than Indebtedness owed to the Lenders under the Loan Documents) in excess of $10,000,000 in the aggregate beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) a default shall occur in the performance or observance of any agreement or condition to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration or similar notice is required), any such Indebtedness to become due or be repaid prior to its stated maturity or (iii) any such Indebtedness of any Credit Party shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required payment or mandatory prepayment arising other than due to the existence of a default, prior to the stated maturity thereof; or

(h)           Invalidity of Subordination or Intercreditor Provisions.  The subordination provisions of any agreement or instrument governing any Permitted Junior Debt, or any other documents evidencing, guaranteeing or otherwise governing subordinated Indebtedness or any Indebtedness which refinances such Indebtedness is for any reason revoked or invalidated, or otherwise ceases to be in full force and effect, or any provision of the Intercreditor Agreement is for any reason revoked or invalidated or otherwise ceases to be in full force or effect or any Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the Loans and the other Obligations hereunder entitled to receive the benefits of any Loan Document is for any reason subordinated or does not have the priority contemplated by this Agreement or such lien subordination provisions or Intercreditor Agreement; or

(i)           Judgments. One or more judgments or decrees shall be entered against any Credit Party involving, individually or in the aggregate, a liability (to the extent not paid or covered by an insurance company which has accepted liability in writing) of $5,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(j)           Security Documents.  At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect or shall cease to give Administrative Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral which the terms of the applicable Security Document require to be perfected), in favor of Administrative Agent, superior to and prior to the rights of all third Persons and subject to no other Liens (except to the extent expressly permitted herein or therein); or

(k)           Guaranties. Any Guaranty or any provision thereof shall (other than as a result of the actions taken by Administrative Agent or the Lenders to release such Guaranty) cease to be in full force and effect in accordance with its terms, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under any Guaranty; or

(l)           Employee Benefit Plans.  (i) Either (a) any Termination Event shall have occurred, (b) a trustee shall be appointed by a United States District Court to administer any Plan or Multiemployer Plan, (c) the PBGC institutes proceedings to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (d) Company or any of its Subsidiaries shall become liable to the PBGC or any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan, or (e) Company or any of its Subsidiaries fails to make a deficit reduction contribution required under Code Section 412(l) to any Plan by the due date for such contribution, and, as of the date thereof or any subsequent date, the sum of each of the Company’s and its Subsidiaries’ various liabilities (such liabilities to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan, or to any Multiemployer Plan under Section 4201 et seq. of ERISA) as a result of such events listed in subclauses (a) through (e) of this clause (i) exceeds $10,000,000 in the aggregate; or (ii) either (a) a foreign governmental authority has instituted proceedings to terminate a Foreign Pension Plan or a foreign governmental authority has appointed a trustee to administer any Foreign Pension Plan in place of the existing administrator, in each case by reason of a distress termination within the meaning of Section 4041(c) of ERISA, treating such Foreign Pension Plan as if it were subject to ERISA; or (b) any Foreign Pension Plan that is required by applicable law to be funded in a trust or other funding vehicle has failed to comply with such funding requirements, and, as of the date thereof or as of any subsequent date, the sum of each of the Company’s and its Subsidiaries’ various liabilities to any Foreign Pension Plan solely as a result of the occurrence of such events listed in subclauses (a) and (c) of this clause (ii) exceeds $10,000,000 in the aggregate;

(m)           Dissolution.  Any order, judgment or decree shall be entered against Company or any of its Subsidiaries decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or Company or any Subsidiaries shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement; or

(n)           Change of Control.  There shall occur a Change of Control.

If any of the foregoing Events of Default shall have occurred and be continuing, Administrative Agent, at the written direction of the Majority Lenders, shall take one or more of the following actions: (i) by written or oral or telephonic notice (in the case of oral or telephonic notice confirmed in writing immediately thereafter) to Company declare all or any part of the Commitments to be terminated whereupon the Commitments (or the part thereof so declared) shall forthwith terminate, (ii) by written or oral or telephonic notice (in the case of oral or telephonic notice confirmed in writing immediately thereafter) to Company declare all or any part of the sums then owing by each Credit Party hereunder and under the Loan Documents to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Company on behalf of itself and its Subsidiaries, or (iii) terminate any Letter of Credit in accordance with its terms, (iv) direct Company to pay (and Company agrees that upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 10.1(e) or Section 10.1(f) with respect to Company it will pay) to Administrative Agent at the Payment Office such additional amount of cash or Cash Equivalents in an amount equal to 105% of the Letter of Credit Obligations, to be held as security by Administrative Agent, and (v) enforce, as Administrative Agent, all of the Liens and security interests created pursuant to the Security Documents.  In cases of any occurrence of any Event of Default described in Section 10.1(e) or Section 10.1(f), the Loans, together with accrued interest thereon, shall become due and payable forthwith without the requirement of any such acceleration or request, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Company on behalf of itself and its Subsidiaries, any provision of this Agreement or any other Loan Document to the contrary notwithstanding, and other amounts payable by each Credit Party hereunder shall also become immediately due and payable all without notice of any kind.

Anything in this Section 10.1 to the contrary notwithstanding, Administrative Agent shall, at the request of the Majority Lenders, rescind and annul any acceleration of the Loans by written instrument filed with Company; provided that at the time such acceleration is so rescinded and annulled:  (A) all past due interest and principal, if any, on the Loans and all other sums payable under this Agreement and the other Loan Documents shall have been duly paid, and (B) no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provision of Section 12.1 hereof.

10.2           Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE XI

THE ADMINISTRATIVE AGENT

In this Article XI, the Lenders and Administrative Agent agree among themselves (and no Credit Party shall have any rights as a third party beneficiary of such provisions) as follows:

11.1           Appointment.  Each of the Lenders hereby appoint DB to act on its behalf as Administrative Agent hereunder and under all applicable Security Documents (for purposes of this Agreement, the term “Administrative Agent” shall include DB in its capacity as Administrative Agent pursuant to the Security Documents) to act as herein specified herein and in the other Loan Documents.  Each Lender hereby irrevocably authorizes and each holder of any Note by the acceptance of such Note shall be deemed to irrevocably authorize Administrative Agent to take such action on its behalf under the provisions hereof, the other Loan Documents (including, without limitation, to give notices and take such actions on behalf of the Majority Lenders as are consented to in writing by the Majority Lenders) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Administrative Agent may perform any of its duties hereunder and under the other Loan Documents, by or through its officers, directors, agents, employees or affiliates.

11.2           Nature of Duties.  Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement.  The duties of Administrative Agent shall be mechanical and administrative in nature.  EACH LENDER HEREBY ACKNOWLEDGES AND AGREES THAT ADMINISTRATIVE AGENT SHALL NOT HAVE, BY REASON OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, A FIDUCIARY RELATIONSHIP TO OR IN RESPECT OF ANY LENDER.  Nothing in any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the credit worthiness of the Credit Parties, and Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter.  Administrative Agent will promptly notify each Lender at any time that the Majority Lenders have instructed it to act or refrain from acting pursuant to Article X.

11.3           Exculpation, Rights Etc.  Neither Administrative Agent nor any of its officers, directors, agents employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct.  Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of any of the Loan Documents or any other document or the financial condition of any Credit Party.  Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or any other Document or the financial condition of any Credit Party, or the existence or possible existence of any Unmatured Event of Default or Event of Default unless requested to do so by the Majority Lenders.  Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals (including the failure to act or approve) which by the terms of any of the Loan Documents, Administrative Agent is permitted or required to take or to grant, and if such instructions are requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Majority Lenders or all Lenders, as applicable.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting, approving or refraining from acting or approving under any of the Loan Documents in accordance with the instructions of the Majority Lenders or, to the extent required by Section 12.1, all of the Lenders.

11.4           Reliance. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, writing, resolution notice, statement, certificate, order or other document (including any electronic message, internet or intranet website posting or other distribution) or any telephone, telex, teletype or telecopier message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining herein or to any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by Administrative Agent.

11.5           Indemnification.  To the extent Administrative Agent is not, for any reason, indefeasibly reimbursed and indemnified by the Borrowers as required pursuant to Section 12.4, the Lenders will reimburse and indemnify Administrative Agent, on an after-tax basis, for and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent, acting pursuant hereto in such capacity in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Administrative Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Proportionate Share of the outstanding Loans; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct.  The obligations of the Lenders under this Section 11.5 shall survive the payment in full of the Notes and the termination of this Agreement.

11.6           Administrative Agent In Its Individual Capacity.  With respect to its Loans and Commitments, Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of Obligations.  The terms “Lenders”, “holder of Obligations” or “Majority Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity as a Lender, one of the Majority Lenders or a holder of Obligations.  Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Subsidiary or affiliate of any Credit Party as if it were not acting as Administrative Agent hereunder or under any other Loan Document, including, without limitation, the acceptance of fees or other consideration for services without having to account for the same to any of the Lenders.

11.7           Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless Administrative Agent has received written notice from a Lender or Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”.  In the event that Administrative Agent receives such a notice, Administrative Agent shall give prompt notice thereof to the Lenders.

11.8           Holders of Obligations.  Administrative Agent may deem and treat the payee of any Obligation as reflected on the books and records of Administrative Agent as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Administrative Agent pursuant to Section 12.8(c). Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Obligation shall be conclusive and binding on any subsequent holder, transferee or assignee of such Obligation or of any Obligation or Obligations granted in exchange therefor.

11.9           Resignation by Administrative Agent.  (a) Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving fifteen (15) Business Days’ prior written notice to Company and the Lenders.  Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)           Upon any such notice of resignation, the Majority Lenders shall appoint a successor Administrative Agent who shall be satisfactory to Company and shall be an incorporated bank or trust company.

(c)           If a successor Administrative Agent shall not have been so appointed within said fifteen (15) Business Day period, Administrative Agent, with the consent of Company, may then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Majority Lenders, with the consent of Company, appoint a successor Administrative Agent as provided above.

(d)           If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) by the twentieth (20th) Business Day after the date such notice of resignation was given by Administrative Agent, Administrative Agent’s resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Majority Lenders, with the consent of Company, appoint a successor Administrative Agent as provided above.

11.10                      The Joint Lead Arrangers, Joint Book Runners and Collateral Agent.  Notwithstanding any other provision of this Agreement or any provision of any other Loan

Document, each of the Joint Lead Arrangers, Joint Book Collateral Agent Runners and Collateral Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Lead Arrangers, Joint Book Runners and Collateral Agent shall be entitled to all indemnification and reimbursement rights in favor of “Agents” as provided for under Section 11.5.  Without limitation of the foregoing, none of Joint Lead Arrangers, Joint Book Runners, Collateral Agent shall, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

ARTICLE XII

MISCELLANEOUS

12.1           No Waiver; Modifications in Writing.

(a)           No failure or delay on the part of Administrative Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Administrative Agent or any Lender at law or in equity or otherwise.  Neither this Agreement nor any terms hereof may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed unless such amendment, modification, supplement, waiver, discharge, termination or other change is in writing signed by the respective Credit Parties party thereto and the Majority Lenders, provided that no such amendment, modification, supplement, waiver, discharge, termination or other change shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations directly affected thereby in the case of the following clause (i)),

(i)           increase the percentages in clause (a)(i) or (a)(ii) of the definition of the term Borrowing Base to a percentage greater than that in effect on the Closing Date,

(ii)           extend the final scheduled maturity of any Loan or Note, or reduce the rate or extend the time of payment of interest or fees thereon, or reduce the principal amount thereof,

(iii)           release all or substantially all of the Guarantors or all or substantially all of the Collateral (except as expressly provided in the Security Documents),

(iv)           amend, modify or waive any provision of this Section 12.1(a), or reduce the percentage specified in the definition of Majority Lenders; or

(v)           consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement;

provided, further, that no such amendment, modification, supplement, waiver, discharge, termination or other change shall:

(A)           increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender,

(B)           without the consent of Administrative Agent, amend, modify or waive any provision of Article XI as same applies to Administrative Agent or any other provisions as same relates to the rights or obligations of Administrative Agent,

(C)           without the consent of Administrative Agent, amend, modify or waive any provisions relating to the rights or obligations of Administrative Agent under the other Loan Documents,

provided, however, that any provision of this Agreement may be amended, modified, supplemented, waived, discharged terminated or otherwise changed by an agreement in writing signed by the respective Credit Parties thereto, the Majority Lenders (measured after giving effect to such amendment, supplement, waiver, discharger or termination) and Administrative Agent if (a) by the terms of such agreement all Commitments of each Lender not consenting to the actions therein shall terminate upon the effectiveness of such agreement and (b) at the time such agreement becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other Obligations owing to it or accrued for its account under this Agreement.

(b)           If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (a)(i) through (iv), inclusive, of the first proviso to the third sentence of Section 12.1(a), the consent of the Majority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Company shall have the right to replace each such non-consenting Lender or Lenders (or, at the option of Company if the respective Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 4.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, supplement. waiver, discharge, termination or other change.

12.2           Further Assurances.  Company agrees, on behalf of itself and its Subsidiaries, to do such further acts and things and to execute and deliver to Administrative Agent such additional assignments, agreements, powers and instruments, as Administrative Agent may reasonably require or deem advisable to carry into effect the purposes of this Agreement or any of the Loan Documents or to better assure and confirm unto Administrative Agent it rights, powers and remedies hereunder.

12.3           Notices, Etc.  (a) Except where telephonic instructions or notices are authorized herein to be given (and except as provided in paragraph (b) below), all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable overnight or courier delivery service, or by telecopier, and shall be deemed to be given for purposes of this

Agreement when received or in the case of notice delivered by telecopy, upon completion of transmission with a copy of such notice also being delivered under any of the methods provided above, all in accordance with the provisions of this Section 12.3.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.3, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopier numbers) indicated on Schedule 12.3(a) attached hereto or, in the case of any Assignee, on its signature page to its Assignment and Assumption Agreement and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party on Schedule 12.3(a) attached hereto or such Assignment and Assumption Agreement, as the case may be.

(b)           Notices and other communications to or by the Administrative Agent, the Lenders and the Facing Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Lender and, to the extent applicable, the Facing Agent.  Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is sent after 5:00 p.m. (New York City time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.4           Costs and Expenses; Indemnification.

(a)           Generally.  The Borrowers agree to pay promptly upon request by Administrative Agent (or any Lender in connection with any enforcement or atonement as provided below) (i) all reasonable out of pocket costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, syndication, execution and delivery of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto or other modifications of (or supplements to) any of the foregoing and any and all other documents and instruments furnished pursuant hereto or thereto or in connection herewith or therewith (whether or not the transactions contemplated hereby or thereby are consummated), including without limitation, the reasonable fees and out-of-pocket expenses of independent public accountants and other outside experts retained by Administrative Agent with Company’s consent (provided that such consent shall not be required (i) for experts retained prior to the Closing Date, (ii) for experts who determine eligibility criteria or Net Orderly Liquidation Values of Accounts

Receivable or Inventory or (iii) if an Unmatured Event of Default or Event of Default exists at the time any expert is retained) and of Winston & Strawn LLP, special counsel to Administrative Agent, and any local counsel retained by Administrative Agent relative thereto and other Attorney Costs, in connection with the administration of this Agreement and the other Loan Documents, and all search fees, appraisal fees and expenses, title insurance policy fees, costs and expenses and filing and recording fees and any other Expenses, (ii) all costs and expenses incurred by the Administrative Agent or any Lender, including the fees, charges and Attorney Costs, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  In addition, the Borrowers shall pay any and all present and future stamp, transfer, excise and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, any Loan Document, or the making of any Loan, and each agrees to save and hold Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay by any Borrower in paying, or omission by any Borrower to pay, such taxes.  Any portion of the foregoing fees, costs and expenses which remains unpaid more than thirty (30) days following Administrative Agent’s or any Lender’s statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at the Default Rate.

(b)           Indemnification.  The Borrowers will indemnify and hold harmless Administrative Agent and each Lender and each director, officer, employee, agent and Affiliate of Administrative Agent and each Lender (each such Person an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against all losses, claims, damages, obligations (including Remedial Actions), expenses or liabilities to which such Indemnified Person may become subject or which may be asserted against such Indemnified Person by any third party or by any Credit Party, insofar as such losses, claims, damages, penalties, obligations (including Remedial Actions), expenses or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof (whether or not Administrative Agent or any Lender is a party thereto)) arise out of, in any way relate to, or result from (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of or liability arising under any Environmental Laws or Environmental Permits or for the Release or threatened Release of any Contaminants into the environment for which any Borrower or any of its Subsidiaries has any liability or which occurs upon the Mortgaged Property or which is related to any Premises or Former Premises of any Borrower or any of its Subsidiaries or any real property to which Contaminants related to any Borrower or any of its Subsidiaries came to be located, or by reason of the imposition of any Environmental Lien or which occurs by a breach of any of the representations, warranties or covenants relating to environmental matters contained herein, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, costs arising from any Remedial Action, court costs and litigation expenses, provided that, with respect to any liabilities arising from acts or failure to act for which any Borrower or any of its Subsidiaries is strictly liable under any Environmental Law or Environmental Permit, any Borrower’s obligation to each Indemnified Person under this indemnity shall likewise be without regard to fault on the part of the Borrowers or any such Subsidiary or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether brought by a third party or by a Credit Party and regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon their demand, for any Attorney Costs or other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, damage, liability, action or claim; provided, however,

(i)           that no Indemnified Person shall have the right to be so indemnified hereunder for any loss, claim, damage, penalties, obligations, expense or liability to the extent it arises or results from the gross negligence or willful misconduct of such Indemnified Person as finally determined by a court of competent jurisdiction; and

(ii)           that nothing contained herein shall affect the express contractual obligations of the Lenders to any Credit Party contained herein or in the other Loan Documents.

If any action, suit or proceeding arising from any of the foregoing is brought against Administrative Agent, any Lender or any other Person indemnified or intended to be indemnified pursuant to this Section 12.4, the Borrowers will, if requested by Administrative Agent, any Lender or any such Indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified.  Each Indemnified Person shall, unless Administrative Agent, a Lender or other Indemnified Person has made the request described in the preceding sentence and such request has been complied with, have the right to employ its own counsel (or (but not as well as) staff counsel) to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party.

If the Borrowers shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of any Borrower or any of its Subsidiaries contained herein or in any other Loan Document shall be breached, Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose, and will use its best efforts to give prompt written notice to Company that it proposes to take such action.  Any and all amounts so expended by Administrative Agent shall be repaid to it by the Borrowers promptly upon Administrative Agent’s demand therefor, with interest at the Default Rate in effect from time to time during the period including the date so expended by Administrative Agent to the date of repayment.  To the extent that the undertaking to indemnify, pay or hold harmless Administrative Agent or any Lender as set forth in this Section 12.4 may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  The obligations of the Borrowers under this Section 12.4 shall survive the termination of this Agreement and the discharge of the Borrowers’ other Obligations hereunder.

(c)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnified Person referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

12.5           Confirmations.  Each Borrower and each holder of any portion of the Obligations agrees from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loan or Loans and other Obligations then outstanding.

12.6           Adjustment; Setoff.

(a)           If any lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 10.1(e) or Section 10.1(f) hereof, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall (i) notify Administrative Agent of that fact and (ii) purchase for cash at face value from the other Lenders such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each Lender; provided, however, that (x) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (y) this Section 12.6(a) shall not apply to (1) any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment or sale of a participation to any assignee or participant, other than to any Credit Party or any Subsidiary thereof.  Company agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Company or any of its Subsidiaries, any such notice being expressly waived by Company, on behalf of itself and its Subsidiaries, upon the occurrence and during the continuance of an Event of Default, to setoff and apply against any Obligations, whether matured or unmatured, of Company or any Credit Party to such Lender, any amount owing from such Lender to Company or any of its Subsidiaries, at or at any time after, the happening of  any of the above-mentioned events, and the aforesaid right of setoff may be exercised by such Lender against Company or any Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor of Company or any Credit Party, or against anyone else claiming through or against, Company or any Credit Party or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, administrator, administrative receiver, court appointed monitor or other similar official, or issuance of execution, subpoena, order or warrant.  Each Lender agrees promptly to notify Company and Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c)           Company expressly agrees, on behalf of itself and its Subsidiaries, that to the extent Company or any other Credit Party makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, administrator, administrative receiver, court appointed monitor or other similar official, or any other party under any bankruptcy act, state or federal law, common law or equitable cause in any jurisdiction, then to the extent of such payment or repayment, the Indebtedness to the Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

12.7           Execution in Counterparts; Electronic Execution; Effectiveness.

(a)           This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           This Agreement shall become effective on the date (the “Effective Date”) on which Company and each of the Lenders shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office (or to Administrative Agent’s counsel as directed by such counsel) or, in the case of the Lenders, shall have given to Administrative Agent or telephonic (confirmed in writing), written, telex or facsimile notice (actually received) at such office or the office of Administrative Agent’s counsel that the same has been signed and mailed to it.  Administrative Agent will give Company and each Lender prompt written notice of the occurrence of the Effective Date.

12.8           Binding Effect; Assignment; Addition and Substitution of Lenders.

(a)           This Agreement shall be binding upon, and inure to the benefit of, Company and each other Credit Party hereto, Administrative Agent, the Lenders, all future holders of the Notes and their respective successors and assigns; provided, however, that Company may not assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of Administrative Agent and all of the Lenders.

(b)           Each Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in all or any portion of its Commitment and Loans or any other interest of such Lender hereunder (in respect of any Lender, its “Credit Exposure”).  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and the Credit Parties and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  At the time of the sale of a participating interest, the Lender transferring the interest (i) shall cause the Participant to provide the forms required under Section 2.8(d) as if such Participant became a Lender on the date of the sale and (ii) shall, if required under applicable law, deliver revised forms in accordance Section 2.8(d) reflecting the portion of the interest sold and the portion of the interest retained.  Further, the Participant shall be subject to the obligations of Section 2.8 and Section 4.12 as if such Participant was a Lender.  Company agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to the extent permitted by law to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document; provided, however, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 12.6.  Company also agrees that each Participant shall be entitled to the benefits of Section 2.8 and Section 4.12 with respect to its participation in the Loans outstanding from time to time, as if such Participant becomes a Lender on the date it acquired an interest pursuant to this Section 12.8(b).  Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender’s right to approve or agree to any amendment, restatement, supplement or other modification to, waiver of, or consent under, this Agreement or any of the Loan Documents except to the extent that any of the forgoing would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating or reduce the rate or extend the time of payment of interest or fees on any such Loan or Note (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, representations, warranties, Events of Default or Unmatured Events of Default or of a mandatory reduction in Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such Participant is participating.

(c)           Any Lender may at any time assign to one or more Eligible Assignees, including an Affiliate thereof (each an “Assignee”), all or any part of its Credit Exposure pursuant to an Assignment and Assumption Agreement, provided that any assignment of all or any portion of any Lender’s Credit Exposure to an Assignee other than an Affiliate of such Lender or another Lender, or in the case of a Lender that is a Fund, any Related Fund of any Lender (i) shall be an assignment of its Credit Exposure in an amount not less than $5,000,000 (treating any Fund and its Related Funds as a single Eligible Assignee) (or if less the entire amount of Lender’s Credit Exposure, provided, that, if such Lender and its Affiliates (or in the case of a Fund and its Related Funds) collectively hold Credit Exposure at least equal to such minimum amounts, such Affiliates and/or Related Funds must simultaneously assign Credit Exposure such that the aggregate Credit Exposure assigned satisfies such minimum amount) and (ii) shall require the prior written consent of Administrative Agent (not to be unreasonably withheld) and, provided no Event of Default then exists and is continuing, Company (the consent of Company not to be unreasonably withheld or delayed; provided, however, that notwithstanding the foregoing limitations, any Lender may at any time assign all or any part of its Credit Exposure to any Affiliate of such Lender or to any other Lender (or in the case of a Lender which is a Fund, to any Related Fund of such Lender).  Upon execution of an Assignment and Assumption Agreement and the payment of a nonrefundable assignment fee of $3,500 (provided that no such fee shall be payable upon assignments by any Lender which is a Fund to one or more Related Funds) in immediately available funds to Administrative Agent at its Payment Office in connection with each such assignment, written notice thereof by such transferor Lender to Administrative Agent and the recording by Administrative Agent of such assignment and the resulting effect upon the Loans of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were a Lender hereunder and the holder of the Obligations (provided that Company and Administrative Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Company, and Administrative Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of Company or any other Credit Party hereto, some or all of the transferor Lender’s obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by Company, the Lenders, or Administrative Agent shall be required.  At the time of each assignment pursuant to this Section 12.8(c) to a Person which is not already a Lender hereunder, the respective Assignee shall provide to Company and Administrative Agent the appropriate forms and certificates as provided in Section 2.8(d), if applicable.  Each Assignee shall take such Credit Exposure subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and Company of written notice of such transfer, by each previous holder of such Credit Exposure.  Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Annex I hereto, to  the extent, and only to the extent, necessary to reflect the addition of such

Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Total Commitments, the determination of its Proportionate Share (rounded to twelve decimal places), the Loans and any new Notes, if requested, to be issued, at Company’s expense, to  such Assignee, and no further consent or action by Company or the Lenders shall be required to effect such amendments.

(d)           Company authorizes each Lender to disclose to any Participant, Assignee or permitted pledgee under clause (e) below (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning Company and any of its Subsidiaries which has been delivered to such Lender by Company pursuant to this Agreement or which has been delivered to such Lender by Company in connection with such Lender’s credit evaluation of Company prior to entering into this Agreement, provided that, such Transferee or prospective Transferee agrees to treat any such information which is not public as confidential in accordance with the terms of Section 12.16 hereof.

(e)           Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it,) to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board without notice to, or the consent of, any Credit Party, provided that, no such pledge or assignment of a security interest under this Section 12.8(e) shall release a Lender from any obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Any Lender which is a fund may pledge all or any portion of its Notes or Loans to any holders of obligations or securities issued by such Lender, including to its trustee for or representative of such holders.  No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

12.9           Defaulting Lender.

(a)           Unless the Administrative Agent shall have received notice from a Lender, prior to the time specified in such Section, that such Lender will not make available to the Administrative Agent a Loan required to be made by it pursuant to Section 2.2 or its L/C Participation Funding Amount pursuant to Section 3.6(b)(ii), the Administrative Agent may assume that such Lender has made such amounts available to the Administrative Agent in accordance with such Sections and the Administrative Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrowers or the applicable Issuing Bank a corresponding amount on behalf of such Lender.

(b)           If any amount referred to in subsection (a) of this Section 12.9 or in Section 2.3 is not made available to the Administrative Agent by a Lender (a “Defaulting Lender”) and the Administrative Agent has made such amount available to the Borrowers or an Issuing Bank, the Administrative Agent shall be entitled to recover such amount on demand from such Defaulting Lender together with interest as hereinafter provided.  If such Defaulting Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefore, the Administrative Agent shall promptly notify the Funds Administrator and the Borrowers shall immediately (but in no event later than five Business Days after such demand) pay such amount to the Administrative Agent together with interest calculated as hereinafter provided.  The Administrative Agent shall also be entitled to recover from such Defaulting Lender and/or the

Borrowers, as the case may be, (i) interest on such amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent, at a rate per annum equal to either (A) if paid by such Defaulting Lender, the overnight Federal Funds Rate or (B) if paid by the Borrowers, the then applicable rate of interest, calculated in accordance with Section 4.1 or Section 4.2, plus (ii) in each case, an amount equal to any costs (including legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Agreement.  Nothing herein shall be deemed to relieve any Lender from its duty to fulfill its obligations hereunder or to prejudice any rights which the Borrowers or any Issuing Bank, may have against any Lender as a result of any default by such Lender hereunder, including the right of the Borrowers to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrowers under clause (ii) above on account of such Defaulting Lender’s default.

(c)           i)           Notwithstanding anything contained herein to the contrary, so long as any Lender is a Defaulting Lender or has rejected its Commitment, the Administrative Agent shall not be obligated to transfer to such Lender (A) any payments made by the Borrowers to the Administrative Agent for the benefit of such Lender or (B) any amounts contemplated by Section 2.3(b)(i); and, such Lender shall not be entitled to the sharing of any payments pursuant to Section 2.9.  Amounts otherwise payable to such Lender under Section 2.9 shall instead be paid to the Administrative Agent.

(ii)           For purposes of voting or consenting to matters with respect to the Credit Documents and determining Proportionate Share, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0).

(iii)           This Section 12.9(c) shall remain effective with respect to a Defaulting Lender until (a) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (b) the Majority Lenders, the Administrative Agent and the Borrowers shall have waived such Lender’s default in writing.

(iv)           No Lender’s Commitment shall be increased or otherwise affected, and performance by the respective Borrowers shall not be excused, by the operation of this Section 12.9(c).  Any payments of principal or interest which would, but for this subsection (c), be paid to any Lender, shall be paid to the Lenders who shall not be in default under their respective Commitments and who shall not have rejected any Commitment, for application to the Loans then due and payable or to the other Obligations then due and payable or to provide cash collateral to secure Obligations not then due and payable in such manner and order as shall be determined by the Administrative Agent.

12.10                      CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL.

(a)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH

CREDIT PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH CREDIT PARTY, AT THE ADDRESS PROVIDED FOR IN SECTION 12.3, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH CREDIT PARTY IN ANY OTHER JURISDICTION.

(b)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED OF IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN CLAUSE (A) ABOVE, IN RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(d)           THIS AGREEMENT AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS S-1401 AND S-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

12.11                      Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

12.12                      Transfers of Notes.  In the event that the holder of any Note (including any Lender) shall transfer such Note, it shall immediately advise Administrative Agent and Company of such transfer, and Administrative Agent and Company shall be entitled conclusively to assume that no transfer of any Note has been made by any holder (including any Lender) unless and until Administrative Agent and Company shall have received written notice to the contrary.  Except as otherwise provided in this Agreement or as otherwise expressly agreed in writing by all of the other parties hereto, no Lender shall, by reason of the transfer of a Note or otherwise, be relieved of any of its obligations hereunder.  Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and Company of written notice of such transfer, by each previous holder of such Note, and, except as expressly otherwise provided in such transfer, Administrative Agent and Company shall be entitled conclusively to assume that the transferee named in such notice shall hereafter be vested with all rights and powers under this Agreement with respect to the Proportionate Share of the Loans of the Lender named as the payee of the Note which is the subject of such transfer.

12.13                      Registry.  Company hereby designates Administrative Agent to serve as Company’s agent, solely for purposes of this Section 12.13 to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect any Credit Party’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by Administrative Agent on the Register only upon the acceptance by Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.8.  Coincident with the delivery of such an Assignment and Assumption Agreement to Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender any Note evidencing such Loan, and thereupon, if requested by the assigning or transferor Lender or New Lender, one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender.

12.14                      Headings.  The Table of Contents and Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

12.15                      Termination of Agreement.  This Agreement shall terminate when the Commitments of each Lender have terminated and all outstanding Obligations and Loans have been indefeasibly paid in full; provided, however, that the rights and remedies of Administrative Agent and each Lender with respect to any representation and warranty made by the Borrowers pursuant to this Agreement or any other Loan Document, and the indemnification and expense reimbursement provisions contained in this Agreement and any other Loan Document, shall be continuing and shall survive any termination of this Agreement or any other Loan Document.

12.16                      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) in accordance with its customary practices for handling such information, except that information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or the enforcement or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any other Credit Party and its obligations, (g) with the consent of the Company or (h) to the extent such information (x) becomes publicly available other than as a result of a breach of this section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Company.

For purposes of this Section, “Information” means all information received from, or on behalf of, Company or any of its Subsidiaries relating to Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Company or any of its Subsidiaries.  Notwithstanding the foregoing sentence, to the extent necessary to avoid application of Treasury Regulation section 1.6011-4 (and in particular 1.6011-4(b)(3) with respect to confidential transactions), any such information shall not be treated as “Information.”  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  In addition, Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of  information and instructed to make available in the course of its business of assigning identification numbers.

12.17                      Concerning the Collateral and the Loan Documents.

(a)           Authority.  Each Lender authorizes and directs DB to act as collateral agent and to enter into the Intercreditor Agreement and the Loan Documents relating to the Collateral for the benefit of the Lenders and the other secured parties.  Each Lender agrees that any action taken by the Administrative Agent or the Majority Lenders (or, where required by the express terms, hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by the Administrative Agent or the Majority Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Company or any of its Subsidiaries, (iii) act as collateral trustee for the Lenders for purposes stated therein to the extent such action is provided for under the Loan Documents, provided, however, the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to Company’s and its Subsidiaries’ respective deposit accounts maintained with, and Cash and Cash Equivalents held by, such Lender; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent or the Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)           Release of Collateral.

(i)           The Administrative Agent and the Lenders hereby direct the Administrative Agent to release, in accordance with the terms hereof, any Lien held by the Administrative Agent, under the Security Documents:

(A)           against all of the Collateral, upon termination of this Agreement as provided in Section 12.17;

(B)           against any part of the Collateral sold or disposed of by Company or any of its Subsidiaries to the extent such sale or disposition is permitted hereby (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited hereby);

(C)           against any Collateral acquired by Company or any of its Subsidiaries after the Initial Borrowing Date financed with Indebtedness secured by a Lien permitted by Section 8.1(d);

(D)           so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, in the sole discretion of the Administrative Agent upon the request of Company, against any part of the Collateral with a Fair Market Value of less than $5,000,000 in the aggregate during the term of this Agreement as such Fair Market Value may be certified to the Administrative Agent by Company in an officer’s certificate acceptable in form and substance to the Administrative Agent; and

(E)           against a part of the Collateral which release does not require the consent of all of the Lenders as set forth in Section 12.1(a)(ii), if such release is consented to by the Majority Lenders;

provided, however, that (y) Administrative Agent shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (z) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party in respect of) all interests retained by Company and/or any of its Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(ii)           Each of the Lenders hereby directs Administrative Agent to execute and deliver or file such termination and partial release statements and such other things as are necessary to release Liens to be released pursuant to this Section 12.17 promptly upon the effectiveness of any such release or enter into intercreditor agreements contemplated or permitted herein.

(c)           No Obligation.  The Administrative Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by Company or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to the Administrative Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interests in the Collateral as one of the Lenders and that the Administrative Agent shall not have any duty or liability whatsoever to any Lender, provided, that, notwithstanding the foregoing, the Administrative Agent shall be responsible for its grossly negligent actions or actions constituting intentional misconduct.

12.18                      Joint and Several Liability of Borrowers.

(a)           Each of the Borrowers shall be jointly and severally liable hereunder and under each of the other Loan Documents with respect to all Obligations, regardless of which of the Borrowers actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Funds Administrator, the Borrowers, the Administrative Agent, the Lenders or any of the Issuing Banks account therefore in their respective books and records.  In furtherance and not in limitation of the foregoing, (i) each Borrower's obligations and liabilities with respect to proceeds of Loans which it receives or Letters of Credit issued for its account, and related fees, costs and expenses, and (ii) each Borrower's obligations and liabilities arising as a result of the joint and several liability of the Borrowers hereunder with respect to proceeds of Loans received by, or Letters of Credit issued for the account of, any of the other Borrowers, together with the related fees, costs and expenses, shall be separate and distinct obligations, both of which are primary obligations of such

Borrower.  Except as expressly provided in the Loan Documents, neither the joint and several liability of, nor the Liens granted to the Administrative Agent under the Security Documents by, any of the Borrowers shall be impaired or released by (A) the failure of the Administrative Agent, any Lender or any Issuing Bank, any successors or assigns thereof, or any holder of any Note or any of the Obligations to assert any claim or demand or to exercise or enforce any right, power or remedy against the Funds Administrator, any Borrower, any Subsidiary of any Borrower, any other Person, the Collateral or otherwise; (B) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligation of any nature of any Person with respect thereto; (C) the surrender, release or exchange of all or any part of any property (including without limitation the Collateral) securing payment, performance and/or observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property; (D) any action or inaction on the part of the Administrative Agent, any Lender or any Issuing Bank, or any other event or condition with respect to any other Borrower, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such Borrower, or a guarantor or surety of or for any or all of the Obligations; and (E) any other act, matter or thing (other than payment or performance of the Obligations) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such Borrower or any other Borrower.

(b)           Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law) then the Obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

(c)           To the extent that any Borrower shall make a payment under this Section 12.18 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  As of any date of determination, the "Allocable Amount" of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12.18 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.  This Section 12.18(c) is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.18(c) is intended to or shall impair the obligations of Borrowers,  jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Credit Agreement, including Section 12.18(a).  Nothing contained in this Section 12.18(c) shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and Expenses with respect thereto for which such Borrower shall be primarily liable.  The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.  The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.18(c) shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

(d)           The liability of Borrowers under this Section 12.18 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Credit Agreement and the other Loan Documents to which such Borrower is a party, without any limitation as to amount.

12.19                      USA Patriot Act.  Each Lender subject to the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

TEXAS PETROCHEMICALS LP
By:  Texas Petrochemicals Inc., its General Partner

By: /s/ Ruth I. Dreessen
Name:  Ruth I. Dreessen
Title: Chief Financial Officer

TEXAS BUTYLENE CHEMICAL
CORPORATION

By:  /s/ Christopher A. Artzer
Name:  Christopher A. Artzer
Title:  Secretary and General Counsel

Signature Page to
Texas Petrochemicals LP
Revolving Loan Agreement

LASALLE BANK NATIONAL ASSOCIATION, as Collateral Agent

By: /s/ Susan Hamilton
Name:  Susan Hamilton
Title:  First Vice President

Signature Page to
Texas Petrochemicals LP
Revolving Loan Agreement

LASALLE BUSINESS CREDIT, LLC, as Lender

By: /s/ Susan Hamilton
Name:  Susan Hamilton
Title:  First Vice President

Signature Page to
Texas Petrochemicals LP
Revolving Loan Agreement

WELLS FARGO FOOTHILL, LLC, as Lender

By: /s/ Rina Shinoda
Name:  Rina Shinoda
Title:  Vice President

Signature Page to
Texas Petrochemicals LP
Revolving Loan Agreement

NORTH FORK BUSINESS CAPITAL CORPORATION, as Lender

By: /s/ Robert Wallace
Name:  Robert Wallace
Title:  Vice President

Signature Page to
Texas Petrochemicals LP
Revolving Loan Agreement

ALLIED IRISH BANK, P.L.C., as Lender

By: /s/ Martin Chin
Name:  Martin Chin
Title:  Senior Vice President

By: /s/ Derrick Lynch
Name:  Derrick Lynch
Title:  Assistant Vice President

Signature Page to
Texas Petrochemicals LP
Revolving Loan Agreement